    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THE PRINCETON REVIEW, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8299                            22-3727603
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------
                                 2315 BROADWAY
                            NEW YORK, NEW YORK 10024
                                 (212) 874-8282
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                JOHN S. KATZMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           THE PRINCETON REVIEW, INC.
                                 2315 BROADWAY
                            NEW YORK, NEW YORK 10024
                                 (212) 874-8282
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               JOHN P. SCHMITT, ESQ.                              MORTON A. PIERCE, ESQ.
             PETER J. SCHAEFFER, ESQ.                            DENISE A. CERASANI, ESQ.
       PATTERSON, BELKNAP, WEBB & TYLER LLP                        DEWEY BALLANTINE LLP
            1133 AVENUE OF THE AMERICAS                         1301 AVENUE OF THE AMERICAS
           NEW YORK, NEW YORK 10036-6710                         NEW YORK, NEW YORK 10019
                  (212) 336-2000                                      (212) 259-8000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     ---------------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE           AMOUNT OF
                SECURITIES TO BE REGISTERED                       OFFERING PRICE       REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................  $     65,000,000        $       17,160
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST   , 2000

PROSPECTUS
----------------

                                            SHARES

                                     [LOGO]

                                  COMMON STOCK

     This is the initial public offering of common stock by The Princeton
Review, Inc. We are selling           shares of our common stock. We estimate
that the initial public offering price will be between $     and $     per
share.

                               ------------------

     Prior to this offering, there has been no public market for our common stock. We intend to apply to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol REVU.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------     -----
Initial public offering price...............................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds to The Princeton Review, before expenses...........  $            $

     The underwriters may also purchase up to           additional shares of
common stock from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.

                               ------------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q
                       U.S. BANCORP PIPER JAFFRAY

                                            FIRST UNION SECURITIES, INC.

            , 2000

      [A DESCRIPTION OF INSIDE COVER PAGE ART WORK WILL BE PROVIDED HERE]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    7
Forward-Looking Statements..................................   19
Our Restructuring...........................................   19
Recent Developments.........................................   20
Use of Proceeds.............................................   22
Dividend Policy.............................................   22
Capitalization..............................................   23
Dilution....................................................   25
Unaudited Pro Forma Consolidated Financial Data.............   26
Selected Consolidated Historical Financial Data.............   31
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   33
Business....................................................   45
Management..................................................   60
Related Party Transactions..................................   72
Principal Stockholders......................................   75
Description of Capital Stock................................   77
Shares Eligible for Future Sale.............................   80
Underwriting................................................   82
Legal Matters...............................................   83
Experts.....................................................   84
Change in Accountants.......................................   84
Where You Can Find More Information.........................   84
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision. In this prospectus, unless the context indicates otherwise, "The Princeton Review," "we," "us," and "our" refer to The Princeton Review, Inc. and its subsidiaries and predecessors.

                              THE PRINCETON REVIEW

     We have built a well-known and trusted brand on our 19 years of experience and proven success in raising students' standardized test scores and providing quality academic information. We provide integrated online, print and classroom-based products and services that address the needs of students, parents, educators and educational institutions. We are the leading provider of SAT preparation courses and are among the leading providers of test preparation courses for most of the other major post-secondary and graduate admissions tests. In addition, we operate one of the most widely used educational Web sites dedicated to post-secondary academic opportunities. We recently launched an online service designed to help primary school students maximize their academic potential and prepare for state-mandated assessments. Finally, we author over 150 print and software titles on test preparation and college selection. Our business is divided into the following three divisions:

     - Instruction and Guidance delivers a range of services, including standardized test preparation for the SAT, GMAT, MCAT, LSAT, GRE and other admissions tests, both online and in a classroom setting. In 1999, our Instruction and Guidance division and our franchisees provided courses to over 90,000 students in more than 500 locations. Instruction and Guidance also offers admissions counseling directly to students and through institutional relationships with high schools.

     - Review.com operates a leading educational Web site that brings together potential applicants and their families, guidance counselors and colleges and graduate schools to exchange information and facilitate the recruitment, application and admissions processes. Review.com also authors over 150 print and software titles that are published by Random House, Inc., TIME Magazine and other publishers.

     - Homeroom.com offers an online subscription service for schools and families that provides academic assessment, remediation and enrichment services to children in grades three through eight. Our Homeroom.com Web site recently completed its pilot program to 6,000 users in Texas, and we expect to offer its services in 24 additional states by the fourth quarter of 2000. Homeroom.com also creates Princeton Review branded content for use in textbooks and workbooks published by The McGraw-Hill Companies, Inc.

THE MARKET OPPORTUNITY

     The education market is the second largest sector of the U.S. economy. The U.S. Department of Education estimates that approximately $372 billion was spent in the United States during the 1998-1999 school year on kindergarten through twelfth grade, or K-12, education. However, increased public concern over the effectiveness of K-12 schools in teaching basic academic skills has increased the pressure on educators to improve overall student performance. Over the past several years, a majority of states have begun to implement high-stakes testing programs that hold teachers, principals and superintendents accountable for student achievement. In response, educators are increasingly looking for a means to improve measurable academic performance on these high-stakes assessments. In addition, parents are seeking a convenient and time-efficient way to participate in their children's education.

     At the same time, students, parents and teachers are increasingly recognizing the Internet as a valuable educational resource. International Data Corporation estimates that instructional technology spending in the U.S. K-12 public school market will increase from $2.9 billion in 1998 to $6.8 billion in 2003. According to a 1999 survey, the U.S. Department of Education found that 99% of full-time public school teachers have access to computers or the Internet in their schools, and 66% of those teachers use computers or the Internet for classroom instruction. The U.S. Department of Education estimates that in 1999, 95% of public schools were connected to the Internet. As for the higher education market, Market Data Retrieval reports that in 1999 virtually every college offered Internet access to its students. An International Data Corporation survey also indicates that almost 39% of U.S. households currently subscribe to an online service.

     As students make the transition to higher education, families discover that the college selection and admissions process can be competitive, costly and complex. We estimate that more than $250 million was spent on test preparation courses in 1999. As a growing number of students seek guidance through the testing and application process, many high schools find it increasingly difficult to provide students with effective college and career counseling and are looking for ways to improve academic counseling services. To address these challenges, students, parents and schools are increasingly seeking a comprehensive, one-stop source of information and assistance in the application and admissions process. In addition, colleges and graduate schools are competing to reach and enroll greater numbers of the most desirable prospects in a cost-effective and efficient manner.

OUR SOLUTION

     We provide integrated online, print and classroom-based educational products and services that, we believe, offer the following benefits:

  Benefits to Students

     - improved admissions test scores;

     - convenient and centralized resource for college selection and application services;

     - quality individual and institutional admissions counseling and advisory services; and

     - enhanced academic achievement and improved outcomes on state-mandated assessments.

  Benefits to Parents

     - increased involvement in the educational and admissions processes in an easy and time-efficient manner;

     - trusted resource for guidance through educational transitions; and

     - access to active community discussions with other parents and educational experts.

  Benefits to Educators and Educational Institutions

     - improved college guidance programs in high schools;

     - cost-effective way for colleges and graduate schools to reach and enroll prospective students;

     - improved student performance on state-mandated assessments; and

     - more efficient use of classroom time through effective academic diagnosis.

OUR STRATEGY

     We intend to build upon the Princeton Review brand and expertise in our existing and related education and testing markets. The key elements of this strategy include:

     - defining and securing the next generation of test preparation;

     - building presence in the K-12 market;

     - capitalizing on the network effect among students, parents, educators and schools on our Review.com Web site;

     - expanding institutional relationships;

     - increasing the cross-marketing of our products and services; and

     - broadening e-commerce and advertising initiatives.

                              RECENT DEVELOPMENTS

     On May 30, 2000, we entered into an option agreement to acquire the assets comprising the businesses of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. Each of these entities provides test preparation courses under The Princeton Review name through one or more franchise agreements with us. This option becomes effective upon the completion of this offering and remains in effect until December 31, 2000. The combined purchase price under this option is approximately $12.5 million, subject to adjustments specified in the agreement. For a more detailed description of this option agreement, see "Recent Developments -- Option Agreement to Purchase Two of Our Independent Franchises."

     On June 15, 2000, we entered into a distribution agreement with bigchalk.com, inc., an education destination for the K-12 learning community. Under this agreement, bigchalk.com serves as the exclusive third party distributor of our Homeroom.com online subscription service to K-12 educational institutions and also has the right to sell Homeroom.com subscriptions to users of bigchalk.com's Web sites on a nonexclusive basis. For a more detailed description of this distribution arrangement, see "Recent
Developments -- bigchalk.com Distribution Agreement."

     On August   , 2000, we acquired the operations of Princeton Review of
Hawaii, Inc. and Princeton Review of Quebec, Inc. for a combined purchase price of approximately $320,000 in cash. Each of these entities had previously operated a Princeton Review franchise.
                            ------------------------

     Our executive offices are located at 2315 Broadway, New York, NY 10024. Our telephone number is (212) 874-8282. The Princeton Review, Inc. was incorporated in March 2000 and is the successor to a number of affiliated entities operating under The Princeton Review name, the first of which was formed in 1981. Our corporate Web site address is www.princetonreview.com. Information contained on our Web sites is not part of this prospectus. Each trademark, trade name or service mark appearing in this prospectus is the property of its holder.

                                  THE OFFERING

Common stock offered by The Princeton
Review....................................                   shares

Common stock to be outstanding after this
offering..................................                   shares

Use of proceeds...........................    We intend to use the net proceeds
                                              from this offering for product
                                              development, expansion of our
                                              sales and marketing efforts,
                                              working capital and general
                                              corporate purposes. If we acquire
                                              franchises currently under option,
                                              we expect to use a portion of the
                                              net proceeds from this offering to
                                              consummate the acquisition. We
                                              also may use a portion of the net
                                              proceeds to acquire or invest in
                                              complementary businesses or
                                              technologies and to repurchase our
                                              other independent franchises. See
                                              "Use of Proceeds" for a more
                                              detailed description of the
                                              possible use of the net proceeds
                                              from this offering.

Proposed Nasdaq National Market symbol....    REVU

     The number of shares to be outstanding after this offering is based on
shares outstanding as of             , 2000 and does not include the following:

     -                shares of common stock underlying options granted under
       our stock incentive plan and outstanding as of             , 2000 at a
       weighted average exercise price of $     per share;

     -                additional shares of common stock reserved for future
       issuance under our stock incentive plan as of             , 2000;

     - 1,000,000 additional shares of common stock that will be reserved for future issuance under our stock incentive plan upon the completion of this offering; and

     - assuming an initial public offering price of $     per share, up to
       shares of common stock issuable under warrants outstanding as of        ,
       2000, with an exercise price equal to the initial public offering price of our common stock in this offering.
                            ------------------------

     Unless we indicate otherwise, all information in this prospectus assumes the following:

     - no exercise by the underwriters of their over-allotment option to
       purchase up to                additional shares of common stock;

     - the automatic conversion of our shares of outstanding preferred stock on a one-for-one basis into shares of common stock immediately prior to the completion of this offering;

     - the automatic conversion, on a one-for-one basis, of our shares of Class B non-voting common stock and our shares of Class A common stock into shares of common stock concurrently with the completion of this offering; and

     - amendments to our certificate of incorporation and by-laws to be effective upon completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present:

     - our summary historical consolidated financial data as of June 30, 2000 and for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000;

     - our summary unaudited pro forma consolidated financial data as of June 30, 2000 and for the year ended December 31, 1999 and for the six months ended June 30, 2000, giving effect to our proposed acquisition of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc., as described in "Recent Developments -- Option Agreement to Purchase Two of Our Independent Franchises," as if this transaction had occurred on January 1, 1999, in the case of the unaudited pro forma statement of operations data, and June 30, 2000, in the case of the unaudited pro forma balance sheet data; and

     - our summary unaudited pro forma as adjusted consolidated financial data giving further effect to the conversion of all of our outstanding preferred stock, Class A common stock and Class B non-voting common stock into common stock upon the completion of this offering and the issuance
       of      shares of common stock offered by this prospectus at an assumed
       initial public offering price of $     per share, after deducting
       underwriting discounts and commissions and estimated offering expenses payable by us.

     The summary unaudited pro forma and pro forma as adjusted consolidated financial data is not necessarily indicative of the operating results or the financial condition that would have been achieved if we had completed these transactions as of the dates indicated and should not be construed as representative of our future operating results or financial condition. The financial data as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, these unaudited consolidated financial statements were prepared by us on a basis consistent with our annual audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operations for these unaudited periods. The summary historical and unaudited pro forma consolidated financial data is qualified by reference to and should be read in conjunction with the financial statements and related notes, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. We have calculated the weighted average shares used in computing net income (loss) per share as described in Note 1 to our consolidated financial statements.

                                          YEARS ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                  -----------------------------------------   ---------------------------------------
                                                                   1999                                      2000
                                   1997      1998      1999      PRO FORMA       1999          2000        PRO FORMA
                                  -------   -------   -------   -----------   -----------   -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue........................   $32,514   $33,746   $40,303     $49,246       $17,277       $20,118      $ 24,508
Gross profit...................    19,222    21,846    27,132      32,518        11,689        13,528        16,254
Operating income (loss) from
  continuing operations........       290    (1,358)   (2,561)       (809)         (486)      (16,015)      (15,210)
Income (loss) from continuing
  operations before (provision)
  benefit for income taxes.....       269    (1,200)   (2,095)     (1,188)         (503)       (8,071)       (7,665)
Net income (loss)..............   $(2,043)  $ 2,109   $(2,044)    $(1,155)      $  (515)      $(2,210)     $ (1,819)
Net income (loss) per share --
  basic and diluted............   $ (0.17)  $  0.17   $ (0.17)    $ (0.09)      $ (0.04)      $ (0.15)     $  (0.12)
Weighted average basic and
  diluted shares used in
  computing net income (loss)
  per share....................    12,298    12,298    12,298      12,298        12,298        15,191        15,191

                                                                        AS OF JUNE 30, 2000
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                                ACTUAL       PRO FORMA    AS ADJUSTED
                                                              -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $15,490       $14,875
Working capital.............................................     16,351        14,622
Total assets................................................     45,841        57,060
Long-term debt, net of current portion......................        538        10,034
Series A redeemable convertible preferred stock.............     25,505        25,505
Class B redeemable non-voting common stock..................      6,989         6,989
Stockholders' equity (deficit)..............................     (1,450)       (1,450)

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business, financial condition and results of operations and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY WITH SEVERAL OF OUR KEY PRODUCTS OVER THE INTERNET.

     We have limited experience in offering several of our key products over the Internet. Our Homeroom.com Web site recently completed its pilot program and our Internet-based Princeton Review Online test preparation courses were launched in July 2000. There is no operating history on which you can base your evaluation of the business and prospects of these operations. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies seeking to significantly increase their presence in new and rapidly evolving Internet markets.

BECAUSE WE HAVE INCREASED OUR OPERATING EXPENSES SIGNIFICANTLY, WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. IF WE DO NOT ACHIEVE PROFITABILITY, OUR FINANCIAL CONDITION AND STOCK PRICE COULD BE MATERIALLY AND ADVERSELY AFFECTED.

     If we fail to achieve profitability at all or within the timeframe expected by investors, it could materially and adversely affect the market price of our stock. We have significantly increased our operating expenses in order to grow our existing Internet operations through Review.com and expand into new lines of Internet-based businesses with Homeroom.com and our Princeton Review Online products. Because of our increased operating expenses, we may not be able to generate enough additional revenue to achieve profitability. Consequently, we expect to sustain operating losses for the foreseeable future and may never achieve profitability. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase our profitability in the future.

IF WE ARE UNABLE TO SUBSTANTIALLY INCREASE OUR REVENUE FROM OUR INTERNET OPERATIONS, OUR GROWTH WILL SUFFER AND WE MAY NOT BE PROFITABLE.

     If we are unable to substantially increase our revenue from our Internet businesses, we will be unable to execute our current business plan and we may not be profitable. In order to grow as currently contemplated, we will need to derive an increasing portion of our revenue from our Internet-based businesses, including Review.com, Homeroom.com and Princeton Review Online. We have limited experience with generating revenue from Internet-based businesses and their results are largely uncertain. In order to increase revenue from these sources we must, among other things, successfully:

        - attract a large number of students, parents and educators to our Web sites;

        - continue to grow our revenue from educational institutions subscribing to our Review.com application services;

        - achieve market acceptance by students, parents and educators of our Homeroom.com Web-based subscription service;

        - achieve market acceptance of our Princeton Review Online courses, while maintaining growth in our classroom-based courses;

        - grow the subscriber base of Homeroom.com while increasing subscription fees and renewal rates; and

        - increase sponsorships and banner advertisement sales.

Many of these factors are beyond our control and difficult to predict. In addition, our ability to grow the subscriber base of Homeroom.com is dependent, in part, on the success of our distribution relationship with bigchalk.com. If bigchalk.com is not successful in distributing Homeroom.com to K-12 educational institutions, our growth and revenue could suffer.

IF COLLEGES AND UNIVERSITIES REDUCE THEIR RELIANCE ON STANDARDIZED ADMISSIONS TESTS OR STATES REDUCE THEIR USE OF MANDATED ASSESSMENTS, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     The success of our test preparation and Homeroom.com businesses depends on the continued use of standardized tests. If the use of standardized tests declines or falls out of favor with educational institutions or state and local governments, the markets for many of our products and services will deteriorate and our business will be materially adversely affected.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT OUR REVENUE, PROFITABILITY AND MARKET SHARE.

     The markets for our products and services are highly competitive, and we expect increased competition in the future that could adversely affect our revenue, profitability and market share. Barriers to entry into some of the markets in which we compete are relatively low, and existing and new competitors could potentially offer competitively priced services and products similar or superior to ours. Our current competitors include but are not limited to:

          Test preparation companies. Our test preparation business faces competition on a national level primarily from one other established company with substantially greater resources than ours. This company has experience in our industry and may be positioned, or position itself in the future, to increase its market share. We also face competition from the many local and regional companies that provide test preparation, career counseling and application assistance to students. We expect that competition will increase as our national competitor seeks to maintain or grow substantial national and local market share and as emerging companies enter our market.

          Companies offering Internet-based college information services and products. Our Review.com division faces competition from several companies that currently provide Internet-based products and services similar to ours for the higher education market.

          Companies offering Internet-based products and services and software to the K-12 education market. Our Homeroom.com division faces competition from many companies that provide student assessment, tutoring and remediation software and Internet-based services to schools and students in the increasingly competitive K-12 education market.

          Print media companies. We face competition from traditional print media companies that publish standardized test preparation materials, college and education guidebooks and K-12 assessment and remediation materials, and that offer admissions information and services to students and schools. Several of these companies have their own Web sites or have established partnerships with Internet companies with the intention of providing their products and services over the Internet. We expect that all of our primary competitors in this area will expand into Internet delivery if they have not already done so. In addition, it is possible that some of our customers in this area could expand into Internet delivery and become our competitors.

          Non-profit and membership organizations. We also face competition from several non-profit and other organizations that offer both personal and Internet-based products and services to assist individuals and educational organizations with counseling, marketing and applications. These organizations also provide information and advice to students through the Internet.

     Some of our competitors have more resources than we do. Our competitors may be able to respond more quickly than we can to new technologies or changes in Internet user preferences and devote greater resources than we can to the development, promotion and sale of their services. We may not be able to maintain our competitive position against current or future competitors, especially those with significantly greater resources.

THE PROPOSED ACQUISITION OF TWO INDEPENDENT FRANCHISES THAT ARE INCLUDED IN "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA" MAY NOT BE COMPLETED.

     Our "Unaudited Pro Forma Consolidated Financial Data" gives effect to the completion of this offering and the proposed acquisition of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. We have entered into an agreement that provides us with the option, exercisable from the date of this offering until December 31, 2000, to acquire these franchises. However, the completion of this transaction is subject to a number of conditions, including the fulfillment or waiver of the conditions to closing included in the agreement and related documentation. We cannot assure you that these conditions will be fulfilled or that this acquisition will be completed. Additionally, we are not required to exercise the option and purchase these franchises. We may decide to delay this acquisition or abandon it altogether. Moreover, even if this acquisition is completed, the "Unaudited Pro Forma Consolidated Financial Data" is for illustrative purposes only and is not necessarily indicative of the financial results that would have been achieved if the acquisition had been completed and should not be viewed as indicative of results of operations or financial position in future periods.

WE RELY AND WILL CONTINUE TO RELY ON STATISTICAL STUDIES TO DEMONSTRATE THE EFFECTIVENESS OF SEVERAL OF OUR PRODUCTS. OUR REPUTATION AND SALES AND MARKETING EFFORTS COULD BE HARMED IF THE RESULTS OF THESE STUDIES ARE NOT REPRESENTATIVE OR IF THEIR INTEGRITY IS QUESTIONED, WHICH COULD RESULT IN LOWER REVENUE.

     We rely, and will continue to rely, on independent and internal statistical studies to demonstrate that our test preparation products raise students' admissions test scores. Further, our ability to gain market share in the K-12 market may depend on our ability to demonstrate improved outcomes on state-mandated assessments through the use of our Homeroom.com Web site. We expect to do this through the use of independent and internal statistical studies. Our sales and marketing efforts, as well as our reputation, are affected by the results of these statistical studies. If the public, including existing and potential customers, perceives these studies to be biased or if the results of these studies are not representative, our revenue could decline and our business could suffer materially. These studies present the following risks:

        - limited sample sizes may produce results that are not representative of the general population of students who use our products;

        - the methods used to gather the information upon which these studies are based depend on cooperation from students and other participants and inaccurate or incomplete responses could distort results; and

        - as states modify and refine their mandated assessments, our historical results may not provide an accurate indicator of the future success of students using our Homeroom.com product.

NEGATIVE DEVELOPMENTS IN SCHOOL FUNDING COULD REDUCE OUR INSTITUTIONAL REVENUE.

     We expect to derive a growing portion of our revenue from sales of our products and services to educational institutions, including subscriptions to Homeroom.com and our admissions counseling services. Our ability to generate revenue from these sources may be adversely affected by decreased government funding of education. Public school funding is heavily dependent on support from federal, state and local governments and is sensitive to government budgets. In addition, the government appropriations process is often slow and unpredictable. Funding difficulties also could cause schools to be more resistant to price increases in our products, compared to other businesses that might be better able to pass on price increases to their customers.

IF ADVERTISING OVER THE INTERNET IN EDUCATIONAL SETTINGS IS UNPOPULAR WITH SPONSORS, THE PUBLIC OR GOVERNMENT ENTITIES, OUR SPONSORSHIP REVENUE MAY NOT GROW AS ANTICIPATED.

     If government or private action discourages or prevents businesses from advertising in schools or other educational settings or we are not able to offer potential sponsors access to our Web sites, our sponsorship revenue will be significantly less than we expect and our overall revenue may grow more slowly or decline. We hope to increase our revenue from the sale of sponsorships and advertisements on our Web sites. However, advertisements in educational settings may not be accepted by the educational community or by parents and policy makers. Third parties that oppose corporate sponsorships in schools have engaged in publicity campaigns to encourage boycotts of businesses that advertise in schools, and have sought legislation to curb such advertising. Some colleges and universities are becoming increasingly wary of businesses that market products and services to their students, and many are seeking to reduce or eliminate such marketing.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE FROM QUARTER TO QUARTER. THIS MAY RESULT IN VOLATILITY OR ADVERSELY AFFECT OUR STOCK PRICE.

     We experience, and we expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate are subject to seasonal fluctuations based on the scheduled dates for standardized admissions tests and the typical school year. These fluctuations could result in volatility or adversely affect our stock price. In addition, as our revenue grows, these seasonal fluctuations may become more evident. We typically generate the majority of our test preparation revenue and revenue from Review.com's sales of admissions marketing packages to colleges in the third quarter. Since Homeroom.com's Internet-based subscription service has not yet generated revenue, it is difficult for us to predict the impact of seasonal factors on this business.

OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST.

     Our quarterly revenue and operating results may not meet expectations of public market analysts or investors, which could cause our stock price to decline. In addition to the seasonal fluctuations described above, our revenue, expenses and operating results may vary from quarter to quarter in response to a variety of other factors beyond our control, including:

        - our customers' spending patterns;

        - the timing of school districts' funding sources and budget cycles;

        - the timing of expirations and renewals of educational institution subscriptions;

        - the timing of corporate sponsorships and advertising; and

        - non-recurring charges incurred in connection with acquisitions or other extraordinary transactions.

     Due to these factors, we believe that quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict the future performance of our stock price. In addition, our past results may not be indicative of future performance because of our new businesses.

WE ARE HEAVILY DEPENDENT ON OUR RELATIONSHIPS WITH MCGRAW-HILL AND RANDOM HOUSE, AND TERMINATION OR INTERRUPTION OF THESE RELATIONSHIPS COULD SIGNIFICANTLY REDUCE OUR REVENUE.

     Any termination of, or difficulties with, our relationships with McGraw-Hill or Random House could significantly reduce our revenue. We derive significant revenue from our services rendered to McGraw-Hill. These services consist of developing content for their K-12 textbooks and workbooks and other ancillary services. Revenue from McGraw-Hill represented 12% of our revenue in 1999 and 3% of our revenue in 1998. We rely on Random House as the publisher and distributor of all of the books we write. Royalties and other fees from books authored by us and published and distributed by Random House represented 7% of our revenue in 1999 and 9% of our revenue in 1998.

IF WE ARE NOT ABLE TO CONTINUALLY ENHANCE OUR INTERNET PRODUCTS AND SERVICES AND ADAPT THEM TO CHANGES IN TECHNOLOGY, OUR FUTURE REVENUE GROWTH AND PROFITABILITY COULD BE ADVERSELY AFFECTED.

     If our improvement and adaptation of our Web sites and their related technology is delayed, results in systems interruptions or is not aligned with market expectations or preferences, our revenue growth and profitability could be adversely affected. The Internet is a rapidly evolving environment, and the technology used in Internet-related products changes rapidly. As Internet-based industries continue to experience rapid technological changes, we must quickly modify our solutions to adapt to emerging Internet standards and practices, technological advances, and changing user and sponsor preferences. Ongoing enhancement of our Web sites and related technology will entail significant expense and technical risk. We may use new technologies ineffectively or fail to adapt our Web sites and related technology on a timely and cost-effective basis.

IF WE FAIL TO RENEW OUR SUBSCRIPTION AGREEMENTS WITH HIGHER EDUCATION INSTITUTIONS, WE COULD EXPERIENCE A DECLINE IN REVENUE.

     The term of our Review.com subscription agreements with higher education institutions is typically one year. If we fail to continually renew these agreements, we may experience unanticipated declines in revenue. A decrease in revenue could cause variations in operating results from quarter to quarter and could adversely affect our stock price.

WE EXPECT TO INCREASE OUR RELIANCE ON RELATIONSHIPS WITH THIRD PARTY WEB SITES TO ATTRACT VISITORS TO OUR WEB SITES. THESE RELATIONSHIPS MAY NOT DEVELOP, MAY TERMINATE OR MAY NOT PRODUCE A SIGNIFICANT NUMBER OF VISITORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO INCREASE OUR REVENUE.

     As we expand our Internet-based businesses, we expect to increase our reliance on contractual relationships with third party Web sites to attract a portion of the user traffic on our Web sites. These relationships may not develop, may terminate or may not produce a significant number of visitors, which could adversely affect our business and our ability to increase our revenue. We have entered into agreements with Student Advantage, Inc., Microsoft Corporation, Bolt, Inc. and the providers of other third party Web sites to either redirect their users to our Web sites or to display our branded content and tools in order to drive co-registration on our Web sites. In order to attract traffic to our Web sites, we will need to enter into additional similar relationships. There can be no assurance that we will be able to maintain and modify, if necessary, any existing agreements or enter into new agreements. Our failure to maintain existing relationships, establish additional relationships or fully capitalize on these relationships could reduce, or prevent us from increasing, the number of visitors to our Web sites, which could make it more difficult for us to market our products, attract corporate sponsors and generate subscription, transaction and e-commerce revenue.

IF WE DO NOT ADEQUATELY PROTECT THE INTELLECTUAL PROPERTY RIGHTS TO OUR PRODUCTS AND SERVICES, WE MAY LOSE THESE RIGHTS AND OUR BUSINESS MAY SUFFER MATERIALLY.

     Failure to protect our intellectual property could materially adversely affect our business. We depend on our ability to protect our brand, our products and services and the systems that deliver those products and services to our customers. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to protect these products. These intellectual property rights distinguish our products and services from those of our competitors. If others are able to copy, use and market these products and delivery systems, then we may not be able to maintain our competitive position. Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Existing laws do not provide complete protection and policing the unauthorized use of our products and services requires significant resources.

IF OUR USE OF "THE PRINCETON REVIEW" SERVICE MARK AND TRADEMARK WERE SUCCESSFULLY CHALLENGED, OUR BUSINESS WOULD BE SIGNIFICANTLY HARMED.

     We have used "The Princeton Review" as our principal service mark since 1982. Although we have registered the mark, our application for registration was opposed by an educational institution and the validity of our registration is uncertain. No one has objected to our use, as distinguished from federal registration, of "The Princeton Review" as a service mark during the 18 years we have used it. It is possible, however, that a third party could object to our continued use of the mark. Litigation involving our rights to "The Princeton Review" marks could be costly and we cannot predict with any certainty its outcome. If we were prevented from using "The Princeton Review" as our service mark or trademark and licensing the mark to our franchisees, our business would be significantly harmed.

IF OUR PRODUCTS AND SERVICES INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THIS MAY RESULT IN COSTLY LITIGATION OR THE LOSS OF OUR OWN INTELLECTUAL PROPERTY RIGHTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Competitors and others may claim that we have infringed their current or future intellectual property rights. The defense of any lawsuit, whether with or without merit, could be time-consuming and costly. If a lawsuit against us is successful, we may lose, or be limited in, the rights to offer our products and services. Any proceedings or claims of this type could materially adversely affect our business.

WE MAY BE HELD LIABLE FOR THE CONTENT OF MATERIALS THAT WE AUTHOR, CONTENT AVAILABLE ON OUR WEB SITES OR PRODUCTS SOLD THROUGH OUR WEB SITES.

     We may be subject to claims for defamation, negligence, copyright or trademark infringement or other legal theories based on the content of materials that we author, and content that is published on or downloaded from our Web sites, accessible from our Web sites through links to other Web sites or posted by our users in chat rooms or bulletin boards. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as trademark infringement or defamation, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, these claims, with or without merit, would result in diversion of our management personnel and financial resources. Further, if print publications that we author contain material that customers find objectionable, these publications may have to be recalled, which could result in lost revenue and adverse publicity.

THE LOSS OF OUR SENIOR MANAGEMENT OR OTHER KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We depend on the continued service of our senior management and other key personnel. The loss of any of our senior management or other key personnel could materially adversely affect our future operating results. In particular, the loss of the services of John Katzman, our founder, Chairman and Chief Executive Officer, could materially adversely affect our business.

IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET, OUR BUSINESS COULD BE HARMED.

     Our success depends on the employment of skilled management, technology, sales and marketing and product development personnel. We must attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to develop, market and support our products and services, especially those that are technology-based. If we fail to recruit and retain sufficient numbers of these highly skilled employees, our business could be harmed.

OUR BUSINESS MAY BE HARMED BY ACTIONS TAKEN BY OUR FRANCHISEES THAT ARE OUTSIDE OUR CONTROL.

     Approximately 8% of our 1999 revenue was derived from royalties paid to us by independent businesses that operate under franchise agreements with us and from sales of our course and marketing materials to these franchisees. In North America, 15 franchisees operate approximately 90 offices under the Princeton Review name. The quality of franchised test preparation operations may be diminished by any number of factors beyond our control. Franchisees may not successfully provide test preparation services in a manner consistent with our standards and requirements, or may not hire and train qualified managers or instructors. If they do not, our image and reputation may suffer and our revenue could decline.

FEDERAL AND STATE FRANCHISE REGULATION COULD LIMIT OUR ABILITY TO TERMINATE OR REPLACE UNPRODUCTIVE FRANCHISES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OR OPERATIONS, AND FRANCHISE REGULATION COULD MAKE IT MORE DIFFICULT FOR US TO EXPAND INTERNATIONALLY THROUGH FRANCHISING.

     Applicable laws may delay or prevent us from terminating an unproductive franchise or withholding consent to renewal or transfer of a franchise, which could have an adverse effect on franchise royalties. We are subject to both federal and state laws regulating the offer and sale of franchises. These laws also frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. In addition, some foreign countries have laws affecting the offer and sale of franchises within their borders and to their citizens and U.S. federal and state franchise regulation may be applicable to our efforts to establish franchises abroad. Failure to comply with these laws could limit or preclude our ability to expand internationally through franchising. Compliance with federal, state and international franchise laws can be costly and time consuming, and we cannot assure you that we will not encounter delays, expenses or other difficulties in this area. Further, the nature and effect of any future legislation or regulation of our franchise operations cannot be predicted.

OUR CORPORATE STRUCTURE MAY LIMIT OUR ACCESS TO THE CASH FLOW OF OUR OPERATING SUBSIDIARIES.

     We conduct our business through our subsidiaries. Accordingly, we have no cash flow other than from dividends and other distributions from these subsidiaries. Our right to any distribution of earnings or assets is subject to the prior claims of the creditors of these subsidiaries.

IF WE NEED BUT ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS AND SERVICES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The growth of our business requires substantial capital expenditures. We expect that the net proceeds from this offering, together with currently available funds, will be sufficient to meet our immediate working capital and capital expenditure needs. However, in the future we may require substantial additional capital to finance ongoing operations and future growth. To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms. If we fail to raise additional funds, we may need to sell debt or additional equity securities or to reduce our growth to a level that can be supported by our cash flow. Without additional capital, we may not be able to:

        - further develop or enhance our services and products;

        - acquire necessary technologies, products or businesses;

        - expand operations in the United States or internationally;

        - hire, train and retain employees;

        - market our services and products; or

        - respond to competitive pressures or unanticipated capital requirements.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT COULD DILUTE THE EQUITY INTEREST OF OUR STOCKHOLDERS, INCREASE OUR DEBT OR CAUSE US TO ASSUME CONTINGENT LIABILITIES, ALL OF WHICH MAY HAVE A DETRIMENTAL EFFECT ON THE PRICE OF OUR COMMON STOCK. IF ANY FUTURE ACQUISITIONS ARE NOT SUCCESSFULLY INTEGRATED WITH OUR BUSINESS, OUR ONGOING OPERATIONS COULD BE NEGATIVELY AFFECTED.

     While we have no current agreements or negotiations underway with respect to any acquisitions, other than with respect to our franchises, we may acquire businesses, products or technologies in the future. To facilitate future acquisitions, we may take actions that could have a detrimental effect on our results of operations or the price of our common stock, including:

        - issuing equity securities or convertible debt securities, which would dilute current stockholders' percentage ownership;

        - incurring substantial debt; or

        - assuming contingent liabilities.

     Acquisitions also entail numerous business risks, including:

        - difficulties in assimilating acquired operations, technologies or products;

        - unanticipated costs that could materially adversely affect our results of operations;

        - negative effects on our reported results of operations from acquisition related charges and amortization of acquired technology and other intangibles;

        - diversion of management's attention from other business concerns;

        - adverse effects on existing business relationships with suppliers and customers;

        - risks of entering markets in which we have no or limited prior experience; and

        - the potential inability to retain and motivate key employees of acquired businesses.

OUR GROWTH STRATEGY WILL STRAIN OUR RESOURCES, AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO OPERATE OUR BUSINESS MAY BE HARMED.

     Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenue we expect. We expect that significant expansion of our operations will be required to successfully implement our business strategy. For example, the expansion of our Internet businesses continues to require increased development efforts, sales, marketing and promotion expenditures. This expansion will place significant demands on our management, and strain our operational, financial and technological resources, as well as our Web sites and services infrastructure.

WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR TEST PREPARATION FACILITIES.

     We could become liable for the actions of instructors and other personnel at the facilities we use to provide our classroom-based test preparation courses. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injuries. Although we maintain liability insurance, this insurance coverage may not be adequate to protect us fully from these claims. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could adversely affect our reputation and our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel.

                     RISKS RELATED TO THE INTERNET INDUSTRY

IF THE USE OF THE INTERNET DOES NOT GROW AS ANTICIPATED, OUR REVENUE COULD DECLINE AND OUR BUSINESS WOULD BE HARMED.

     We depend, in part, on the increased acceptance and use of the Internet by consumers and educational institutions, particularly students, parents, colleges, universities and elementary and secondary schools. Rapid growth in the use of the Internet is a recent occurrence, and if the use of the Internet does not grow as anticipated, our revenue could decline and our business would be harmed. The market for Internet-based products and services is characterized by rapid technological change and product innovation, unpredictable product life cycles and unpredictable user preferences. Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and we, therefore, cannot predict whether the market for Internet-based educational products will continue to grow.

IF WE EXPERIENCE SYSTEM FAILURES, OUR REPUTATION MAY BE HARMED AND USERS MAY SEEK ALTERNATE SERVICE PROVIDERS CAUSING US TO LOSE REVENUE.

     If our computer systems were to fail or be disrupted, our services could be interrupted and we may lose revenue and future business. We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from floods, fires and power loss and similar events, as well as computer viruses, break-ins, sabotage, intentional acts of vandalism and other misconduct and disruptions or delays occurring throughout the Internet network infrastructure. Substantially all of the computer hardware for operating our Web sites is currently located at a third party hosting facility. Accordingly, our Internet operations are also dependent on this third party's ability to maintain its systems in effective working order and to protect them from disruptive events. Not all of our systems are fully redundant, and we do not have a formal disaster recovery plan. Our insurance policies may not adequately compensate us for any losses that may occur due to failures of or interruptions in our systems.

     In addition, the system failures of third party Internet service providers, online service providers and other Web site operators could produce interruptions in our service for those users who access our services through these third party providers. Service interruptions could reduce our revenue and our future revenue will be harmed if our users believe that our system is unreliable.

IF OUR COMPUTER SYSTEMS ARE UNABLE TO ACCOMMODATE A HIGH VOLUME OF TRAFFIC ON OUR WEB SITES, THE GROWTH OF OUR REVENUE COULD BE REDUCED OR LIMITED.

     If the volume of traffic on our Web sites increases beyond our capacity, customers may experience delays and interruptions in service. As a result, they may seek the products and services of our competitors and the growth of our revenue could be reduced or limited. Because we seek to generate a high volume of traffic and accommodate a large number of customers on our Web sites, the satisfactory performance, reliability and availability of our Web sites, processing systems and network infrastructure are critical to our reputation and our ability to serve our customers. If the volume of traffic on our Web sites continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. Our Web sites have in the past and may in the future experience slower response times due to increased traffic.

FUTURE REGULATIONS PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR PRODUCTS OR INCREASE THE COST OF DOING BUSINESS.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business. Future laws or regulations may relate to information retrieved from or transmitted over the Internet, consumer protection, online content, user privacy, taxation and the quality of products and services. Compliance with future laws and regulations could be expensive, time consuming, impractical or impossible.

WE MAY BE LIABLE FOR INVASION OF PRIVACY OR MISAPPROPRIATION BY OTHERS OF OUR USERS' INFORMATION, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND FINANCIAL RESULTS.

     Some of our services require the disclosure of sensitive information by the user. We rely on a number of security systems for our services to protect this information from unauthorized use or access. We cannot predict whether new technological developments could circumvent these security measures. If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims. In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies. We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

     The market prices of the securities of Internet-related companies have been volatile, and have experienced fluctuations that often have been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our stock. In addition, our stock price is likely to be volatile as a result of one or more of the following factors, most of which are beyond our control:

        - variations in our quarterly operating results;

        - changes in securities analysts' estimates of our financial performance;

        - loss of a major customer or failure to complete significant transactions;

        - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        - changes in market valuations of similar companies;

        - the discussion of our company or stock price in online investor communities such as chat rooms;

        - additions or departures of key personnel; and

        - fluctuations in stock market price and volume.

     Our investors may not be able to sell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, stockholders often have instituted securities class action litigation. If a lawsuit were to be filed against us, it could result in substantial costs and the diversion of our management's attention and resources, which could seriously harm our financial results or result in a decline in the market price of our common stock.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE.

     Sales of substantial amounts of shares of our common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate because investors could purchase shares in the public market instead of directly from us. After the completion of this offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various times in the future. Some of the holders of our common stock also have demand and piggyback registration rights enabling them to register their shares for sale under the Securities Act. For more detailed information, see "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.

     The initial public offering price is substantially higher than the net tangible book value per share of our common stock. You will, therefore, incur
immediate dilution of $          in pro forma net tangible book value per share
of common stock from the price you pay for our common stock, based on an assumed
public offering price of $          per share. You will incur additional
dilution upon the exercise of outstanding stock options or if the underwriters exercise their over-allotment option. For more detailed information, see "Dilution."

OUR SECURITIES HAVE NO PRIOR PUBLIC MARKET, AND OUR STOCK PRICE MAY DECLINE AFTER THIS OFFERING.

     After this offering, the market price of our common stock may decline below the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering. Before this offering, there has not been a public market for our common stock. The initial public offering price will be determined by negotiations between us and representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

WE HAVE ANTI-TAKEOVER PROTECTIONS, WHICH MAY DISCOURAGE OR PREVENT A TAKEOVER OF US, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for another company to acquire us, even if a takeover would benefit our stockholders. The provisions in our corporate documents permit us to:

        - authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive;

        - prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

        - limit the ability of stockholders to call special meetings of stockholders;

        - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

        - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in our control, which may depress the market price of our common stock.

WE MAY SEEK TO RAISE ADDITIONAL FUNDS, FINANCE ACQUISITIONS OR DEVELOP STRATEGIC RELATIONSHIPS BY ISSUING CAPITAL STOCK, WHICH WOULD REDUCE THE PERCENTAGE OWNERSHIP OF EXISTING STOCKHOLDERS.

     We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which can be done without stockholder approval, thereby reducing the percentage ownership of existing stockholders. Furthermore, any new securities could have rights, preferences or privileges senior to those of our common stock.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS FROM THIS OFFERING AND YOU MAY NOT AGREE WITH THESE USES.

     We plan to use the net proceeds from this offering for product development, expansion of our sales and marketing efforts, working capital and general corporate purposes. If we acquire the franchises currently under option, we expect to use a portion of the net proceeds from this offering to consummate the acquisition. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses or technologies and to repurchase other franchises currently held by our independent franchisees. We will have broad discretion in determining how we apply the proceeds from this offering, and stockholders may not agree with these uses. We may not be successful in investing the proceeds from this offering in our operations or external investments to yield a favorable return.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY PREVENT A CHANGE OF CONTROL.

     Upon completion of this offering, our present directors and executive officers, holders of more than 5% of our common stock and their affiliates will
beneficially own approximately      % of our outstanding common stock. As a
result, these stockholders, if they act as a group, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying, preventing or deterring a change in control of our company and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. We generally identify forward-looking statements in this prospectus using words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               OUR RESTRUCTURING

     Until March 31, 2000, we operated as an S corporation with four majority-owned limited liability company subsidiaries. On April 1, 2000, we completed a corporate restructuring. As part of our restructuring, all stockholders of the S corporation and all minority holders of the equity interests in our subsidiaries contributed their interests to a newly formed holding company. In exchange for these interests, we issued to these holders a total of 14,848,681 shares of Class A common stock and 2,151,317 shares of Class B non-voting common stock of the holding company. As a result of this restructuring, our status as an S corporation terminated.

     Immediately prior to our restructuring, we distributed to the stockholders of the S corporation and the minority interest holders of one of our limited liability company subsidiaries a total of 742,876 shares of common stock of Student Advantage held by the subsidiary. The public market value of this stock on the date of distribution was approximately $7,429,000.

     Prior to our restructuring, we maintained a Phantom Stock Unit, or PSU, Plan and a Stock Appreciation Rights, or SAR, Plan for the benefit of our employees. In connection with our restructuring, we adopted our 2000 Stock Incentive Plan and terminated the PSU and SAR plans. In exchange for relinquishing their interests in PSUs and SARs, the participants in these plans received a total of 1,084,132 shares of Class B non-voting common stock, options under our stock incentive plan exercisable for a total of 1,562,922 shares of Class B non-voting common stock and cash payments totaling approximately $5.6 million. Participants in the PSU and SAR plans also received on April 18, 2000 a total of 32,168 shares of common stock of Student Advantage with a total public market value of approximately $168,000 on the date of distribution.

     Persons who participated in various aspects of these restructuring transactions include a number of our executive officers and directors and Random House TPR, Inc., a holder of approximately 15% of our common stock. The interests of these parties in the restructuring transactions are further described in this prospectus under "Related Party Transactions."

                              RECENT DEVELOPMENTS

OPTION AGREEMENT TO PURCHASE TWO OF OUR INDEPENDENT FRANCHISES

     On May 30, 2000, we entered into an option agreement to acquire the assets comprising the businesses of Princeton Review of Boston and Princeton Review of New Jersey. Each of these entities provides test preparation courses under The Princeton Review name through one or more franchise agreements with us.

     Under this option agreement, we have the option to acquire the operations of Princeton Review of Boston and Princeton Review of New Jersey for a total purchase price of approximately $12.5 million, payable in cash and a note, subject to adjustment in accordance with the purchase agreement. If we exercise this option, we will be required to purchase the operations of both of these entities. This option becomes effective upon the completion of this offering and remains in effect until December 31, 2000. If we exercise the option, we must sign a definitive purchase agreement within 30 days of exercise and consummate the purchase within 90 days of exercise. The option agreement also restricts us, subject to a number of limited exceptions, from consummating the acquisition of any entity holding a Princeton Review franchise for Los Angeles, California, Denver, Colorado, Westport, Connecticut or the State of Texas, for one year from the date of the agreement, unless we complete the acquisition contemplated by the option agreement.

     If we exercise our option to purchase these operations, 75% of the purchase price will be payable in cash at the time of closing and 25% of the purchase price will be paid by delivery of a convertible five-year promissory note. The promissory note will be payable in 20 equal quarterly installments beginning with the 17th calendar quarter following the closing date of the acquisition and will bear interest at the rate of 8.25% per year. The promissory note will be convertible into our common stock at the price per share at which shares of our common stock are sold in this initial public offering for a period of 60 days, beginning on the first anniversary date of the closing of the acquisition. During this period, the holder of the note may convert 100% or any percentage between 0% and 33% of the unpaid principal amount due under the note into common stock.

     For the year ended December 31, 1999, Princeton Review of Boston and Princeton Review of New Jersey had combined revenue of approximately $10.3 million.

bigchalk.com DISTRIBUTION AGREEMENT

     On June 15, 2000, we entered into a distribution agreement with bigchalk.com, an education destination for the K-12 learning community. Under this agreement, bigchalk.com serves as the exclusive third party distributor of our Homeroom.com online subscription service to K-12 educational institutions and also has the right to sell Homeroom.com subscriptions to users of bigchalk.com's Web sites on a nonexclusive basis. We also will sell Homeroom.com subscriptions to these markets. The version of Homeroom.com to be distributed either by us or by bigchalk.com to K-12 educational institutions will be co-branded. If bigchalk.com fails to generate sales of subscriptions to Homeroom.com that meet prescribed benchmarks, its exclusivity will terminate.

     The agreement provides that we and bigchalk.com will share revenue based on actual gross cash receipts from our and bigchalk.com's sales of Homeroom.com subscriptions to K-12 educational institutions and bigchalk.com's sales of Homeroom.com subscriptions through its Web sites. After June 1, 2001, either party may terminate the agreement upon 12 months notice. After termination of the agreement other than for breach by bigchalk.com, bigchalk.com may continue to sell subscriptions to Homeroom.com on a nonexclusive basis for two years from the date of termination, so long as bigchalk.com does not develop, promote, sell or give away a product competitive with Homeroom.com. For two years after termination of the agreement, bigchalk.com will also continue to receive its proportionate share of revenue from renewals of subscribers originated by bigchalk.com.

ACQUISITION OF TWO OF OUR INDEPENDENT FRANCHISES

     On August   , 2000, we acquired the operations of Princeton Review of
Hawaii and Princeton Review of Quebec, each of which provided test preparation courses under The Princeton Review name through franchise agreements with us. The total purchase price for this acquisition was approximately $320,000 in cash. For the year ended December 31, 1999, Princeton Review of Hawaii and Princeton Review of Quebec had combined revenue of approximately $405,000.

                                USE OF PROCEEDS

     We will receive net proceeds of approximately $       from the sale of
          shares of common stock at an assumed initial public offering price of
$          per share, after deducting underwriting discounts and commissions of
$       million and estimated offering expenses of approximately $       . If
the underwriters exercise their over-allotment option in full, we will receive
net proceeds of approximately $       million.

     We expect to use the net proceeds from this offering for product development, expansion of our sales and marketing efforts, working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses or technologies and to repurchase franchises currently held by our independent franchisees. We have entered into an option agreement allowing us to acquire two of our independent franchises. This agreement is described under "Recent
Developments -- Option Agreement to Purchase Two of Our Independent Franchises" in this prospectus. If we acquire these franchises, we expect to use a portion of the net proceeds from this offering to consummate the acquisition. We have no present commitments or agreements with respect to any material acquisition or investment or with respect to the repurchase of any of our franchises, other than those described above. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

     The above description represents our present intentions based on our current plans and business conditions. Unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

     The following table describes our capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis giving effect to our proposed acquisition of Princeton Review of Boston and Princeton Review of New Jersey, as described under "Recent Developments -- Option Agreement to Purchase Two of Our Independent Franchises," as if such transactions had occurred on June 30, 2000; and

     - on a pro forma as adjusted basis giving further effect to the conversion of all of our outstanding preferred stock, Class B non-voting common stock and Class A common stock into common stock upon completion of this
       offering and our sale of                shares of common stock in this
       offering at an assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

     You should read this table together with our consolidated financial statements and the related notes "Unaudited Pro Forma Consolidated Financial Data" and the other information included elsewhere in this prospectus.

                                                                       AS OF JUNE 30, 2000
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL      PRO FORMA   AS ADJUSTED
                                                              -----------   ---------   -----------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                           (UNAUDITED)
Long-term debt, net of current portion......................  $       538   $ 10,034
Series A redeemable convertible preferred stock, $0.01 par
  value; 5,000,000 shares authorized, 3,748,548 issued and
  outstanding actual and pro forma; no shares authorized,
  issued or outstanding pro forma as adjusted...............       25,505     25,505
Class B redeemable non-voting common stock, $.01 par value;
  10,000,000 shares authorized and 3,235,449 shares issued
  and outstanding actual and pro forma; no shares
  authorized, issued or outstanding pro forma as adjusted...        6,989      6,989
Stockholders' equity (deficit):
  Class A common stock, $.01 par value; 25,000,000 shares
    authorized, 14,848,681 shares issued and outstanding
    actual and pro forma; no shares authorized, issued or
    outstanding pro forma as adjusted.......................          148        148
  Additional paid-in capital................................        4,567      4,567
  Accumulated deficit.......................................       (9,545)    (9,545)
  Accumulated other comprehensive income....................        3,379      3,379
                                                              -----------   --------
    Total stockholders' equity (deficit)....................       (1,450)    (1,450)
                                                              -----------   --------
    Total capitalization....................................  $    31,582   $ 41,078
                                                              ===========   ========

     Outstanding share information is based on our shares outstanding as of June 30, 2000. This information excludes:

        - 1,734,429 shares of common stock underlying options granted under our stock incentive plan and outstanding as of July 31, 2000 at a weighted average exercise price of $5.81 per share;

        - 181,441 additional shares of common stock reserved for future issuance under our stock incentive plan as of July 31, 2000;

        - 1,000,000 additional shares of common stock that will be reserved for future issuance under our stock incentive plan upon the completion of this offering; and

        - assuming an initial public offering price of $       per share, up to
                 shares of common stock issuable under warrants outstanding as
          of                , 2000, with an exercise price equal to the initial
          public offering price of our common stock in this offering.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was approximately
$     million, or $     per share of common stock. Pro forma net tangible book
value per share is equal to our total net tangible book value, which is total tangible assets less total liabilities, giving effect to our proposed acquisition of Princeton Review of Boston and Princeton Review of New Jersey divided by the pro forma number of shares of common stock outstanding, giving effect to the conversion of our outstanding preferred stock into common stock.
At an assumed initial public offering price of $          per share and after
deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 would
have been $     million, or $     per share. This represents an immediate
increase in pro forma net tangible book value to existing stockholders of $
per share and an immediate dilution to new investors of $     per share. The
following table illustrates the per share dilution:

Assumed initial public offering price.......................         $
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $
  Increase per share attributable to this offering..........
Pro forma as adjusted net tangible book value per share.....
                                                                     ---
Dilution per share to new investors.........................         $
                                                                     ===

     Assuming the underwriters' over-allotment option is exercised in full, our adjusted pro forma net tangible book value as of June 30, 2000 would have been
approximately $     per share, representing an immediate increase in pro forma
net tangible book value of $     per share to our existing stockholders and an
immediate dilution of $     per share to new investors.

     The following table illustrates on a pro forma basis, as of June 30, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid or to be paid by our existing stockholders and by new investors at an assumed initial public
offering price of $     per share and before deducting underwriting discounts
and commissions and estimated offering expenses.

                                  SHARES PURCHASED       TOTAL CONSIDERATION        AVERAGE
                                ---------------------   ----------------------       PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                ----------   --------   -----------   --------   -------------
Existing stockholders.........
New investors.................
                                ----------   --------   -----------   --------
            Total.............
                                ==========   ========   ===========   ========

     The above computations exclude 1,734,429 shares of common stock issuable upon the exercise of options outstanding as of July 31, 2000 at a weighted average exercise price of $5.81 per share. To the extent any of these options are exercised, there will be further dilution to new investors. The above computations also exclude 181,441 shares of common stock reserved for issuance under our stock incentive plan, 1,000,000 additional shares of common stock that will be reserved for future issuance under our stock incentive plan upon the completion of this offering and, assuming an initial public offering price of
$       per share, up to        shares of common stock issuable under warrants
outstanding as of                , 2000, with an exercise price equal to the
initial public offering price of our common stock in this offering.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Our unaudited pro forma consolidated financial data as of June 30, 2000 and for the year ended December 31, 1999 and for the six months ended June 30, 2000 includes:

     - our summary historical consolidated financial data;

     - summary historical combined financial data of Princeton Review of Boston and Princeton Review of New Jersey;

     - pro forma adjustments made to the historical financial data presented;

     - our summary unaudited pro forma consolidated financial data, giving effect to the proposed acquisition of Princeton Review of Boston and Princeton Review of New Jersey as if it had been completed January 1, 1999, in the case of the statement of operations data, and June 30, 2000, in the case of the balance sheet data; and

     - our summary unaudited pro forma as adjusted consolidated financial data giving further effect to the conversion of all of our outstanding preferred stock, Class A common stock and Class B non-voting common stock into common stock upon the completion of this offering and the issuance
       of        shares of common stock offered by this prospectus at the
       initial public offering price of $       per share, after deducting
       underwriting discounts and estimated offering expenses payable by us.

     The summary unaudited pro forma and pro forma as adjusted consolidated financial data is not necessarily indicative of the operating results or the financial condition that would have been achieved if we had acquired these businesses as of the dates indicated and should not be construed as representative of our future operating results or financial condition. The summary historical and unaudited pro forma consolidated financial data is qualified by reference to and should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial data as of and for the six months ended June 30, 2000 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, these unaudited consolidated financial statements have been prepared by us on a basis consistent with our annual audited consolidated financial statements which appear elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operations for these unaudited periods.

                                                                     YEAR ENDED DECEMBER 31, 1999
                                                     -------------------------------------------------------------
                                                                      COMBINED
                                                                 PRINCETON REVIEW OF
                                                                     BOSTON AND
                                                     PRINCETON   PRINCETON REVIEW OF    PRO FORMA
                                                      REVIEW         NEW JERSEY        ADJUSTMENTS       PRO FORMA
                                                     ---------   -------------------   -----------       ---------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue
  Instruction and Guidance.........................   $29,901          $10,345           $(1,401)(1)      $38,845
  Review.com.......................................     5,289               --                --            5,289
  Homeroom.com.....................................     5,112               --                --            5,112
                                                      -------          -------           -------          -------
         Total revenue.............................    40,302           10,345            (1,401)          49,246
                                                      -------          -------           -------          -------
Cost of revenue
  Instruction and Guidance.........................     9,759            4,959            (1,401)(1)       13,317
  Review.com.......................................     1,469               --                --            1,469
  Homeroom.com.....................................     1,942               --                --            1,942
                                                      -------          -------           -------          -------
         Total cost of revenue.....................    13,170            4,959            (1,401)          16,728
                                                      -------          -------           -------          -------
         Gross profit..............................    27,132            5,386                --           32,518
Operating expenses
  Selling, general and administrative..............    28,815            3,851              (217)(2)(3)    32,449
  Research and development.........................       878               --                --              878
                                                      -------          -------           -------          -------
         Total operating expenses..................    29,693            3,851              (217)          33,327
                                                      -------          -------           -------          -------
Operating income (loss)............................    (2,561)           1,535               217             (809)
Gain (loss) on distribution/sale of securities and
  other assets.....................................     1,049               (6)               --            1,043
Interest expense...................................       (88)              --              (898)(4)         (986)
Other income.......................................        90               59                --              149
                                                      -------          -------           -------          -------
Income (loss) before minority interests and
  (provision) benefit for income taxes.............    (1,510)           1,588              (681)            (603)
Minority interests' share of income in
  subsidiaries.....................................      (585)              --                --             (585)
Income (loss) before (provision) benefit for income
  taxes............................................    (2,095)           1,588              (681)          (1,188)
(Provision) benefit for income taxes...............        51              (18)               --               33
                                                      -------          -------           -------          -------
Net income (loss)..................................   $(2,044)         $ 1,570           $  (681)         $(1,155)
                                                      =======          =======           =======          =======
Net income (loss) per share -- basic and diluted...   $ (0.17)                                            $ (0.09)
                                                      =======                                             =======
Weighted average basic and diluted shares used in
  computing net income (loss) per share............    12,298                                              12,298

  See the accompanying notes to our unaudited pro forma consolidated financial data.

                                                                  SIX MONTHS ENDED JUNE 30, 2000
                                                     ---------------------------------------------------------
                                                                      COMBINED
                                                                 PRINCETON REVIEW OF
                                                                     BOSTON AND
                                                     PRINCETON   PRINCETON REVIEW OF    PRO FORMA
                                                      REVIEW         NEW JERSEY        ADJUSTMENTS   PRO FORMA
                                                     ---------   -------------------   -----------   ---------
                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue
  Instruction and Guidance.........................   $16,279          $ 5,151           $  (761)(1)  $20,669
  Review.com.......................................     1,950               --                --        1,950
  Homeroom.com.....................................     1,889               --                --        1,889
                                                      -------          -------           -------      -------
         Total revenue.............................    20,118            5,151              (761)      24,508
                                                      -------          -------           -------      -------
Cost of revenue
  Instruction and Guidance.........................     5,656            2,425              (761)(1)    7,320
  Review.com.......................................       575               --                --          575
  Homeroom.com.....................................       359               --                --          359
                                                      -------          -------           -------      -------
         Total cost of revenue.....................     6,590            2,425              (761)       8,254
                                                      -------          -------           -------      -------
         Gross profit..............................    13,528            2,726                --       16,254
Operating expenses
  Selling, general and administrative..............    29,173            1,915                 6(2)(3) 31,094
  Research and development.........................       370               --                --          370
                                                      -------          -------           -------      -------
         Total operating expenses..................    29,543            1,915                 6       31,464
                                                      -------          -------           -------      -------
  Operating income (loss)..........................   (16,015)             811                (6)     (15,210)
Gain on distribution/sale of securities and other
  assets...........................................     7,597               --                --        7,597
Interest expense...................................       (70)              --              (449)(4)     (519)
Other income.......................................       271               50                --          321
                                                      -------          -------           -------      -------
Income (loss) before minority interests, equity
  interest in operations of affiliates and
  (provision) benefit for income taxes.............    (8,217)             861              (455)      (7,811)
Minority interests' share of income in
  subsidiaries.....................................       (50)              --                --          (50)
Equity interest in operations of affiliates........       196               --                --          196
Income (loss) before (provision) benefit for income
  taxes............................................    (8,071)             861              (455)      (7,665)
(Provision) benefit for income taxes...............     5,861              (15)               --        5,846
                                                      -------          -------           -------      -------
Net income (loss)..................................   $(2,210)         $   846           $  (455)     $(1,819)
                                                      =======          =======           =======      =======
Net income (loss) per share -- basic and diluted...   $ (0.15)                                        $ (0.12)
                                                      =======                                         =======
Weighted average basic and diluted shares used in
  computing net income (loss) per share............    15,191                                          15,191

  See the accompanying notes to our unaudited pro forma consolidated financial data.

                                                                                      AS OF JUNE 30, 2000
                                                              -------------------------------------------------------------------
                                                                             COMBINED
                                                                             PRINCETON
                                                                             REVIEW OF
                                                                            BOSTON AND
                                                                             PRINCETON
                                                               PRINCETON     REVIEW OF     PRO FORMA                   PRO FORMA
                                                                REVIEW      NEW JERSEY    ADJUSTMENTS    PRO FORMA    AS ADJUSTED
                                                              -----------   -----------   -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
ASSETS
Current assets:
  Cash and cash equivalents.................................    $15,490       $2,385        $(3,000)(5)   $14,875
  Accounts receivable, net..................................      3,817           --                        3,817
  Accounts receivable -- related parties....................      2,019          156           (160)(6)     2,015
  Other receivables.........................................         74                                        74
  Other receivables -- related parties......................        329                                       329
  Inventories...............................................        528                                       528
  Prepaid expenses..........................................         92           80                          172
  Securities, available for sale............................      5,813                                     5,813
  Other assets..............................................      2,446          534                        2,980
                                                                -------       ------        -------       -------
    Total current assets....................................     30,608        3,155         (3,160)       30,603
Furniture, fixtures and equipment, net......................      3,908          205                        4,113
Franchise costs, net........................................        191          141                          332
Territorial marketing rights, net...........................      1,647                                     1,647
Publishing rights, net......................................      1,406                                     1,406
Deferred income taxes.......................................      6,089                                     6,089
Investments in affiliates...................................      1,196                                     1,196
Other assets................................................        796          228         10,650(7)     11,674
                                                                -------       ------        -------       -------
    Total assets............................................    $45,841       $3,729        $ 7,490       $57,060
                                                                =======       ======        =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................    $   935       $    7                      $   942
  Accrued expenses and taxes payable........................      4,912          222                        5,134
  Accrued expenses -- related parties.......................        149            4        $  (160)(6)        (7)
  Current maturities of long-term debt......................        355                                       355
  Deferred income...........................................      4,582        1,650                        6,232
  Book advances.............................................        930                                       930
  Book advances -- related parties..........................        493                                       493
  Deferred income taxes.....................................      1,902                                     1,902
                                                                -------       ------        -------       -------
    Total current liabilities...............................     14,258        1,883           (160)       15,981
Long-term debt..............................................        538                       9,496(8)     10,034
Minority interest...........................................         --                                        --
Series A redeemable convertible preferred stock, $.01 par
  value; 5,000,000 shares authorized, 3,748,548 shares
  issued and outstanding....................................     25,505                                    25,505
Class B redeemable non-voting common stock, $01 par value;
  10,000,000 shares authorized, 3,235,449 shares issued and
  outstanding...............................................      6,989                                     6,989
Stockholders' equity (deficit):
Class A common stock $.01 par value; 25,000,000 shares
  authorized, 14,848,681 shares issued and outstanding......        148            1             (1)          148
Additional paid-in capital..................................      4,567          675           (675)        4,567
Retained earnings (accumulated deficit).....................     (9,545)       1,010         (1,010)       (9,545)
Accumulated other comprehensive income......................      3,379          160           (160)        3,379
                                                                -------       ------        -------       -------
    Total stockholders' equity (deficit)....................     (1,450)       1,846         (1,846)(9)    (1,450)
                                                                -------       ------        -------       -------
    Total liabilities and stockholders' equity..............    $45,841       $3,729        $ 7,490       $57,060
                                                                =======       ======        =======       =======

  See the accompanying notes to our unaudited pro forma consolidated financial data.

---------------
(1) Represents the elimination of royalty payments and payments for course and marketing materials and other products received by us from these entities during the periods presented.

(2) Represents the elimination of $927,000 for the year ended December 31, 1999 and $349,000 for the six months ended June 30, 2000 in salaries of the principals of these entities who will no longer be employed.

(3) Represents amortization of goodwill, over a 15-year period, of $710,000 for the year ended December 31, 1999 and $355,000 for the six months ended June 30, 2000 arising from the transaction.

(4) Represents interest expense related to anticipated borrowings to finance this acquisition consisting of an approximately $3.1 million convertible note to the sellers and expected bank debt of $6.5 million. The sellers' note would bear interest at the rate of 8.25% per year. Interest on the bank indebtedness is estimated using a 10% rate of interest. This adjustment assumes that the note is not converted into common stock during the periods presented.

(5) Represents the cash portion of the purchase price of the acquisition, net of expected indebtedness.

(6) Represents the elimination of $160,000 receivable due from these entities.

(7) Represents goodwill resulting from the acquisition of these businesses of approximately $10.7 million.

(8) Represents our anticipated incurrence of indebtedness in connection with the financing of this acquisition as described in Note 3 above.

(9) Represents the elimination of stockholders' equity of approximately $1.8 million.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The consolidated statement of operations data for each of the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1998 and 1999 and June 30, 2000 has been derived from our consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 has been derived from our consolidated financial statements which are not included in this prospectus. Deloitte & Touche LLP, independent auditors, have audited the consolidated financial statements for the years ended December 31, 1995, 1996 and 1997 and Ernst & Young LLP, independent auditors, have audited the consolidated financial statements for the years ended December 31, 1998 and 1999. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 is unaudited. In the opinion of our management, the unaudited consolidated financial statements have been prepared on a basis consistent with the annual audited consolidated financial statements which appear elsewhere in this prospectus, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of our financial position and results of operations for these unaudited periods. The information shown below is qualified by reference to and should be read together with our consolidated financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We have calculated the weighted average shares used in computing net income (loss) per share as described in Note 1 to our consolidated financial statements.

                                                                                                              SIX MONTHS
                                                                                                                 ENDED
                                                                    YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                         -----------------------------------------------   -----------------
                                                          1995      1996      1997      1998      1999      1999      2000
                                                         -------   -------   -------   -------   -------   -------   -------
                                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue
  Instruction and Guidance.............................  $24,075   $23,242   $27,380   $28,323   $29,901   $13,711   $16,279
  Review.com...........................................    2,910     3,238     5,134     4,464     5,289     1,847     1,950
  Homeroom.com.........................................       --        --        --       959     5,112     1,718     1,889
                                                         -------   -------   -------   -------   -------   -------   -------
    Total revenue......................................   26,985    26,480    32,514    33,746    40,303    17,277    20,118
                                                         -------   -------   -------   -------   -------   -------   -------
Cost of revenue
  Instruction and Guidance.............................    9,458     7,941    10,575     9,844     9,759     5,053     5,656
  Review.com...........................................    1,307     2,587     2,717     1,672     1,469       237       575
  Homeroom.com.........................................       --        --        --       384     1,942       297       359
                                                         -------   -------   -------   -------   -------   -------   -------
    Total cost of revenue..............................   10,765    10,528    13,292    11,900    13,170     5,587     6,590
                                                         -------   -------   -------   -------   -------   -------   -------
    Gross profit.......................................   16,220    15,952    19,222    21,846    27,132    11,689    13,528
Operating expenses
  Selling, general and administrative..................   13,918    19,205    17,919    22,030    28,815    11,911    29,173
  Research and development.............................      780       493     1,013     1,174       878       264       370
                                                         -------   -------   -------   -------   -------   -------   -------
    Total operating expenses...........................   14,698    19,698    18,932    23,204    29,693    12,175    29,543
                                                         -------   -------   -------   -------   -------   -------   -------
Operating income (loss) from continuing operations.....    1,522    (3,746)      290    (1,358)   (2,561)     (486)  (16,015)
Gain on distribution/sale of securities and other
  assets...............................................       --        --       523       732     1,049        --     7,597
Interest expense.......................................      (33)      (45)     (157)     (148)      (88)      (35)      (70)
Other income...........................................      162        98        86        79        90        58       271
                                                         -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing operations before
  minority interests, equity interest in operations of
  affiliates and (provision) benefit for income
  taxes................................................    1,651    (3,693)      742      (695)    1,510      (463)   (8,217)
Minority interests' share of income in subsidiaries....      214     1,112      (473)     (505)     (585)      (40)      (50)
Equity interest in operations of affiliates............       --        --        --        --        --        --       196
Income (loss) from continuing operations before
  (provision) benefit for income taxes.................    1,865    (2,581)      269    (1,200)   (2,095)     (503)   (8,071)
(Provision) benefit for income taxes...................     (105)      172       188      (215)       51       (12)    5,861
                                                         -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing operations...............    1,760    (2,409)      457    (1,415)   (2,044)     (515)   (2,210)
Discontinued operations:...............................
    Loss from operations of discontinued software
      division.........................................       --        --    (1,846)     (644)       --        --        --
    Loss from operations of discontinued student loan
      division.........................................       --        --      (655)     (706)       --        --        --
    Income on disposal of discontinued software
      division.........................................       --        --        --     4,874        --        --        --
                                                         -------   -------   -------   -------   -------   -------   -------
Income (loss) from discontinued operations.............       --        --    (2,501)    3,524        --        --        --
                                                         -------   -------   -------   -------   -------   -------   -------
Net income (loss)......................................  $   828   $(4,515)  $(2,043)  $ 2,109   $(2,044)  $  (515)  $(2,210)
                                                         =======   =======   =======   =======   =======   =======   =======
Net income (loss) per share -- basic and diluted:
  Income (loss) from continuing operations.............     0.07     (0.37)     0.03     (0.12)    (0.17)    (0.04)    (0.15)
  Income (loss) from discontinued operations...........       --        --     (0.20)     0.29        --        --        --
                                                         -------   -------   -------   -------   -------   -------   -------
Net income (loss) per share -- basic and diluted.......  $  0.07   $ (0.37)  $ (0.17)  $  0.17   $ (0.17)  $ (0.04)  $ (0.15)
                                                         =======   =======   =======   =======   =======   =======   =======
Weighted average basic and diluted shares used in
  computing net income (loss) per share................   11,944    12,094    12,298    12,298    12,298    12,298    15,191
                                                         =======   =======   =======   =======   =======   =======   =======

                                                                           AS OF DECEMBER 31,                     AS OF
                                                             -----------------------------------------------    JUNE 30,
                                                              1995      1996      1997      1998      1999        2000
                                                             -------   -------   -------   -------   -------   -----------
                                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 5,868   $ 1,524   $   680   $ 1,519   $ 2,658     $15,490
Total assets...............................................   16,958    12,186    13,230    13,459    53,698      45,841
Long-term debt, net of current portion.....................       58         3       251       264       538         538
Series A redeemable convertible preferred stock............       --        --        --        --        --      25,505
Class B redeemable non-voting common stock.................      257       257       257       257       257       6,989
Stockholders' equity (deficit).............................    7,975     3,050       973     2,809    33,524      (1,450)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We develop, market and sell integrated online, print and classroom-based products and services to students, parents, educators and educational institutions. We help students and families achieve their educational and career goals, elementary and secondary schools maximize their effectiveness, and colleges and graduate schools attract greater numbers of qualified applicants at lower cost. Our range of products and services includes online and classroom-based instruction, admissions counseling, creation of content for print and software publishers and marketing services for colleges and graduate schools.

     We operate our business through three divisions. The majority of our revenue is earned by the Instruction and Guidance division, which sells a range of services including test preparation, tutoring and admissions counseling. Instruction and Guidance derives its revenue from our company-owned operations and from independently-owned franchises. Additionally, Instruction and Guidance recently launched its Princeton Review Online courses. Our Review.com division earns the majority of its revenue from authoring books and developing content for software for third party publishers. Review.com also sells advertising and sponsorships on our Review.com Web site and collects marketing fees from higher education institutions. Our newest division, Homeroom.com, currently earns fees from content development services and recently launched an Internet-based subscription service for K-12 schools and parents.

Revenue

     Historically, we have derived the majority of our revenue from the services provided by our Instruction and Guidance division, which had $29.9 million in revenue and $20.1 million in gross profit in 1999. Profits from the Instruction and Guidance division have been used to fund much of the costs of the new media initiatives of our Review.com and Homeroom.com divisions. In the future, we expect that revenue from these initiatives will represent a greater percentage of our overall revenue, as we expand our newer products and services.

     Instruction and Guidance.  Instruction and Guidance derives revenue from:

        - test preparation courses, which consists of tuition paid to our company-operated sites and royalty fees paid by our independently-owned franchises. These royalties are 8% of our franchisees' cash receipts from all revenue collected by them under The Princeton Review name. Our franchise contracts have an average term of 10 years and automatically renew with the payment of a renewal fee and satisfaction by the franchisees of requirements for renewal. We recognize revenue from tuition paid for our courses over the life of the course, which is usually from five to 10 weeks depending on the course type. We recognize revenue from franchise royalties on a monthly basis.

        - sales of course and marketing materials and other products to our independent franchisees. This revenue is recognized upon the transfer of title to our customers, which occurs on the shipment dates of these materials.

        - tutoring services offered by all of our offices. This revenue is based on an hourly fee and is recognized as the services are delivered.

        - admissions counseling services, including Princeton Review 121 services and our institutional contract with Edison Schools, Inc. Princeton Review 121, launched in New York City in 1999, offers high-end college admissions counseling and tutoring to individual students and families. This revenue is recognized over the period the service is provided. Revenue from our contract to provide Edison Schools with admissions counseling services is recognized annually over the school year.

     Review.com.  Review.com derives revenue from:

        - authoring books published by Random House and providing content for software published by The Learning Company Properties, Inc. This revenue consists of performance-based fees, including royalties and marketing fees from sales of books and software. We recognize these fees based on estimated sales of the books and software and later adjust to reflect actual sales. Additionally, we earn delivery-based fees from Random House in the form of advances and copy editing fees for books written by us. We recognize these fees as the products are delivered.

        - annual marketing fees from colleges to promote their programs on our Web site and in our co-branded publications, and to include their admissions applications on our Web site and APPLY! CD-ROM. Historically, we have recognized this revenue during the third and fourth quarters as the products were delivered. Partially as a result of the introduction of our Web-based admissions application feature, in future periods we will recognize this revenue ratably over the course of the year.

        - sales of advertising and sponsorships on our Review.com Web site. Advertising and sponsorship revenue is recognized each month based on contractual terms.

     Homeroom.com. Homeroom.com currently derives revenue from our agreement with McGraw-Hill through:

        - royalties for Princeton Review branded content that we provide for their textbooks, which we recognize based on estimated sales of the textbooks and later adjust to reflect actual sales;

        - an annual branding fee, which we recognize pro rata over the entire year;

        - development fees for the production of workbook manuscripts, which we recognize as the products are delivered; and

        - an annual fee for preparing questions for an electronic database in various subjects and grade levels, which we recognize as the questions are completed.

     These fees are based on rates and other terms specified in our contract with McGraw-Hill, which has an initial term that expires in 2002 and renews automatically for additional one-year periods unless terminated by either party. All of the revenue generated by this division to date has been generated from services rendered under our agreement with McGraw-Hill. We expect that, with the launch of Homeroom.com's Internet-based subscription service this year, this division will also earn annual subscription fees from schools and families as well as sponsorship and e-commerce revenue.

Cost of Revenue

     Instruction and Guidance. Cost of revenue consists of course expenses of our company-owned operations and cost of materials sold. Course expenses consist of costs incurred to deliver test preparation courses, tutoring and admissions counseling services, including rent of classroom space, teacher salaries, credit card fees, costs of course materials purchased from third party vendors and a fee of 2% of our cash receipts paid to a national advertising fund contributed to by us and our franchisees. Costs of materials sold are comprised of the costs to manufacture and distribute the course and marketing materials and other products.

     Review.com. Cost of revenue consists primarily of the costs to author, develop, edit and produce the content for books, software, our Review.com Web site and other products.

     Homeroom.com. Cost of revenue consists of costs to author and produce the workbooks, develop content for textbooks and our Homeroom.com Web site and develop our question pool.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for all business segments include primarily advertising expenses, office expenses, payroll and related expenses for executive and administrative personnel as well as overhead allocations from corporate service centers, including accounting, human resources, executive, information technology, communications and office services. Selling, general and administrative expenses also include compensation expense associated with the PSU and SAR plans formerly maintained by us. As the value of our company increased, we recorded an expense for the increase in the value of vested PSUs and SARs. As part of our restructuring, these plans were replaced by our 2000 Stock Incentive Plan. As a result of the termination of these PSU and SAR plans, holders of PSUs and SARs under these plans relinquished their rights to these PSUs and SARs in exchange for a combination of cash, common stock, stock options and shares of stock of Student Advantage. For a more detailed description of our restructuring and the termination of our PSU and SAR plans, see "Our Restructuring."

Research and Development

     Research and development expense consists of expenses incurred by our Instruction and Guidance division to develop, update and enhance course materials and curriculum and to develop instructors' training methods.

Minority Interests

     Minority interest expense consists of the share of the profits attributed to the holders of minority interests in our subsidiaries. As a result of our restructuring, all minority interests have been eliminated.

(Provision) Benefit for Income Taxes

     Until March 31, 2000, we operated as an S corporation with ownership interests in limited liability company subsidiaries. Prior to that time our, earnings were included in the taxable income of our stockholders for federal and some state income tax purposes. We generally have not been subject to income tax on our earnings, other than with respect to state and local jurisdictions that do not recognize the S corporation or LLC structure. State and local taxes were accrued for those jurisdictions that do not recognize the S corporation or LLC structure, at rates reflective of those state and local jurisdictions. As a result of our restructuring from an S corporation to a C corporation, we have become subject to federal, state and local taxes. Accordingly, we will record future tax benefits and deferred tax liabilities and a corresponding tax benefit or tax expense in our statement of income.

Loss from Discontinued Operations and Income on Disposal of Discontinued Software Division

     Loss from discontinued operations represents the net revenue and expenses relating to our Student Loan and Software Manufacturing and Distribution divisions, which were discontinued in 1998. Income from disposal of discontinued operations represents income from the sale of our Software Manufacturing and Distribution division to The Learning Company in 1998 and the one-time licensing fee we received as part of that transaction.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, selected data from our statements of operations as a percentage of total revenue. We have derived our statements of operations data for 1997, 1998 and 1999 periods from our audited financial statements. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

                                                                                           SIX MONTHS
                                                                    YEARS ENDED              ENDED
                                                                   DECEMBER 31,             JUNE 30,
                                                              -----------------------    --------------
                                                              1997     1998     1999     1999     2000
                                                              -----    -----    -----    -----    -----
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue
  Instruction and Guidance..................................   84.2%    83.9%    74.2%    79.4%    80.9%
  Review.com................................................   15.8     13.2     13.1     10.7      9.7
  Homeroom.com..............................................     --      2.9     12.7      9.9      9.4
                                                              -----    -----    -----    -----    -----
    Total revenue...........................................  100.0    100.0    100.0    100.0    100.0
Cost of revenue
  Instruction and Guidance..................................   32.5     29.2     24.2     29.3     28.1
  Review.com................................................    8.4      5.0      3.6      1.3      2.9
  Homeroom.com..............................................     --      1.1      4.8      1.7      1.8
                                                              -----    -----    -----    -----    -----
    Total cost of revenue...................................   40.9     35.3     32.6     32.3     32.8
                                                              -----    -----    -----    -----    -----
    Gross profit............................................   59.1     64.7     67.4     67.7     67.2
Operating expenses
  Selling, general and administrative.......................   55.1     65.2     71.5     69.0    145.0
  Research and development..................................    3.1      3.5      2.2      1.5      1.8
                                                              -----    -----    -----    -----    -----
    Total operating expenses................................   58.2     68.7     73.7     70.5    146.8
                                                              -----    -----    -----    -----    -----
Operating income (loss) from continuing operations..........    0.9     (4.0)    (6.3)    (2.8)   (79.6)
Gain on distribution/sale of securities and other assets....    1.6      2.1      2.6       --     37.8
Interest expense............................................   (0.5)    (0.4)    (0.2)    (0.2)    (0.3)
Other income................................................    0.3      0.2      0.2      0.3      1.3
                                                              -----    -----    -----    -----    -----
Income (loss) from continuing operations before minority
  interests, equity interest in operations of affiliates and
  (provision) benefit for income taxes......................    2.3     (2.1)    (3.7)    (2.7)   (40.8)
Minority interests' share of income in subsidiaries.........   (1.5)    (1.5)    (1.5)    (0.2)    (0.2)
Equity interest in operations of affiliates.................     --       --       --       --      0.9
Income (loss) from continuing operations before (provision)
  benefit for income taxes..................................    0.8     (3.6)    (5.2)    (2.9)   (40.1)
(Provision) benefit for income taxes........................    0.6     (0.6)     0.1     (0.1)    29.1
                                                              -----    -----    -----    -----    -----
Income (loss) from continuing operations....................    1.4     (4.2)    (5.1)    (3.0)   (11.0)
Discontinued operations:
  Loss from discontinued operations.........................   (7.7)    (4.0)      --       --       --
  Income on disposal of discontinued software division......     --     14.4       --       --       --
                                                              -----    -----    -----    -----    -----
Income (loss) from discontinued operations..................   (7.7)    10.4       --       --       --
                                                              -----    -----    -----    -----    -----
Net income (loss)...........................................   (6.3)%    6.2%    (5.1)%   (3.0)%  (11.0)%
                                                              =====    =====    =====    =====    =====

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

Revenue

     Our total revenue increased from $17.3 million in 1999 to $20.1 million in 2000, representing a 16% increase.

     Instruction and Guidance revenue increased from $13.7 million in 1999 to $16.3 million in 2000, representing an 19% increase. This increase resulted primarily from increased student enrollment and price increases at both our company-operated and franchise locations. Tuition revenue from our company-owned operations increased by $1.9 million, and royalties from independent franchises increased by $150,000. Additionally, revenue from sales of materials to our independent franchises increased by $311,000 in 2000 over the same period in 1999.

     Review.com's revenue increased from $1.8 million in 1999 to $2.0 million in 2000, representing a 6% increase. This increase resulted primarily from an increase of approximately $370,000 in revenue derived from our contracts with Random House and an increase of approximately $166,000 in our Internet-based advertising revenue. These increases were partially offset by lower royalties on our software products received from The Learning Company.

     Homeroom.com's revenue increased from $1.7 million in 1999 to $1.9 million in 2000, representing a 10% increase. This increase resulted from an increase of approximately $347,000 in royalties and question pool development fees from McGraw-Hill and was partially offset by lower development fees for workbooks delivered to McGraw-Hill. The decline in development fees for workbooks is due to a decrease in the number of manuscript pages delivered.

Cost of Revenue

     Our total cost of revenue increased from $5.6 million in 1999 to $6.6 million in 2000, representing a 18% increase.

     Instruction and Guidance cost of revenue increased from $5.1 million in 1999 to $5.7 million in 2000, representing a 12% increase. This increase resulted from an increase of approximately $335,000 in the cost of delivering our courses, due in part to increased enrollment, and an increase of approximately $380,000 in the cost of materials sold to our independent franchises, resulting from increased sales of these materials.

     Review.com's cost of revenue increased from $237,000 in 1999 to $575,000 in 2000, representing a 143% increase. Approximately $175,000 of this increase resulted from costs associated with increased revenue from Random House. The remaining increase resulted from costs related to content development for our Review.com Web site.

     Homeroom.com cost of revenue increased from $297,000 in 1999 to $359,000 in 2000, representing a 21% increase. This increase was primarily attributable to increased question pool development costs associated with services rendered to McGraw-Hill.

Operating Expenses

     Selling, general and administrative expenses increased from $11.9 million in 1999 to $29.2 million in 2000, representing a 145% increase. The largest component of this increase was the cost associated with the termination of our PSU and SAR plans and the related distribution of our stock and stock of Student Advantage to our employees in April 2000. These events resulted in a non-recurring charge of $10.3 million in 2000. The remaining increase of $7.0 million was caused by the following:

     - an increase of $2.0 million in salaries and payroll taxes primarily related to new product development and sales efforts for Homeroom.com, Princeton Review Online and Review.com;

     - a $1.4 million increase in advertising and marketing expenses;

     - increased legal expenses of approximately $800,000 and settlement costs of $1.1 million related to a lawsuit against us;

     - a $1.3 million increase attributable primarily to personnel related costs, including office rent, travel and entertainment, employee benefits and recruiting fees; and

     - an increase in Web site technology and development expenses of approximately $300,000, resulting from the development of our Homeroom.com and Review.com Web sites.

     Research and development costs increased from $264,000 in 1999 to $371,000 in 2000, representing a 41% increase. This increase was primarily due to the development of course materials for Princeton Review Online, which was launched in July 2000.

Gain on Distribution/Sale of Securities and Other Assets

     We recorded a gain of $7.6 million in the first quarter of 2000, related to the distribution of Student Advantage stock to our stockholders and employees in connection with our restructuring.

Interest Expense

     Interest expense increased from $35,000 in 1999 to $70,000 in 2000, representing a 97% increase. This increase resulted from increases in both equipment lease balances and balances outstanding under our credit facility.

Other Income

     Other income increased from $59,000 in 1999 to $271,000 in 2000, representing a 360% increase. This represents interest income earned on our cash balances, which increased substantially in the second quarter of 2000 as a result of proceeds received from the sale of our Series A preferred stock.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

Revenue

     Our total revenue increased from $33.7 million in 1998 to $40.3 million in 1999, representing a 19% increase.

     Instruction and Guidance revenue increased from $28.3 million in 1998 to $29.9 million in 1999, representing a 6% increase. This increase resulted from an increase in student enrollment at our company-operated and franchise locations. Tuition revenue from our company-owned operations increased by $672,000, and royalties from independent franchises increased by $668,000. Enrollment at all locations increased by a total of more than 10,000 students in 1999.

     Review.com's revenue increased from $4.5 million in 1998 to $5.3 million in 1999, representing an 18% increase. This increase resulted primarily from fees charged to colleges for various marketing services and our electronic student application, APPLY! CD-ROM. These fees increased from $300,000 in 1998 to $980,000 in 1999, representing a 227% increase.

     Homeroom.com's revenue increased from $959,000 in 1998 to $5.1 million in 1999, representing a 433% increase. This increase resulted from a full year of rendering services to McGraw-Hill in 1999, as compared with a partial year in 1998.

Cost of Revenue

     Our total cost of revenue increased from $11.9 million in 1998 to $13.2 million in 1999, representing an 11% increase.

     Instruction and Guidance cost of revenue remained relatively constant during this period.

     Review.com's cost of revenue decreased from $1.7 million in 1998 to $1.5 million in 1999, representing a 12% decrease. This decrease resulted from a $200,000 decrease in content development costs primarily due to lower costs resulting from the delivery of fewer manuscripts in 1999 compared to 1998.

     Homeroom.com's cost of revenue increased from $384,000 in 1998 to $1.9 million in 1999, representing a 406% increase. This increase resulted from a $1.4 million increase in expenditures for developing content for McGraw-Hill.

Operating Expenses

     Selling, general and administrative expenses increased from $22.0 million in 1998 to $28.8 million in 1999, representing a 31% increase. This increase resulted primarily from personnel and related cost increases during 1999 and compensation expense relating to the PSU and SAR plans. Most of the personnel and related cost increases were attributable to staffing for new initiatives, such as Homeroom.com's Internet-based product, Princeton Review Online and Review.com's selling and marketing efforts. Additionally, in 1999, we booked $3.0 million of compensation expense related to the PSU and SAR plans, compared to $18,000 for compensation expense booked in 1998. This increase resulted primarily from increased vesting of outstanding PSUs and an increase in the value of the PSUs, which was based on the value of our company at that time.

     Research and development expense decreased from $1.2 million in 1998 to $878,000 in 1999, representing a 25% decrease. This decrease resulted from cost cutting efforts implemented during this period.

Gain on Distribution/Sale of Securities and Other Assets

     Gain from the sale of assets increased from $732,000 in 1998 to $1.0 million in 1999, representing a 43% increase. This increase was primarily due to increased proceeds from sales of Student Advantage stock in 1999.

Interest Expense

     Interest expense decreased from $148,000 in 1998 to $88,000 in 1999, representing a 40% decrease. This decrease was due to lower average loan balances during 1999 compared to 1998.

Other Income

     Other income increased from $79,000 in 1998 to $90,000 in 1999, representing a 14% increase. This increase resulted primarily from an increase in interest income caused by a higher average cash balance during 1999 compared to 1998.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

Revenue

     Our total revenue increased from $32.5 million in 1997 to $33.7 million in 1998, representing a 4% increase.

     Instruction and Guidance revenue increased from $27.4 million in 1997 to $28.3 million in 1998, representing a 3% increase. This increase resulted from an increase in student enrollment at our company-operated and franchise locations. Tuition revenue from our company-owned operations increased by $1.3 million, and royalties from independent franchises increased by $124,000. Enrollment in all locations increased by a total of more than 5,000 students in 1998. This increase was partially offset by a decrease of $480,000 in the sale of course materials and other products, resulting primarily from a decrease in the per-unit prices charged by us for many of these materials reflecting lower costs to us to manufacture and assemble these materials.

     Review.com's revenue decreased from $5.1 million in 1997 to $4.5 million in 1998, representing a 13% decrease. This decrease resulted from a $1.5 million decrease in content development revenue due primarily to a decrease in the number of book manuscripts delivered to Random House during 1998 compared to 1997. This decrease was partially offset by an increase of $800,000, primarily from fees charged to colleges and Internet-based advertising revenue. Fees from colleges were first earned by this division in 1998, when we recorded $300,000 of such fees.

     Homeroom.com's revenue was $959,000 in 1998. This division was started in the latter half of 1998 when we began rendering services to McGraw-Hill's textbook publishing companies.

Cost of Revenue

     Our total cost of revenue decreased from $13.3 million in 1997 to $11.9 million in 1998, representing a 10% decrease.

     Instruction and Guidance cost of revenue decreased from $10.6 million in 1997 to $9.8 million in 1998, representing a 7% decrease. This decrease resulted from an $800,000 decrease in costs of the course materials sold due to lower costs to print and assemble the materials, which was partially offset by a $100,000 increase in the cost of delivering courses.

     Review.com's cost of revenue decreased from $2.7 million in 1997 to $1.7 million in 1998, representing a 38% decrease. This decrease resulted from a $700,000 decrease in content development costs, which was primarily due to lower costs resulting from the delivery of fewer manuscripts in 1998 compared to 1997, and a $300,000 decrease in costs primarily related to lower manufacturing costs for our APPLY! CD-ROM.

     Homeroom.com's cost of revenue was $384,000 in 1998 as a result of commencing operations in the second half of 1998.

Operating Expenses

     Selling, general and administrative expenses increased from $17.9 million in 1997 to $22.0 million in 1998, representing a 23% increase. This increase resulted from an approximately $2.5 million increase in salaries due to increased staff and adjustment of salaries to competitive levels in many areas of the company, including service centers such as accounting, information technology and human resources, which had been experiencing high employee turnover, as well as increases in other related expenses such as office rent, travel and entertainment, payroll taxes and health insurance, which increased proportionately as headcount increased. In addition, in 1998, we incurred $550,000 of legal expenses related to the defense of a lawsuit against us.

     Research and development expense increased from $1.0 million in 1997 to $1.2 million in 1998, representing a 16% increase. This increase was primarily due to the development of new materials for courses, which were restructured to be shorter in length and accommodate smaller classes.

Gain on Distribution/Sale of Securities and Other Assets.

     Gain from the sale of assets increased from $523,000 in 1997 to $732,000 in 1998, representing a 40% increase. The increase resulted primarily from increased proceeds from sales of Student Advantage stock in 1998.

Interest Expense

     Interest expense decreased from $157,000 in 1997 to $148,000 in 1998, representing a 6% decrease. This decrease was due to lower average loan balances during 1998 compared to 1997.

Other Income

     Other income decreased from $86,000 in 1997 to $79,000 in 1998, representing an 8% decrease. This decrease resulted primarily from a decrease in interest income caused by lower cash balances during 1998 compared to 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents unaudited statement of operations data for each of the eight quarters in the period ended June 30, 2000. This information has been derived from our historical consolidated financial statements. You should read this information in conjunction with our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                              QUARTER ENDED
                                        -----------------------------------------------------------------------------------------
                                        SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                          1998        1998       1999        1999       1999        1999       2000        2000
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                             (IN THOUSANDS)
                                                                               (UNAUDITED)
Revenue
 Instruction and Guidance.............   $ 9,617    $ 5,121     $6,729      $6,982     $ 9,933    $ 6,257     $ 7,857    $  8,421
 Review.com...........................     1,787        672        677       1,170       2,046      1,395         795       1,155
 Homeroom.com.........................        --        959        555       1,163       1,416      1,979         686       1,204
                                         -------    -------     ------      ------     -------    -------     -------    --------
   Total revenue......................    11,404      6,752      7,961       9,315      13,395      9,631       9,338      10,780
                                         -------    -------     ------      ------     -------    -------     -------    --------
Cost of revenue
 Instruction and Guidance.............     2,763      2,066      2,344       2,709       2,285      2,420       2,584       3,071
 Review.com...........................       695        343          4         233         580        652          81         493
 Homeroom.com.........................        --        384         92         206         504      1,141         195         165
                                         -------    -------     ------      ------     -------    -------     -------    --------
   Total cost of revenue..............     3,458      2,793      2,440       3,148       3,369      4,213       2,860       3,729
                                         -------    -------     ------      ------     -------    -------     -------    --------
   Gross profit.......................     7,946      3,959      5,521       6,167      10,026      5,418       6,478       7,051
Operating expenses
 Selling, general and
   administrative.....................     5,287      6,786      6,064       5,847       6,836     10,068       9,328      19,845
 Research and development.............       334        187        114         150         255        359         165         206
                                         -------    -------     ------      ------     -------    -------     -------    --------
   Total operating expenses...........     5,621      6,973      6,178       5,997       7,091     10,427       9,493      20,051
                                         -------    -------     ------      ------     -------    -------     -------    --------
Operating income (loss) from
 continuing operations................     2,325     (3,014)      (657)        170       2,935     (5,009)     (3,015)    (13,000)
                                         -------    -------     ------      ------     -------    -------     -------    --------
Gain on distribution/sale of
 securities and other assets..........        --        583         --          --          --      1,049       7,597          --
Interest expense......................       (29)       (50)       (14)        (22)         (9)       (43)        (33)        (37)
Other income..........................        --         61         24           6          12         48          42         229
                                         -------    -------     ------      ------     -------    -------     -------    --------
Income (loss) from continuing
 operations before minority interests,
 equity interest in operations of
 affiliates and (provision) benefit
 for income taxes.....................     2,296     (2,420)      (647)        154       2,938     (3,955)      4,591     (12,808)
                                         -------    -------     ------      ------     -------    -------     -------    --------
Minority interests' share of income in
 subsidiaries.........................      (429)        76        (93)         52        (472)       (72)        (50)         --
Equity interest in operations of
 affiliates...........................        --         --         --          --          --         --         165          31
                                         -------    -------     ------      ------     -------    -------     -------    --------
Income (loss) from continuing
 operations before (provision) benefit
 for income taxes.....................     1,867     (2,344)      (740)        206       2,466     (4,027)      4,706     (12,777)
                                         -------    -------     ------      ------     -------    -------     -------    --------
(Provision) benefit for income
 taxes................................       (39)      (177)        16          (4)        (71)       110        (364)      6,225
                                         -------    -------     ------      ------     -------    -------     -------    --------
Income (loss) from continuing
 operations...........................     1,828     (2,521)      (724)        202       2,395     (3,917)      4,342      (6,552)
                                         -------    -------     ------      ------     -------    -------     -------    --------
Loss from discontinued operations.....      (410)       (91)        --          --          --         --          --          --
Income on disposal of discontinued
 software division....................         9        267         --          --          --         --          --          --
                                         -------    -------     ------      ------     -------    -------     -------    --------
Net income (loss).....................   $ 1,427    $(2,345)    $ (724)     $  202     $ 2,395    $(3,917)    $ 4,342    $ (6,552)
                                         =======    =======     ======      ======     =======    =======     =======    ========

                                                                      AS A PERCENTAGE OF TOTAL REVENUE
                                            -------------------------------------------------------------------------------------
Revenue:
 Instruction and Guidance.................    84.3%      75.8%      84.5%      75.0%      74.2%      65.0%      84.2%       78.1%
 Review.com...............................    15.7       10.0        8.5       12.5       15.3       14.5        8.5        10.7
 Homeroom.com.............................     0.0       14.2        7.0       12.5       10.5       20.5        7.3        11.2
                                             -----      -----      -----      -----      -----      -----      -----      ------
   Total revenue..........................   100.0      100.0      100.0      100.0      100.0      100.0      100.0       100.0
                                             -----      -----      -----      -----      -----      -----      -----      ------
Cost of revenue:
 Instruction and Guidance.................    24.2       30.6       29.4       29.1       17.1       25.1       27.7        28.5
 Review.com...............................     6.1        5.1        0.1        2.5        4.3        6.8        0.8         4.6
 Homeroom.com.............................     0.0        5.7        1.2        2.2        3.8       11.8        2.1         1.5
                                             -----      -----      -----      -----      -----      -----      -----      ------
   Total cost of revenue..................    30.3       41.4       30.7       33.8       25.2       43.7       30.6        34.6
                                             -----      -----      -----      -----      -----      -----      -----      ------
   Gross profit...........................    69.7       58.6       69.3       66.2       74.8       56.3       69.4        65.4
Operating expenses:
 Selling, general and administrative......    46.4      100.5       76.2       62.8       51.0      104.5       99.9       184.1
 Research and development.................     2.9        2.8        1.4        1.6        1.9        3.7        1.8         1.9
                                             -----      -----      -----      -----      -----      -----      -----      ------
   Total operating expenses...............    49.3      103.3       77.6       64.4       52.9      108.2      101.7       186.0
                                             -----      -----      -----      -----      -----      -----      -----      ------
Operating income (loss) from continuing
 operations...............................    20.4      (44.6)      (8.3)       1.8       21.9      (52.0)     (32.3)     (120.6)
                                             -----      -----      -----      -----      -----      -----      -----      ------
Gain on distribution/sale of securities
 and other assets.........................    (0.3)       8.6         --         --         --       10.9       81.4          --
Interest expense..........................      --        0.9        0.3        0.1        0.1        0.5        0.7         2.1
Other income..............................      --       (0.7)      (0.2)      (0.2)      (0.1)      (0.4)     ( 0.3)       (0.3)
                                             -----      -----      -----      -----      -----      -----      -----      ------
Income (loss) from continuing operations
 before minority interests, equity
 interest in operations of affiliates and
 (provision) benefit for income taxes.....    20.1      (35.8)      (8.2)       1.7       21.9      (41.1)      49.2      (118.8)
                                             -----      -----      -----      -----      -----      -----      -----      ------
Minority interests' share of income to
 subsidiaries.............................    (3.8)       1.1       (1.2)       0.6       (3.5)      (0.7)      (0.5)         --
                                             -----      -----      -----      -----      -----      -----      -----      ------
Equity interest in operations of
 affiliates...............................      --         --         --         --         --         --        1.8         0.3
                                             -----      -----      -----      -----      -----      -----      -----      ------
Income (loss) from continuing operations
 before (provision) benefit for income
 taxes....................................    16.3      (34.7)      (9.4)       2.3       18.4      (41.8)      50.5      (118.5)
                                             -----      -----      -----      -----      -----      -----      -----      ------
(Provision) benefit for income taxes......    (0.3)      (2.6)       0.2         --       (0.5)       1.1       (3.9)      5 7.7
                                             -----      -----      -----      -----      -----      -----      -----      ------
Income (loss) from continuing
 operations...............................    16.0      (37.3)      (9.2)       2.3       17.9      (40.7)      46.6      ( 60.8)
                                             -----      -----      -----      -----      -----      -----      -----      ------
Loss from discontinued operations.........    (3.6)      (1.3)        --         --         --         --         --          --
Income on disposal of discontinued
 software division........................     0.1        4.0         --         --         --         --         --          --
                                             -----      -----      -----      -----      -----      -----      -----      ------
Net income (loss).........................    12.5%     (34.6)%     (9.2)%      2.3%      17.9%     (40.7)%     46.6%      (60.8)%
                                             =====      =====      =====      =====      =====      =====      =====      ======

     Our Instruction and Guidance revenue increased during the third quarter of each of 1998 and 1999, reflecting student preferences to take test preparation courses at the beginning of the traditional school year or in the summer. Traditionally, Instruction and Guidance revenue decreases in the fourth quarter, due to holiday and school vacations. Review.com's advertising and marketing fees experience similar trends. However, Review.com's content development revenue is dependent on Random House's publishing and sales schedules, which may not correlate with the beginning of the school year. Homeroom.com's content development revenue is based on our contract with McGraw-Hill, and is therefore more dependent on production requests than the school calendar. We expect Homeroom.com's Internet-based subscription sales to be greater in the third and fourth quarters, corresponding to the beginning of the school year, with revenue from these sales being recognized ratably over the contract term.

     Cost of revenue for the last four quarters in the Instruction and Guidance division has decreased as a percentage of revenue from the same period in the prior year. The only exception to this trend has been the first quarter of 2000 in which there were increased expenses relating to the launch of Princeton Review Online. Cost of revenue for Review.com is dependent on the production schedules for our books, which are published by Random House. Additionally, the costs related to producing the APPLY! CD-ROM'S have traditionally been expensed in the third and fourth quarters. We expect to phase out the CD-ROM product in favor of Web-based applications in the future. Homeroom.com's cost of revenue is currently based on the volume of workbook pages and questions written for McGraw-Hill. This cost of revenue is expected to fluctuate based on the volume of work produced by third party contractors as compared to the volume produced by our full-time editorial staff, whose salaries are recorded in general and administrative expense.

     Operating expenses have increased every quarter since the beginning of 1999 primarily as a result of increased personnel and related expenses. Each of the last four quarters, ending June 30, 2000, included significant costs related to PSU, SAR or stock compensation expense.

     As a result of the foregoing and other factors, we believe that quarter-to-quarter comparisons of our results are not necessarily meaningful, and these comparisons should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the shares of our common stock.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to 1995, our primary source of funding had been cash flow from operations. Since 1995, we have supplemented cash flow from operations by generating cash from periodic sales of our stock of Student Advantage. Additionally, in 1995, we sold a minority interest in our subsidiaries to Random House for approximately $8.0 million. In 1998, we received approximately $5.1 million from the sale of our software division. In April 2000, we received approximately $27.3 million in proceeds from the sale of our Series A preferred stock. The expansion of our Internet-based business has required increased amounts of expenditures in 1998, 1999 and the first six months of 2000 and is expected to require significant additional capital to fund operating losses, capital expenditures and working capital needs. We expect our operating losses to continue and to increase for the foreseeable future. At June 30, 2000, we had approximately $15.5 million of cash and cash equivalents.

     Net cash used by operating activities during the six months ended June 30, 2000 was $10.0 million, resulting primarily from the net loss for the period offset primarily by the increase in deferred tax benefits. Net cash used in investing activities during the six months ended June 30, 2000 was $2.7 million resulting primarily from the purchase of equipment and software and investment in affiliates. Net cash provided by financing activities was $25.6 million during the six months ended June 30, 2000 resulting primarily from proceeds received from the sale of Series A preferred stock.

     Net cash provided by operating activities during 1999 was $1.9 million, resulting primarily from advances on books to be delivered and an increase in accrued expenses, partially offset by the increase in accounts receivable and operating losses net of depreciation and amortization. Net cash used in investing activities during 1999 was $1.4 million and was primarily attributable to the purchase of furniture, fixtures and equipment and investment in other assets, totaling $2.5 million, partially offset by proceeds from the sale of marketable securities of $1.0 million. Net cash provided by financing activities during 1999 was $656,000, resulting primarily from proceeds from a line of credit and capital leases of $1.2 million, partially offset by distributions to stockholders of $540,000.

     Net cash used in operating activities during 1998 was $2.5 million, resulting primarily from an operating loss net of the gain on the sale of our software division. Net cash provided by investing activities during 1998 was $4.8 million and was primarily attributable to proceeds received from the sale of our software division. Net cash used in financing activities during 1998 was $1.4 million, resulting primarily from repayment of borrowings under our line of credit of $1.4 million and distributions to stockholders of $378,000, partially offset by net proceeds from capital equipment leases of $279,000.

     Net cash used in operating activities during 1997 was $373,000, resulting primarily from an operating loss net of depreciation and amortization and gains from the sale of securities and an increase in accounts receivable, partially offset by an increase in accrued expenses. Net cash used in investing activities during 1997 was $975,000 and was primarily attributable to the purchase of furniture, fixtures and equipment, investment in other assets and purchase of non-marketable securities, totaling $1.5 million, partially offset by proceeds from the sale of non-marketable securities of $505,000. Net cash provided by financing activities during 1997 was $503,000, resulting primarily from borrowings under credit facilities.

     We currently have a discretionary line of credit with a financial institution providing for borrowings of up to $1.5 million. This line of credit bears interest at the bank's prime rate plus 0.5% and expires September 30, 2000. As of June 30, 2000, we had no borrowings outstanding under this facility.

     Our future capital requirements will depend on a number of factors, including market acceptance of our products and services and the resources we devote to developing, marketing, selling and supporting our products. We expect to experience significant increases in our operating expenses for the foreseeable future in order to execute our business plan. We expect to devote substantial capital resources to:

        - continued development and expansion of our Internet-based offerings;

        - advertising, marketing and promotional activities;

        - hiring additional personnel in sales, marketing, Internet systems, product development and other areas; and

        - the acquisition of our independent franchises currently under option.

     We may also devote substantial capital resources to the repurchase of our other independently-owned franchises and to strategic acquisitions and relationships.

     We believe that the net proceeds from this offering, together with our line of credit, current cash and cash equivalents and any cash generated from operations, will be sufficient to fund our operations for at least the next 12 months. Despite these expectations, we may need to raise additional capital before the end of the next 12 months.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, Revenue Recognition in Financial Statements, which provides guidance on the accounting for revenue recognition. We are currently evaluating the applicability of SAB 101 to our existing agreements. If we conclude that our approach is different from the approach described in SAB 101, we will change our method of accounting to comply with the provisions of SAB 101. For companies with fiscal years beginning between December 16, 1999 and March 15, 2000, SAB 101, as amended, is required to be implemented no later than the fourth fiscal quarter of 2000.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. SFAS 133 requires us to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on our rights or obligations under the applicable derivative contract. We will adopt SFAS 133 no later than the first quarter of fiscal year 2001. As we do not currently engage in derivatives or hedging transactions, SFAS 133 is not expected to have an impact on our consolidated results of operations, financial position or cash flows.

YEAR 2000

     The year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, certain computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations.

     To date, we have not experienced any material problems as a result of the year 2000 issue. Costs to ensure that our systems and networks are year 2000 compliant have not been, and are not expected to be, material. We do, however, continue to monitor our systems for year 2000 compliance, including testing of the compatibility of all new systems that we introduce into our existing infrastructure.

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

                                    BUSINESS

OVERVIEW

     We help students and families achieve their educational and career goals, elementary and secondary schools maximize their effectiveness, and colleges and graduate schools attract greater numbers of qualified applicants at lower cost. We leverage our well-known and trusted Princeton Review brand and our 19 years of experience in providing students, parents and educators with innovative, high quality educational products and services. We believe that we are one of the few branded education companies able to deliver its products and services to multiple audiences through a variety of channels.

     Our business is divided into the following three divisions:

        - Instruction and Guidance delivers a range of services, including standardized test preparation for the SAT, GMAT, MCAT, LSAT, GRE and other admissions tests, both online and in a classroom setting. Instruction and Guidance also offers admissions counseling directly to students and through institutional relationships with high schools.

        - Review.com operates a leading educational Web site that brings together potential applicants and their families, guidance counselors and colleges and graduate schools to exchange information and facilitate the recruitment, application and admissions processes. Review.com also authors over 150 print and software titles that are published by Random House, TIME Magazine and other publishers.

        - Homeroom.com offers an online subscription service for schools and families that provides academic assessment, remediation and enrichment services to children in grades three through eight. Our Homeroom.com Web site recently completed its pilot program to 6,000 users in Texas, and we expect to offer its services in 24 additional states by the fourth quarter of 2000. Homeroom.com also creates Princeton Review branded content for use in McGraw-Hill's textbooks and workbooks.

     The Princeton Review was founded in 1981 by our Chairman and Chief Executive Officer, John Katzman, as an SAT preparation course. Today, we are the leading provider of SAT preparation courses and are among the leading providers of test preparation courses for most of the other major post-secondary and graduate admissions tests. In 1999, we and our franchisees provided courses to more than 90,000 students in over 500 locations in the United States and abroad, and launched the first of our Princeton Review Online courses in July 2000. In 1994, recognizing the potential of the Internet, we launched our Review.com Web site. Today, it is one of the most widely used educational Web sites dedicated to post-secondary academic opportunities.

INDUSTRY BACKGROUND

The Traditional Education Industry

     The education market is the second largest sector of the U.S. economy. In the United States, an estimated $700 billion, or approximately 10% of the gross domestic product, was spent on education in 1998. According to the U.S. Department of Education, approximately $372 billion was spent in the United States during the 1998-1999 school year in the K-12 sector. The U.S. Department of Education also estimates that during the 1999-2000 school year 53.5 million students were enrolled in over 111,000 public and private K-12 schools in more than 15,000 school districts.

     The higher education market in the United States consists of over 15 million full-time and part-time undergraduate and graduate students at more than 4,000 university and college campuses. During the 1998-1999 school year, institutions of higher education spent approximately $247 billion. On average, college graduates can expect to earn over 50% more income and have an employment rate that is nearly 7% higher than those without college degrees. Recognizing that higher education

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

leads to greater rewards in the workforce, more people are choosing to continue their education, with enrollment in higher education projected to increase by 14% by the year 2009.

Convergence of Internet Growth and Education

     The Internet is becoming an increasingly important part of American education as students, parents and educators recognize its potential as a powerful learning, communication and information resource. International Data Corporation estimates that instructional technology spending in the U.S. K-12 public school market will increase from $2.9 billion in 1998 to $6.8 billion in 2003. According to a 1999 survey, the U.S. Department of Education found that 99% of full-time public school teachers have access to computers or the Internet in their schools, and 66% of those teachers use computers or the Internet for classroom instruction. The U.S. Department of Education estimates that in 1999, 95% of public schools were connected to the Internet. As for the higher education market, Market Data Retrieval reports that in 1999 virtually every college offered Internet access to its students. An International Data Corporation survey also indicates that almost 39% of U.S. households currently subscribe to an online service.

Market Opportunity

     Increased public concern over the effectiveness of K-12 schools in teaching basic academic skills has increased the pressure on educators to improve overall student performance. As a result, over the past several years, a majority of states have begun to implement high-stakes testing programs that hold teachers, principals and superintendents accountable for student performance. Twenty-two states now publicize the performance of individual schools or reward them for high scores, and 32 states require students to score above a certain level in order to advance to the next grade or to graduate. As a result, educators are increasingly looking for a means to improve measurable academic performance and prepare students for these high-stakes assessments. In addition, parents are seeking a convenient and time-efficient way to participate in their children's education.

     As students make the transition from high school to college, families discover that the college selection and admissions process can be competitive, costly and complex. We estimate that more than $250 million was spent on test preparation courses in 1999. As an increasing number of students seek guidance through the testing and application process, many high schools find it increasingly difficult to provide students with effective college and career counseling and are looking for ways to improve academic counseling services. According to the National Center for Education Statistics, in 1997, the national student to counselor ratio in U.S. public schools was 508:1. As students are devoting an increasing amount of resources to compete with one another for a limited number of places at select institutions, colleges and graduate schools are also competing with one another to reach and enroll greater numbers of the most desirable prospects. To address these challenges, students, parents and schools are increasingly seeking a comprehensive, one-stop source of information and assistance in the application and admissions process.

THE PRINCETON REVIEW SOLUTION

     We provide integrated online, print and classroom-based products and services that address the needs of students, parents, educators and educational institutions. We have a well-known and trusted brand name founded on our experience and proven success in raising students' standardized test scores and providing quality academic information. Instruction and Guidance provides intensive online and classroom-based test preparation courses for the SAT, GMAT, MCAT, LSAT, GRE and other standardized tests, and also provides tutoring and admissions counseling services. Review.com provides students and counselors with valuable information and assistance in the application process and colleges and graduate schools with more effective ways to reach and enroll qualified applicants. Homeroom.com offers an online subscription service designed to help primary school students and teachers prepare for state-mandated assessments by providing them with real-time
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

feedback that connects them to targeted preparation, remediation and enrichment materials. Finally, we work with Random House, McGraw-Hill, TIME Magazine and others to provide content for guidebooks, textbooks, magazines and software. Through our complementary products and services, we believe we offer the following benefits:

Benefits to Students

     Improved admissions test scores. We enable prospective college and graduate school students to increase their scores on admissions tests through our online and classroom-based courses and test preparation books and software. Using our proven test preparation materials, we help our students increase their attractiveness to the institutions of their choice by improving scores on entrance exams, including the SAT, GMAT, MCAT, LSAT and GRE. According to a study performed by Roper Starch Worldwide in 1994, the average student taking a Princeton Review SAT preparation course improved his or her score by 140 points.

     Convenient resource for college selection and application services. Through Review.com, we provide students with a central source for comprehensive college and graduate school information and tools for managing the application process. Using our unique database of school information, potential applicants can research school rankings, admissions requirements, student opinions and financial aid. In 1999, we provided students with access to over 580 college applications online and on CD-ROM.

     Quality admissions counseling and advisory services. We provide college counseling services to students through our individual and institutional programs. Princeton Review 121 is a one-to-one counseling and tutoring service that gives students personal attention in the admissions process. We also offer high schools the opportunity to outsource or supplement existing admissions counseling services with our highly trained counselors and tools, which we believe offers students better service and enhanced admissions outcomes.

     Enhanced academic achievement. We work with schools' existing curricula to enable primary school students to maximize their academic potential and prepare for state-mandated assessments through our Web-based Homeroom.com. Students can review materials taught in school and improve on areas of weakness based on our individualized assessment. By leveraging our experience in standardized test preparation, we can help students avoid the negative consequences of poor academic performance such as summer school or grade repetition.

Benefits to Parents

     Increased involvement in educational and admissions processes. Our online services enable parents to increase their involvement in their children's education and college selection process in an easy and time-efficient manner. Homeroom.com allows parents to directly monitor their children's academic performance and access resources customized for their children's academic needs at their convenience. Using Review.com, parents can access information on specific colleges, the selection and admissions process, financial aid, student loans and scholarships.

     Trusted educational resource. Based on our 19 years as a leading provider of standardized test preparation courses, software and publications, we believe that The Princeton Review is one of the most trusted brands in educational products and services. We believe that parents view us as a trusted resource to guide them and their children through important educational transitions and feel confident in trusting their children's performance on standardized tests to our courses and our admissions counseling and tutoring services.

     Access to active community discussions. We provide focused, active discussion areas for parents to communicate and exchange information with one another and with educational experts on a variety of topics related to academic and admissions issues.

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

Benefits to Educators and Educational Institutions

     Improved college guidance programs in high schools. We help high schools improve their admissions counseling programs by supplying quality online and offline resources. Review.com allows counselors to easily collect, review and communicate information and monitor the progress of each application from a central place. In addition, through our institutional counseling program, we provide support services directly to counselors or enable high schools to completely outsource their guidance programs to us.

     Cost effective way for colleges and graduate schools to reach and enroll applicants. With hundreds of thousands of users accessing Review.com for information, we enable colleges and graduate schools to reach and enroll a broader audience of potential students in a more targeted, direct and cost-effective manner than other means currently available.

     Improved performance on state-mandated assessments. Through Homeroom.com, we assist schools in improving student and school performance on state-mandated assessments. In an increasing number of states, poor performance can lead to reduced school funding and diminished career opportunities for teachers and administrators, while higher scores can result in commendations, bonus pay and career enhancement.

     More efficient use of classroom time. We believe Homeroom.com is an efficient and effective tool for teachers to assess their students' progress and to identify and correct areas of weakness. Homeroom.com provides an easy way to individualize instruction and ensure that it is aligned with state standards while decreasing the time spent preparing for state-mandated assessments.

OUR STRATEGY

     Our objective is to build upon the Princeton Review brand and expertise in our existing and related education and testing markets. The key elements of our strategy include:

     Defining and securing the next generation of test preparation. We plan to continue to expand our online test preparation services to provide our students with a flexible, fully integrated package of online and classroom-based course offerings. This approach will permit our students to choose the optimal mix of online and offline learning for their specific needs. This will also allow us to expand our proven test preparation services to students who currently are unable to attend classroom-based courses due to geographic, time or social constraints, as well as deploy a range of products and services at more flexible and aggressive price points.

     Building presence in the K-12 market. We intend to build the user base of Homeroom.com in the K-12 market by demonstrating measurable improvement on high stakes state-mandated assessments. We plan to increase Homeroom.com usage by targeting schools and districts through a combination of our strategic partnership with bigchalk.com, direct mail and our sales force, as well as marketing Homeroom.com directly to parents. Because Homeroom.com is designed to become a part of daily academic routine, we believe that teachers, students and parents will grow to rely on it, increasing the likelihood of subscription renewals.

     Capitalizing on the network effect among students, parents, educators and schools on our Review.com Web site. We intend to capitalize on our position as a leading provider of information and services for the college and graduate school admissions process to attract greater numbers of students, parents, educators and schools to Review.com. By attracting additional students and parents, we create more opportunities for educators and schools to reach this audience. In turn, by drawing more educators and schools to Review.com, we create additional resources and information for students and parents. We believe that this network effect will increase Review.com's value to each participant and allow us to take advantage of additional revenue-generating opportunities, including increased revenue from educational institutions, higher price points for advertising and sponsorship and greater ability to cross-sell our products.

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

     Expanding institutional relationships. We seek to develop long-term relationships with educational institutions through our K-12 assessment, institutional admissions counseling, test preparation and admissions marketing services. We intend to target both public and private educational institutions through a directed marketing effort. We believe that development of long-term relationships with educational institutions will create high switching costs for our customers, encourage others to subscribe to our services and provide a renewable revenue stream.

     Increasing the cross-marketing of our products and services. We intend to more aggressively cross-market our products and services to existing customers in order to more fully address their varied needs. For example, Homeroom.com will allow us to form relationships with students and families that could later become users of our Review.com Web site and customers of our test preparation courses when they begin the college selection process. Similarly, an educational institution that has purchased Homeroom.com would be a targeted customer for our institutional counseling services. We believe that increased cross-marketing efforts will lead to greater retention of customers and increased use of our new products by existing customers.

     Broadening e-commerce and advertising initiatives. We intend to further leverage our large audience to generate additional sources of online revenue. We believe that the demographics of students and their parents make them attractive to advertisers and e-commerce partners since many significant purchases, such as cars, computers and furnishings, are made immediately prior to enrolling in college. We intend to aggressively market to corporate sponsors and advertisers and to increase the number of educational products available through our Web sites by forming additional e-commerce relationships.

OUR PRODUCTS AND SERVICES

Instruction and Guidance

     In 1999, we and our franchisees provided test preparation courses and tutoring services to over 90,000 students in over 500 course locations in 41 states and more than 12 countries. We provide test preparation courses to students taking the following major U.S. standardized tests:

     SAT                                    LSAT (Law School Admissions Test)
     GMAT (Graduate Management Admissions   MCAT (Medical College Admissions Test)
       Test)
     GRE (Graduate Record Examination)      ACT (American College Test)
     TOEFL (Test of English as a Foreign    PSAT
       Language)
     USMLE (United States Medical           SAT II
       Licensing Examination)

     We recently launched Princeton Review 121, a one-to-one, high-end admissions counseling and tutoring service. Through this service, we provide individual customers specific and concentrated assistance with test preparation and the college admissions process. We have recently expanded our SAT, SAT II and ACT test preparation services to the institutional educational market by entering into contracts with high schools and school districts to provide test preparation services to their students. We provided these services in more than 80 high schools in 1999.

     Our Classroom-Based Course Offerings

     Our test preparation courses focus on customer service and quality instruction. Our experienced teachers and tutors work with groups of no more than 12 students in our SAT classes and eight students in most of our graduate school classes. Our courses are intensive and typically run five to 10 weeks in length. Every course consists of classes, workshops and practice tests. We teach students basic skills and test-taking strategies during class and reinforce concepts taught in

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

class and review homework during workshops. We offer practice tests, taken under actual testing conditions, which we use to chart students' progress as they begin to apply our techniques.

     We believe that an important part of our test preparation courses is the high quality study materials and the advanced diagnostic analysis that our students receive. We spend significant resources on research and development to enhance the supplemental materials used in our courses. As a result, each of our students receives in-depth analytical materials, sample questions, testing drills, model exams and diagnostic analysis of their progress as they take the course.

     Our classroom-based courses are provided through company-operated locations and through our independent franchisees. Under our franchise agreements, our franchisees pay us a royalty of 8% of their cash receipts from all of their revenue collected under the Princeton Review name. They also purchase our course and marketing materials, which they use in conducting and promoting their classes. Royalties collected from our independent franchisees and revenue from their purchases of course and marketing materials accounted for approximately 8% of our 1999 revenue and approximately 9% of our revenue for the six-month period ending June 30, 2000. In North America, 15 franchisees operate approximately 40 offices under the Princeton Review name.

     Our Online Course Offerings

     We have developed the following online products to supplement our classroom-based courses and to serve as fully functional stand-alone online test preparation courses:

        - Tester. Tester is a computer adaptive testing engine we developed for offering online testing and diagnostic services. Students taking our courses can log on to our Review.com Web site, review sample questions and take full-length preparatory exams that simulate actual exams. Tester also analyzes the students' results and tracks their progress.

        - Online tools integrated into classroom-based courses. Our traditional test preparation courses offer students the option to complete drills and answer sample questions online as well as take model exams over the Internet through the Tester service. Students can also communicate with us directly through the Internet.

        - Princeton Review Online courses. In July 2000, we launched Princeton Review Online to provide an online alternative to our classroom-based courses. We expect that these Internet-based test preparation services will be most valuable to those who are unable to attend our live courses because of geographic, time or social constraints. Princeton Review Online courses follow the classroom-based course syllabus and include asynchronous and on-demand synchronous interactive "classes," scheduled small-class real time workshops with our instructors, live customer service available 24 hours per day, seven days per week and our Tester service. Princeton Review Online courses are currently available for the SAT and GMAT, with additional courses expected to follow.

     Our Institutional Counseling Services

     We provide individuals experienced in counseling high school students about post-secondary academic choices to high schools on an outsourced or supplemental basis. We provided these college counseling services in four high schools operated by Edison Schools in the 1999-2000 school year and intend to provide these services to three additional Edison high schools during the 2000-2001 school year. Our services in this area include college admissions expertise, applications and record-keeping, student and parent seminars and increased access to college admissions officers. We expect to expand our institutional counseling program to a total of approximately 10 high schools in the fall of 2000.

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

Review.com

     Review.com is one of the most widely used educational Web sites dedicated to post-secondary academic opportunities. Review.com helps students, parents and educational institutions by providing a comprehensive source of information on colleges and graduate schools, the school selection and admissions process, financial aid, student loans, scholarships and careers. Review.com also offers a number of interactive tools designed to assist students in finding a school, submitting an application and researching financing options. At the site, prospective college and graduate school students can also participate in a discussion group or order one of our more than 150 print and software titles. According to PC Data Online, for the month of June 2000 Review.com had approximately 394,000 unique users and nearly 9.0 million total page views.

     The following are some of the major services and tools available to the various users of Review.com:

     Students

        - Search. Our search engine allows students to evaluate colleges and graduate schools based on different criteria, from average admissions test scores to our quality-of-life ratings. The result is a list of the schools that match their needs and detailed information about each, including, in many cases, students' opinions of their schools' faculty, workload, social life, sports and more. Each college or graduate school's profile includes links to its Web site.

        - College and graduate school admissions discussion. We allow students to share college and graduate school admissions experiences and obtain advice from Princeton Review moderators.

        - Counselor-O-Matic. With this tool, students can assess their chances of admission to colleges they are interested in. They complete a profile from which we create three custom lists of schools based on their responses: "safety schools," "ballpark schools" and "reach schools." They can also use this tool to rate their own statistics against the average for each school.

        - My Schools. Students can use this personalized portfolio to help them track the colleges or graduate schools they are interested in and the numerous dates and deadlines that characterize the admissions process. An e-mail reminder feature is available to notify students of significant events. Students can also allow counselors, advisers and parents access to their personalized account.

        - APPLY Online. We enable students to access hundreds of college-specific admissions applications, including instructions to financial aid forms, teacher recommendations and counselor reports. APPLY Online allows students to enter personal information once and automatically repeats common information in each application they choose. Students complete applications on their computers and either print and mail them to the college or transmit them electronically.

     We are currently in the process of enhancing our Counselor-O-Matic and APPLY Online tools, with the goal of making them available by September 2000 to students interested in applying to graduate schools.

     Counselors

     With the launch of APPLY Online, we introduced our first set of online counselor tools. Students are able to allow their counselors to be actively involved in their application management process. Counselors are able to view the progress of all of their students, send targeted messages to individuals or groups and suggest customized lists of colleges.

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

     Colleges

     Review.com sells a number of marketing, recruiting, and application products and services to colleges. We allow them to tie their applications to the centralized databases of the Review.com Web site and the APPLY! CD-ROM. This allows students to reduce repetitive data entry and makes it easier to apply. Colleges may also include a customized profile in our books and in a section of our Web site entitled "school says." They may list themselves in the TIME Magazine/The Princeton Review's co-branded newsstand guide, The Best College For You. Finally, colleges may update their information online and monitor the progress of student interest in them and their applications.

     Content Development

     Review.com also develops content and authors more than 150 print and software titles under The Princeton Review brand. Our books are sold primarily through Random House, from which we collect fees from advances, royalties, and editing and marketing arrangements. We also provide content to The Learning Company for use in its software and collect royalties on its sales. Examples of the books, magazines and educational software products developed by the Review.com division include the following:

TOPIC                                                  TITLES
-----                                                  ------
Test Preparation Books                  Cracking the SAT
                                        Cracking the GMAT
                                        Cracking the GRE
College and Graduate School Guides      TIME Magazine/The Princeton Review's
                                        The Best College For You
                                        The Best 331 Colleges
                                        The Complete Guide to Business
                                        Schools
General Reference Publications          WordSmart
                                        WordSmart, Jr.
                                        MathSmart
                                        The Anatomy Coloring Workbook
Test Preparation and Educational        The Princeton Review: Inside the
  Software                              SAT,
                                        ACT and PSAT 2000 Edition

Homeroom.com

     Homeroom.com, our new Web-based subscription service, is designed to help primary and secondary school students improve outcomes on state-mandated assessments and maximize their overall academic performance. Homeroom.com, which is currently focusing on math and reading in grades three through eight, was launched in the fourth quarter of 1999 and recently completed its pilot program with 6,000 users in Texas. We are in the process of offering Homeroom.com to a wider audience, and expect to make it available in 24 states by the fourth quarter of 2000. Thereafter, we intend to make Homeroom.com available in additional states and add content for other grade levels.

     Homeroom.com enables teachers and parents to quickly assess students' academic strengths and weaknesses and provides immediate feedback and tailored educational resources for improving performance. Homeroom.com is aligned to state standards and works with existing curricula and lesson plans, thereby allowing teachers to focus more on curriculum and less on specific test preparation. Homeroom.com offers a large and growing library of practice test questions written to correspond to the requirements of applicable state proficiency exams. The questions are also designed to correspond to the student's grade level, the curriculum being taught and the primary textbook being used.

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

     In addition to a large pool of test questions and drills, Homeroom.com offers its users various educational resources that can be used for both general enrichment and targeted remediation. These resources include:

        - links directly to relevant, targeted content on other educational Web sites; and

        - original Homeroom.com lessons designed specifically to address areas of weakness identified in the testing and assessment phase and to reinforce curriculum objectives.

     Homeroom.com offers the following services to three distinct groups of users:

     Student.homeroom.com allows students to:

        - view and keep track of the status of their assignments;

        - practice skills being covered by their curriculum through individualized assignments created by their teachers or existing drills designed to correspond to state-mandated assessments;

        - assess their understanding of the material and areas of weakness;

        - focus on areas that need improvement by doing more drills or accessing Homeroom.com's database of skill-based exercises, including proprietary Homeroom.com lessons, and direct links to Web-based resources specific to the problems identified;

        - access a variety of resources for learning, including Web links, books, CD-ROMs and proprietary Homeroom.com lessons; and

        - communicate with other students in the class and their teachers through e-mail.

     Parent.homeroom.com allows parents to:

        - see what their child is learning in school and at home in one convenient location;

        - view recent assignments and skills that are covered by their child's curriculum;

        - explore suggested resources and other learning materials that they and their child can investigate together;

        - access a database of teaching tips when they and their child identify a skill that needs improvement; and

        - purchase a broad range of products that can benefit their child's educational development.

     Teacher.homeroom.com allows teachers to:

        - create assignments and tests online, assign projects on a group or an individualized basis and keep track of the status of their assignments;

        - assess how their students are progressing as a class or individually;

        - suggest remediation and enrichment strategies based on identified weaknesses;

        - access professional development resources; and

        - access a variety of resources for teaching their material, including Web links, books, CD-ROMs, and proprietary Homeroom.com lessons for teachers, students and parents that reinforce their curriculum objectives.

     In addition, through our Homeroom.com division, we develop content and provide editorial review services for McGraw-Hill's educational publishing units. Through this exclusive arrangement, our Princeton Review branded content is placed in McGraw-Hill's textbooks and workbooks and distributed to K-12 schools throughout the country.

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

STRATEGIC INVESTMENTS AND ACQUISITIONS

     We have made a number of strategic investments to facilitate the growth of our business and expand our presence on the Internet. We currently maintain ownership interests in the following companies:

        - Student Advantage, Inc. We invested in Student Advantage, a publicly owned college marketing company, in 1995 and owned approximately 2.5% of its outstanding stock, as of April 28, 2000. In addition, we maintain a strategic relationship with Student Advantage, which gives us the right to use some of its content on our Review.com Web site and to serve as its exclusive test preparation provider. Under a recent agreement, Student Advantage will also sell advertising space on Review.com.

        - Student Monitor, L.L.C. We currently own approximately 20% of Student Monitor, a privately held company that is a surveyor of college students' lifestyles and attitudes. We also participate in joint surveys with Student Monitor and use its survey information for product development and marketing efforts.

        - Tutor.com, Inc. Tutor.com, a privately held company we co-founded in 1998, matches students with tutors, both online and offline, through its database of tutor backgrounds and references. We currently own approximately 20% of Tutor.com and engage in various joint marketing arrangements, including banner advertisements and mutual graphical links between our Web sites. We use our relationship with Tutor.com to facilitate our own online admissions counseling and tutoring services. In addition, Tutor.com has agreed not to enter into an agreement or transact business with any entity that is involved in our principal lines of business.

     From time to time, we will seek to make additional investments in businesses with which we want to build strategic relationships. We also intend to pursue strategic acquisitions that will help us continue to increase our Internet presence, expand our product offerings or grow geographically. We expect our acquisition focus to be on companies with complementary products or services. With the exception of our option contract and discussions with our independent franchisees, we have no specific current plans to engage in any such acquisitions or investments.

     We recently completed the acquisition of two of our independent franchises and have entered into an option agreement allowing us to purchase two additional franchises. For a description of the terms of this agreement, see "Recent Developments -- Option Agreement to Purchase Two of Our Independent Franchises." We are also in the process of negotiating with a number of our other independent franchise holders regarding our potential acquisition of their franchises. If we acquire franchises currently under option, we expect to use a portion of the proceeds from this offering to consummate the acquisition. We may also use a portion of the net proceeds from this offering to purchase additional franchises if we are able to negotiate favorable terms. We anticipate that purchases of other franchises, if consummated, would involve some combination of cash, debt and the issuance of our stock. Currently, we do not have any agreements or commitments to purchase any of our independently operated franchises other than those described under "Recent Developments -- Option Agreement to Purchase Two of Our Independent Franchises."

SALES AND MARKETING

     The majority of our students and their parents choose our test preparation programs based on the recommendations of other students, other parents, teachers and counselors. We also build awareness of our brand and promote our products through relationships with other companies that publish and distribute our products. These include:

        - TIME Magazine, which co-brands, publishes and distributes our The Best College For You newsstand guides;

        - Random House, which publishes and distributes our test preparation books and trade books;

        - McGraw-Hill, which publishes K-12 textbooks and workbooks that contain our branded materials; and

        - The Learning Company, which publishes and distributes our content within its software.

     We also maintain an institutional sales force and engage in some national and local advertising.

     We expect to increase our sales and marketing efforts substantially in order to market our new offerings in the Instruction and Guidance division, increase traffic on Review.com and promote and support the launch of our Homeroom.com Web site. Our current and planned sales and marketing activities by division are as follows:

     Instruction and Guidance. Nationally, we use mass print media, conferences, direct mail and electronic media to market our products and services to students, parents and educators. Locally, we and our franchisees primarily advertise in local and school newspapers, distribute posters and sponsor school activities. We also conduct extensive free information sessions and practice tests to expose our products to our markets. Virtually everyone in our regional offices is part of the sales force. They and our regional phone centers counsel students and parents regarding specific courses. Our Princeton Review 121 admissions counseling and tutoring initiative will be marketed to high-end customers utilizing a distinctive message and dedicated marketing resources. Our Princeton Review Online products will be marketed through electronic media and e-commerce partnerships, as well as through our classroom course marketing efforts. We are presently building a national sales force to conduct sales of our test preparation and counseling services to schools and other educational institutions. We expect that marketing to educational institutions will constitute a major focus of the marketing activities of the Instruction and Guidance division.

     Review.com. Review.com has a sales and marketing force of 10 people actively soliciting colleges and graduate schools to subscribe to our APPLY Online and APPLY! CD-ROM application services. We have built our user base and volume through branding in other media and word-of-mouth. To attract users, we expect to increase marketing to students, parents, counselors and admissions officers through offline and online direct mail, sponsorships, keyword buys and syndicated licensing of content. Additionally, we will seek to expand our current strategic relationships with MSN, Student Advantage, Bolt and Vault.com and create new relationships with portals and online communities.

     Homeroom.com. We expect to market Homeroom.com to K-12 schools and school districts through a number of channels, including national conferences, direct mail, electronic media and telemarketing. We have also entered into a distribution agreement with bigchalk.com, a company with a broad national distribution network in the K-12 educational market. Under this agreement, bigchalk.com will serve as our exclusive outside distributor of Homeroom.com to the K-12 educational market. We also plan to sell Homeroom.com subscriptions directly to parents through distribution agreements with other Web sites and through electronic and print media.

PRODUCT DESIGN AND DEVELOPMENT

     We believe that successful product design, development and enhancement has been, and will continue to be, essential to the success of our business. We believe that the strength of our reputation and brand name is directly attributable to the quality of our products, and expect to continue to devote significant resources to enhancing our current products and offering additional high-quality products and services that are responsive to our customers' needs.

     Instruction and Guidance. We rely on our development staff, teachers and other education experts to create and refine the materials used in our Instruction and Guidance division. Our goal is to design and improve our products in such a way as to offer our students the best and most productive overall experience, while addressing their preferences and fitting within their lifestyles. We seek to accomplish this by:

        - continually updating and enhancing our test preparation materials and our teaching methods;

        - ensuring that our designated personnel take virtually every major standardized test for which we offer courses, so that our techniques and materials remain current;

        - performing quantitative and qualitative research into the preferences and needs of our customers;

        - regularly soliciting and reviewing feedback from students taking our courses; and

        - enhancing the services and functionality of our online test preparation tools and content.

     Our current focus in the Instruction and Guidance division is to develop and refine new products for our classroom courses, Princeton Review 121 counseling and tutoring, Princeton Review Online and institutional counseling initiatives. Overall, we seek to provide a complementary mix of online and offline offerings that students can choose from to best fit their needs and achieve their goals.

     Review.com. Since launching our Review.com Web site in 1994, we have continually expanded the material available and made improvements to its content and functionality. The informational materials and tools available on Review.com are developed and enhanced by our authors and design engineers, through strategic partnerships with third parties and through feedback from guidance and admissions counselors. We regularly modify and enhance our Web site to provide students, parents and guidance counselors with additional interactive tools designed to assist them with the college selection and admissions process. We also continually strive to provide our educational institution subscribers with more effective ways to reach potential applicants. Currently, we are focused on providing more tools for potential graduate school applicants and adding graduate programs as subscribers to our application services.

     Homeroom.com. We rely on a team of teachers, educational experts and developers to research, design and enhance our Homeroom.com educational products. We believe that the following product design traits differentiate our Homeroom.com products from those of our competitors:

        - unique combination of assessment tools and in-depth individualized remediation resources provides students and teachers with an efficient means of identifying specific weaknesses and then correcting them;

        - a large question pool aligned with the skills tested on state-mandated assessments based on the state in which the user resides, and tools to further build and refine the question pool; and

        - designed to work with the existing curriculum rather than alter or supplant it.

     Our current focus in the Homeroom.com division is to enhance functionality and partner with additional educational Web sites to expand our targeted enrichment and remediation resources. We also plan to continue to expand our question pool and make Homeroom.com available in more states and grades.

TECHNOLOGY

     The purpose of our technology platform is to provide systems that help distinguish us in the marketplace, operate cost-effectively and accommodate future growth. We currently use a combination of commercially available and custom developed software and hardware systems. These systems are located at our Internet hosting facility, our corporate headquarters and at our

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

regional offices. We use a Microsoft/Linux/Intel platform that provides us with the ability to scale both capacity and functionality.

     One of our ongoing primary objectives is to maintain reliable systems. We have implemented performance monitoring for all key Web and business systems to enable us to respond quickly to potential problems. Our Web sites, along with regional office replica data sets, are hosted at Frontier Global Center, a third party facility in New York City. This facility provides redundant utility systems, a backup electric generator and 24-hour a day server support. All servers have uninterruptible power supplies and redundant file systems to maximize system and data availability. We regularly back up our data to minimize the impact of data loss due to system failure. The servers at our regional sites also have the capability of supporting multiple offices so that in the event of service interruptions on one server we are able to reroute processing to the servers in other offices.

SIGNIFICANT CUSTOMERS

     Royalties, advances and other fees from services rendered by us to McGraw-Hill represented 12% of our revenue in 1999 and 3% of our revenue in 1998. Royalties, advances and other fees from books authored by us and published and distributed by Random House represented 7% of our revenue in 1999 and 9% of our revenue in 1998.

COMPETITION

     The markets for our online and offline educational products and services are fragmented and highly competitive. Companies in our offline educational markets are well established, and we believe they will expand their offerings into our online markets. As a result, we expect competition from both new and established companies to intensify in the future across all of our target markets. We compete directly and indirectly with the following types of companies:

        - providers of online and offline test preparation, admissions assistance and career counseling to prospective higher education students;

        - companies that provide prospective students with Internet-based information about higher education institutions as well as companies that provide these institutions with access to the student market;

        - companies that provide software and Internet-based educational assessment and remediation products and services to students, parents, educators and educational institutions;

        - traditional print media companies that publish books and magazines about standardized test preparation and college and graduate schools, and offer admissions information and services to students and educational institutions; and

        - non-profit and membership educational organizations that offer both personal and Internet-based products and services to assist individuals and educational organizations with counseling, marketing and student applications.

     We believe that the principal competitive factors in our online and offline markets include the following:

        - brand recognition;

        - ability to demonstrate measurable results;

        - availability of integrated online and offline solutions;

        - ability to achieve a critical mass of students, parents and educational institutions on our Web site;

        - quality of overall user experience;

        - speed in the introduction of new services;

        - quality of materials and teachers;

        - alignment of offerings with specific needs of students, parents and educators; and

        - value and availability of products and services.

     We believe that we are well positioned to compete in these areas and that our well-known and trusted Princeton Review brand combined with our 19 years of experience in providing students, parents and educators with innovative, high-quality educational products and services provide us with important competitive advantages in our target markets. We also believe that our ability to attract students, parents and educators to our highly trafficked Review.com Web site offers sponsors and merchandisers an attractive source of potential consumers. Finally, we believe that none of our competitors currently offers the breadth of educational products and services through the variety of channels that we provide. However, some of our competitors have more resources than we do, and they may be able to respond more quickly than we can to new technologies or changes in the education market. As a result, we may not be able to maintain our competitive advantages over current or future competitors, and our business could suffer materially.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

     Our copyrights, trademarks, service marks, trade secrets, proprietary technology and other intellectual property rights distinguish our products and services from those of our competitors, and contribute to our competitive advantage in our target markets. To protect our brand, products and services and the systems that deliver those products and services to our customers we rely on a combination of copyright, trademark and trade secret laws as well as confidentiality agreements and licensing arrangements with our employees, customers, independent contractors, sponsors and others.

     We strategically pursue the registration of our intellectual property rights. However, effective patent, trademark, service mark, copyright and trade secret protection may not always be available. Existing laws do not provide complete protection, and monitoring the unauthorized use of our intellectual property requires significant resources. We cannot be sure that our efforts to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate these rights. In addition, there can be no assurance that competitors will not independently develop similar intellectual property. If others are able to copy and use our products and delivery systems, we may not be able to maintain our competitive position. If litigation is necessary to enforce our intellectual property rights or determine the scope of the proprietary rights of others, we may have to incur substantial costs or divert other resources, which could harm our business.

     In addition, competitors and others may claim that we have infringed their intellectual property rights. Defending any such lawsuit, whether with or without merit, could be time-consuming, result in costly litigation or prevent us from offering our products and services, which could harm our business. If a lawsuit against us is successful, we may lose the rights to use our products or be required to modify them, or we may have to pay financial damages. We have been subject to infringement claims in the past and expect to be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties.

     We have used "The Princeton Review" as our principal service mark since 1982. Although we have registered the mark, our application for registration was opposed by an educational institution and the validity of our registration is uncertain. We believe we have acquired intellectual property rights in "The Princeton Review" service mark and trademark due to our long-term use of the mark; and no one has objected to this use of the mark, as distinguished from federal registration, during the 18 years we have used it.

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

     In order to develop, improve, market and deliver new products and services, we may be required to obtain licenses from others. There can be no assurance that we will be able to obtain licenses on commercially reasonable terms or at all or that rights granted under any licenses will be valid and enforceable.

GOVERNMENT REGULATION

     We must comply with regulations adopted by the Federal Trade Commission and with several state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising, or the FTC Rule, and various state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule and applicable state laws and regulations.

     We also must comply with a number of state laws that regulate substantive aspects of the franchisor-franchisee relationship, including:

        - those governing the termination or non-renewal of a franchise without good cause;

        - requirements that a franchisor deal with its franchisees in good faith;

        - prohibitions against interference with the right of free association among franchisees; and

        - those regulating discrimination among franchisees in charges, royalties or fees.

     Some foreign countries also have laws affecting the offer and sale of franchises within their borders and to their citizens and U.S. federal and state franchise regulation may be applicable to our efforts to establish franchises abroad. Failure to comply with these laws could limit or preclude our ability to expand internationally through franchising.

     To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. However, compliance with federal, state and international franchise laws can be costly and time consuming, and we cannot assure you that we will not encounter delays, expenses or other difficulties in this area.

EMPLOYEES

     As of June 30, 2000, we had 278 full-time employees and 1,480 part-time employees. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

FACILITIES

     Our headquarters are located in New York, New York, where we lease approximately 26,000 square feet of office space under a lease that expires on August 31, 2010. We also lease an aggregate of approximately 106,500 square feet of office space for additional operations in New York, New York and our 14 regional offices located in California, Georgia, Illinois, New York, Ohio, Pennsylvania, Washington, Washington D.C. and Canada.

LEGAL PROCEEDINGS

     From time to time, we are involved in legal proceedings incidental to the conduct of our business. We are not currently a party to any legal proceeding which, in the opinion of our management, is likely to have a material adverse effect on us.

SEGMENT INFORMATION

     For financial information relating to our operating divisions by business segment, see Note 14 to our consolidated financial statements included elsewhere in this prospectus.
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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our current executive officers and directors.

NAME                             AGE                             POSITION
----                             ---                             --------
John S. Katzman................  40     Chairman and Chief Executive Officer
Mark Chernis...................  33     President and Chief Operating Officer
Stephen Melvin.................  48     Chief Financial Officer
Stephen Quattrociocchi.........  37     Executive Vice President, Instruction and Guidance Division
Evan Schnittman................  37     Executive Vice President, Review.com Division
Linda Nessim-Rubin.............  33     Executive Vice President, Communications
Bruce Task.....................  50     Executive Vice President, Princeton Review Ventures
Steven Hodas...................  40     Executive Vice President, Strategic Development
Peter Taylor...................  37     Senior Vice President, Technology
Richard Katzman................  43     Director
V. Frank Pottow................  36     Director
John C. Reid...................  49     Director
Richard Sarnoff................  41     Director
Sheree T. Speakman.............  45     Director
Howard A. Tullman..............  55     Director

------------------------------

     John S. Katzman, Chairman and Chief Executive Officer, founded our company in 1981. Mr. Katzman has served as our Chief Executive Officer and director since our formation. Mr. Katzman served as our President from 1981 until August 2000. Mr. Katzman is the brother of Richard Katzman, one of the other members of the board of directors. Mr. Katzman is also a director of Student Advantage. Mr. Katzman received a BA from Princeton University.

     Mark Chernis, President and Chief Operating Officer, joined us in 1984. Mr. Chernis has served as Chief Operating Officer since 1995 and became President in August 2000. From 1989 to 1995, Mr. Chernis served as our Vice President, Operations. From 1984 to 1989, Mr. Chernis served as a systems analyst. Mr. Chernis received a BA from Vassar College.

     Stephen Melvin, Chief Financial Officer, joined us in 1998. From 1996 to 1998, he served as Vice President of Solow Realty Company where he was responsible for overseeing the property management business. From 1987 to 1996, Mr. Melvin was Chief Financial Officer of Western Heritable Investment Corporation, a real estate investment and management company. From 1983 to 1987, Mr. Melvin served as Controller of Private Satellite Network, Inc. From 1978 to 1983, Mr. Melvin was Assistant Corporate Controller of Paramount Pictures Corp. From 1974 to 1978, Mr. Melvin was a Certified Public Accountant at Deloitte & Touche LLP. Mr. Melvin received a BA from the University of Virginia and an MS from New York University.

     Stephen Quattrociocchi, Executive Vice President, Instruction and Guidance division, joined us in 1988. Since 1997, he has served as Executive Vice President of our Instruction and Guidance division. From 1991 to 1997, Mr. Quattrociocchi served as Vice President of Course Operations. Mr. Quattrociocchi received a BS from the Massachusetts Institute of Technology and an MBA from The Wharton School.

     Evan Schnittman, Executive Vice President, Review.com division, joined us in 1996. Since 1998, Mr. Schnittman has served as Executive Vice President, Review.com division. From 1996 to 1998, Mr. Schnittman was Editor-in-Chief, responsible for our editorial and production departments.

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

Before joining us, Mr. Schnittman was a Senior Editor at Little, Brown & Company from 1993 to 1996. Mr. Schnittman received a BA from the University of Iowa.

     Linda Nessim-Rubin, Executive Vice President, Communications, joined us in 1990. Ms. Nessim-Rubin has served in her current capacity since 1998. She manages the Princeton Review brand and oversees communications and marketing, as well as human resources. From 1995 to 1998, she was Vice President, Marketing Operations. Prior to joining us, Ms. Nessim-Rubin worked as an Account Executive for Hakahudo Advertising. Ms. Nessim-Rubin received a BFA from Parsons School of Design.

     Bruce Task, Executive Vice President, Princeton Review Ventures, joined us in 1987. From 1997 to early 2000, he served as Executive Vice President of Strategic Planning. From 1996 to 1997, he served as Vice President of Research and Development, and from 1988 to 1995 he served as our Chief Financial Officer. From 1987 to 1988, Mr. Task was director of our Washington, D.C. office. Mr. Task received a BS from C.W. Post College.

     Steven Hodas, Executive Vice President, Strategic Development, joined us in 1995. From 1995 to 1999, Mr. Hodas served as our Vice President, Online Services. From 1993 to 1995, Mr. Hodas served as Project Manager for the NASA K-12 Internet Initiative where he was responsible for advising the White House and federal and state agencies on school technology policy. Mr. Hodas received a BA from Sarah Lawrence College.

     Peter Taylor, Senior Vice President of Technology, joined us in 1999. From 1998 to 1999, Mr. Taylor was Custom Application Solution Director at Whittman-Hart, Inc., a computer consulting firm. From 1997 to 1998, he served as Distributed Computing Practice Manager at Automated Concepts, Inc., a computer consulting firm. From 1996 to 1997, he served as Regional Manager at CGS Computer Associates, Inc., a computer consulting firm, and from 1993 to 1996, Mr. Taylor was Director of Consulting at Computer Generated Solutions, Inc., a computer consulting firm. Mr. Taylor received a BS from the Illinois Institute of Technology.

     Richard Katzman has served as a director of our company since 1985. Since 1997, Mr. Katzman has been the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of humidifiers, vaporizers and other consumer appliances. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. Mr. Katzman is the brother of John S. Katzman, the Chairman and Chief Executive Officer of our company. Mr. Katzman received a BA from Brown University.

     V. Frank Pottow has served as a director of our company since April 2000. Mr. Pottow has been a Managing Director of SG Capital Partners LLC, the American merchant banking affiliate of French bank Societe Generale, since 1997. From 1996 to 1997, he served as Managing Director of Thayer Capital Partners, L.P., a private equity manager. From 1992 to 1996, he was a Principal at Odyssey Partners L.P., a private investment partnership. He is also a member of the board of directors of Bargo Energy Company. Mr. Pottow received a BS from the Wharton School and an MBA from Harvard Business School.

     John C. Reid has served as a director of our company since March 2000. Since 1999, Mr. Reid has been the Chief Executive Officer of CometSystems.com, a company that develops software for the Internet. From 1996 to 1999, Mr. Reid served as Chief Operating Officer of Edison Schools, Inc. From 1974 to 1996, Mr. Reid served in the Executive Management of The Coca-Cola Company, including from 1985 to 1996 as Senior Vice President, Marketing, Coca-Cola USA and Chief Environmental Officer, The Coca-Cola Company. Mr. Reid is also a member of the board of directors of Funderstanding, Inc., Giftworld.com, Inc. and Magnetic Data Technologies, L.L.C. Mr. Reid received a BA from Brandeis University and an MA from Massachusetts Institute of Technology.

     Richard Sarnoff has served as a director of our company since 1998. Since 1998, Mr. Sarnoff has been Executive Vice President and Chief Financial Officer of Random House, Inc. From 1996 to 1998, Mr. Sarnoff served as Chief Financial Officer of Bantam Doubleday Dell, a consumer book
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

publisher, and from 1995 to 1998, he was Senior Vice President, Corporate Development of Bantam Doubleday Dell. Mr. Sarnoff is also a member of the board of the Children's Museum of Manhattan. Mr. Sarnoff received a BA from Princeton University and an MBA from Harvard Business School.

     Sheree T. Speakman has served as a director of our company since March 2000. Since 1998, Ms. Speakman has been President and Chief Executive Officer of Fox River Learning, Inc., an education consulting firm. From 1983 to 1998, Ms. Speakman was a principal at Coopers & Lybrand LLP where she led their national efforts in K-12 financial analysis and consulting. Ms. Speakman is also a director of StandardsWork, Inc., an education consulting company that specializes in standards-driven learning. Ms. Speakman received a BA from Albion College and an MBA from the University of Chicago.

     Howard A. Tullman has served as a director of our company since March 2000. Since March 2000, Mr. Tullman has been the General Manager of the Chicago High Tech Investors I, LLC, an Internet-oriented investment fund. From September 1996 to February 2000, Mr. Tullman was the Chief Executive Officer of Tunes.com, Inc. and its predecessors, an Internet music site he helped found, which was sold to EMusic.com, Inc. From October 1993 to October 1996, Mr. Tullman was the President and Chief Executive Officer of Imagination Pilots, Inc., a multimedia software developer he founded in 1993. Mr. Tullman serves as a director of EMusic.com, Inc. and is the Chairman of the Board of The Cobalt Group. Mr. Tullman received a BA from Northwestern University and a JD from Northwestern University School of Law.

BOARD COMPOSITION

     We currently have seven directors. Under our restated certificate of incorporation, which will become effective upon the closing of this offering, the terms of office of our directors will be divided into the following three classes:

        - Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

        - Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

        - Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

     The Class I directors will be John S. Katzman, V. Frank Pottow and John C. Reid, the Class II directors will be Richard Katzman and Sheree T. Speakman and the Class III directors will be Richard Sarnoff and Howard A. Tullman. At each annual meeting of stockholders after the initial classification or special meeting held in place of an annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or similar special meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of The Princeton Review.

COMMITTEES OF THE BOARD OF DIRECTORS

     In June 2000, our board of directors established an audit committee and a compensation committee.

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

     Audit Committee. The audit committee assists the board of directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls to assure:

        - that assets are safeguarded and that financial reports are properly prepared;

        - consistent application of generally accepted accounting principles;
          and

        - compliance with management's policies and procedures.

     In performing these functions, the audit committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their responsibilities. The audit committee also:

        - recommends an independent audit firm to audit financial statements and to perform services related to audits;

        - reviews the scope and results of audits with independent accountants;

        - reviews with management and independent accountants our annual operating results;

        - considers the adequacy of our internal accounting control procedures; and

        - considers our accountants' independence.

     The audit committee currently consists of V. Frank Pottow (Chairman), John
C. Reid and Sheree T. Speakman.

     Compensation Committee. The primary function of the compensation committee is to determine management and executive compensation and establish fringe benefit and other compensation policies. The compensation committee is also responsible for the administration of our stock incentive plan, including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. The compensation committee currently consists of V. Frank Pottow, Richard Sarnoff and Howard A. Tullman (Chairman).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During our last completed fiscal year, we did not have a compensation committee. John S. Katzman, Mark Chernis and Linda Nessim-Rubin participated in deliberations of our board of directors concerning executive officer compensation. On June 15, 2000, our board of directors formed a compensation committee. None of our officers or other employees serves as a member of our compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Each of our non-employee directors received an award of options to purchase 20,000 shares of common stock as one-time compensation for services as a director. Richard Katzman received an additional grant of options to purchase 30,000 shares in consideration for past services as our director. These options have an exercise price of $6.25 and vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to an additional 6.25% of such shares each quarter thereafter until fully vested. All of the options have a term of 10 years, subject to earlier termination in the event of termination of service as our director.

     We reimburse our directors for reasonable expenses they incur in attending meetings of our board of directors and its committees.

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

EXECUTIVE COMPENSATION

     The following table shows the total compensation paid for the year ended December 31, 1999 for our Chief Executive Officer and the other four most highly compensated executive officers whose annual salary and bonus exceeded $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL
                                                            COMPENSATION
                                                         -------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY      BONUS     COMPENSATION
---------------------------                              --------    -------    ------------
John S. Katzman........................................  $368,433         --             --
  Chairman and Chief Executive Officer
Mark Chernis...........................................   228,462    $47,273     $5,000,000
  President and Chief Operating Officer
Stephen Quattrociocchi.................................   200,000         --      1,250,000
  Executive Vice President, Instruction and Guidance
  Division
Bruce Task.............................................   196,250     25,000        625,000
  Executive Vice President, Princeton Review Ventures
Stephen Melvin.........................................   165,096     30,000        625,000
  Chief Financial Officer

     Amounts listed above under "All Other Compensation" represent the value, as of December 31, 1999, of PSUs awarded to each of the persons listed in the table above during the year then ended. Of the amounts of PSUs listed in the table above, $625,000 of Mr. Chernis', $104,167 of Mr. Quattrociocchi's, $20,833 of Mr. Task's and $156,250 of Mr. Melvin's PSUs were vested as of December 31, 1999. All of the PSUs shown in the table above have been relinquished in connection with the termination of the PSU Plan and the adoption of the 2000 Stock Incentive Plan as part of our restructuring. The consideration received by the persons listed in the table above with respect to their relinquishment of these and other PSUs held by them is described under "Related Party Transactions."

OPTION GRANTS IN 2000, AS OF JULY 31, 2000

     The following table shows grants of stock options to our Chief Executive Officer and to the other executive officers named in the Summary Compensation Table above during 2000, as of July 31, 2000. Our stock incentive plan was adopted on March 31, 2000 as a replacement for our previous PSU and SAR plans. Accordingly, there were no options granted in 1999.

     The percentages in the table below are based on options to purchase an aggregate of 1,734,429 shares of common stock granted under our stock option plan through July 31, 2000 to our employees, consultants and directors. The exercise price per share of each option was not less than the fair market value of the common stock on the date of grant as determined by the board of directors, except for 165,288 options granted to replace previously outstanding SARs which were granted with exercise prices equal to the exercise price of the SARs they replaced. All options, other than Mr. Quattrociocchi's, shown in the following table with an exercise price of $6.25 per share vest as to 6.25% of these shares each quarter following the grant date until fully vested. Mr. Quattrociocchi's options with an exercise price of $6.25 per share vest as to 8.33% of these shares each quarter following the grant date until fully vested. All options shown in the following table with exercise prices below $6.25 per share are fully vested. All of the options have a term of 10 years, subject to earlier termination in the event of a termination of employment.

     Potential realizable values are net of exercise price before taxes and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year term. These numbers are calculated based on the requirements of the Commission and do not reflect our estimate of future stock price growth.

                                                                                         POTENTIAL
                                                                                     REALIZABLE VALUE
                                                                                        AT ASSUMED
                                          INDIVIDUAL GRANTS                               ANNUAL
                       --------------------------------------------------------       RATES OF STOCK
                       NUMBER OF                                                           PRICE
                       SECURITIES    PERCENT OF TOTAL                                APPRECIATION FOR
                       UNDERLYING   OPTIONS GRANTED TO   EXERCISE                         OPTION
                        OPTIONS        EMPLOYEES IN      PRICE PER   EXPIRATION   -----------------------
NAME                    GRANTED       FISCAL YEAR(%)     SHARE($)       DATE          5%          10%
----                   ----------   ------------------   ---------   ----------   ----------   ----------
John S. Katzman......        --              --               --           --             --           --
Mark Chernis.........   300,000            0.17%           $6.25       4/1/10     $1,179,000   $2,988,188
                         23,100            0.01             1.46       4/1/10         21,222       53,787
                          4,928               *             1.70       4/1/10          5,262       13,336
Stephen Melvin.......   170,000            0.10             6.25       4/1/10        668,100    1,693,306
Stephen
  Quattrociocchi.....   120,000            0.07             6.25       4/1/10        471,600    1,195,275
                         15,400            0.01             1.46       4/1/10         14,148       35,858
                          3,234               *             1.70       4/1/10          3,453        8,752
Bruce Task...........    47,500            0.03             6.25       4/1/10        186,675      473,130
                         23,100            0.01             1.46       4/1/10         21,222       53,787
                          5,698               *             1.70       4/1/10          6,084       15,420

---------------
* less than 0.01%

OPTION VALUES AS OF JULY 31, 2000

     The following table provides summary information concerning stock options held as of July 31, 2000 by our Chief Executive Officer and by the other executive officers named in the Summary Compensation Table above.

                                                          NUMBER OF                     VALUE OF
                                                    SECURITIES UNDERLYING       UNEXERCISED IN-THE-MONEY
                                                     UNEXERCISED OPTIONS         OPTIONS AS OF JULY 31,
                          SHARES                     AS OF JULY 31, 2000                  2000
                         ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                    ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   -----------   -------------   -----------   -------------
John S. Katzman.......         --          --          --              --             --             --
Mark Chernis..........         --          --      46,778         281,250       $133,057             --
Stephen Melvin........         --          --      10,625         159,375             --             --
Stephen
  Quattrociocchi......         --          --      28,634         110,000         88,471             --
Bruce Task............         --          --      31,767          44,531        136,562             --

2000 STOCK INCENTIVE PLAN

     The following is a summary description of our 2000 Stock Incentive Plan. You may refer to the exhibits that are part of the registration statement for a copy of the stock incentive plan.

     On March 31, 2000, we adopted our 2000 Stock Incentive Plan for the benefit of our officers, other employees and directors and the officers, other employees and directors of our subsidiaries. The stock incentive plan will remain effective until March 30, 2010.

     The stock incentive plan provides for the grant of:

        - options that are intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code;

        - options not intended to so qualify, or NQOs;

        - awards of restricted stock; and

        - awards of deferred stock.

     Our officers, other employees and directors and our affiliates designated by the compensation committee of our board of directors are eligible to receive grants under the plan. The plan is administered by the compensation committee, and stock options, restricted stock awards and deferred stock awards are granted at the discretion of the compensation committee.

     Options.  The compensation committee determines:

        - which eligible persons will be granted options under the plan;

        - the type of options and the terms and conditions of exercisability;

        - the term of the options; and

        - the number of shares of common stock for which an option will be granted.

     The maximum term of each stock option granted under the plan is 10 years and one day. If an optionee's employment terminates, the option will remain exercisable only to the extent determined by the compensation committee.

     The aggregate fair market value, determined at the date the option is granted, of stock with respect to which ISOs granted under the stock incentive plan are exercisable for the first time in any calendar year by any eligible officer or other employee may not exceed $100,000. The exercise price of ISOs granted under the stock incentive plan may not be less than fair market value of the stock on the date of grant, as determined by the compensation committee. The exercise price for each NQO granted under the stock incentive plan is determined by the compensation committee at the time of grant.

     Restricted Stock Awards.  The compensation committee determines:

        - which eligible persons will receive restricted stock awards;

        - whether the grant will be an award of restricted stock or rights to purchase restricted stock;

        - the number of shares of restricted stock or rights to purchase restricted stock granted;

        - the price to be paid by the recipient of a right to purchase restricted stock; and

        - the vesting conditions of such awards.

     Unless otherwise determined by the compensation committee, if an employee terminates employment before all of his or her restricted stock has vested or the vesting requirements are otherwise not met, the unvested shares of restricted stock will be forfeited. The purchase price paid by the employee with respect to such shares will be returned to the employee or a cash payment equal to the restricted stock's fair market value on the date of forfeiture, if lower, will be paid to the employee. The compensation committee determines whether holders of restricted stock will have the right to vote with respect to their stock and whether they will be entitled to dividends.

     Deferred Stock Awards.  The compensation committee determines:

        - which eligible persons will receive deferred stock awards;

        - the number of shares of deferred stock to be awarded; and

        - the length and conditions of the deferral period.

     Deferred stock awards may be conditioned upon the attainment of specified performance goals or other criteria. Upon the expiration of the deferral period, the grantee will be paid the value of the deferred stock award in stock, cash or a combination, at the discretion of the compensation committee. Upon termination of employment prior to the expiration of the deferral period, the employee will forfeit all deferred stock awards.

     The total number of shares of our common stock reserved and available for awards under the stock incentive plan is 3,000,000. As of July 31, 2000, there were:

        - options outstanding under the stock incentive plan to purchase 1,734,429 shares of our Class B non-voting common stock at a weighted average exercise price of $5.81 per share;

        - 1,084,132 shares of Class B non-voting common stock issued under the plan; and

        - 181,441 shares available for future issuance under the plan.

     Our board of directors has authorized an increase of 1,000,000 in the total number of shares of our common stock available for awards under the plan to 4,000,000 upon the completion of this offering.

     Change in Control. Under the stock incentive plan, in the event of a change in control, all options become fully exercisable and all restrictions and deferral limitations applicable to restricted stock awards and deferred stock awards lapse, unless a successor assumes or substitutes options. If a successor assumes or substitutes options in connection with a change in control and an employee's employment is terminated in connection with or within one year following a change in control without cause or after being reassigned, all options become fully exercisable and all restrictions and deferral limitations applicable to restricted stock awards and deferred stock awards lapse. A change in control is defined under the stock incentive plan as:

        - a corporate merger or similar transaction in which we are not the surviving entity;

        - the acquisition of 30% of our outstanding voting common stock by an outside entity or a related group of outside entities;

        - a change in the majority of the composition of our board of directors within two years without the approval of two-thirds of the existing directors;

        - our liquidation or dissolution or a sale of substantially all of our assets to an outside entity; or

        - the execution of a binding agreement, which, if consummated, would result in a change in control described above.

     For purposes of the above definition, an outside entity means any person or entity other than an affiliate of ours or any shareholder of any such affiliate as of September 1, 1998.

     Federal Income Tax Consequences. The following is a summary of federal income tax consequences generally arising with respect to awards made under the stock incentive plan.

     The grant of an option will create no tax consequences for the optionee or us. Upon exercising an option, other than an ISO, the optionee will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and we will generally be entitled to a tax deduction in the same amount. An optionee generally will not recognize taxable income upon exercising an ISO and we will not be entitled to any tax deduction with respect to an ISO if the optionee holds the shares for the applicable periods specified in the Internal Revenue Code.

     With respect to restricted stock awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of the shares or other property delivered. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

EMPLOYMENT AGREEMENTS

     Agreement with John S. Katzman. On August 7, 2000, we entered into an employment agreement with John S. Katzman for his continued service as our Chief Executive Officer at an annual base salary of $400,000, increasing each year at the discretion of the board of directors. The agreement includes a performance bonus of between 10% and 100% of his base salary. The agreement provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Katzman voluntarily terminates employment or until we give Mr. Katzman written notice at least six months prior to the anniversary date of the agreement.

     If we terminate Mr. Katzman's employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Katzman his annual base salary for an additional 18 months following termination.

     Under this agreement, Mr. Katzman has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Katzman has also agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchises and then commencing services for Mr. Katzman.

     Agreement with Mark Chernis. On April 18, 2000, we entered into an employment agreement with Mark Chernis for his continued service as our Chief Operating Officer at an annual base salary of $257,500, increasing by 3% each year. The agreement includes a $50,000 annual bonus and an annual performance bonus of up to 50% of base salary. The agreement supersedes all previous agreements between us and Mr. Chernis and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Chernis voluntarily terminates employment or until we give Mr. Chernis written notice of non-renewal six months prior to the anniversary of the date of the agreement.

     The employment agreement grants Mr. Chernis stock options to purchase 300,000 shares of our Class B non-voting common stock at a price of $6.25 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Chernis vest in equal quarterly installments until the fourth anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     If we terminate Mr. Chernis' employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Chernis his annual base salary for an additional 18 months following termination. In addition, we have agreed to reimburse Mr. Chernis for any payments he makes to maintain medical and dental insurance for 18 months following termination.

     Under this agreement, Mr. Chernis has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Chernis also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchises and then commencing services for Mr. Chernis.

     Agreement with Stephen Melvin. On April 1, 2000, we entered into an employment agreement with Stephen Melvin for his continued service as our Chief Financial Officer at an annual base salary of $200,000, increasing by 5% each year. The agreement includes an annual bonus of between 15% and 35% of his base salary. The agreement supersedes all previous agreements between us and Mr. Melvin and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Melvin voluntarily terminates employment or until we give Mr. Melvin written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     The employment agreement grants Mr. Melvin stock options to purchase 170,000 shares of our Class B non-voting common stock at a price of $6.25 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Melvin vest in equal quarterly installments until the fourth anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     If we terminate Mr. Melvin's employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Melvin his annual base salary for an additional 10 months following termination.

     Under this agreement, Mr. Melvin has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Melvin also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchises and then commencing services for Mr. Melvin.

     Agreement with Stephen Quattrociocchi. On April 10, 2000, we entered into an employment agreement with Stephen Quattrociocchi for his continued service as our Executive Vice President of the Instruction and Guidance Division at an annual base salary of $245,000, increasing by a minimum of 3% each year. The agreement includes an annual bonus of up to 35% of his base salary. The agreement supersedes all previous agreements between us and Mr. Quattrociocchi and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Quattrociocchi voluntarily terminates employment or until we give Mr. Quattrociocchi written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     The employment agreement grants Mr. Quattrociocchi stock options to purchase 120,000 shares of our Class B non-voting common stock at a price of $6.25 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Quattrociocchi vest in equal quarterly installments until the third anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     If we terminate Mr. Quattrociocchi's employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Quattrociocchi his annual base salary for an additional 12 months following termination.

     Under this agreement, Mr. Quattrociocchi has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Quattrociocchi also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchises and then commencing services for Mr. Quattrociocchi.

     Agreement with Bruce Task. On April 10, 2000, we entered into an employment agreement with Bruce Task for his continued service as our Executive Vice President of Princeton Review Ventures at an annual base salary of $250,000, increasing by 3% each year. The agreement includes an annual performance-based bonus of between 7.5% and 60% of his base salary. The agreement supersedes all previous agreements between us and Mr. Task and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Task voluntarily terminates employment or until we give Mr. Task written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     The employment agreement grants Mr. Task stock options to purchase 47,500 shares of our Class B non-voting common stock at a price of $6.25 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Task vest in equal quarterly installments until the fourth anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     If we terminate Mr. Task's employment without cause or do not renew his agreement, we have agreed to pay Mr. Task his annual base salary in bi-weekly payments for an additional 12 months following termination. In addition, we have agreed to reimburse Mr. Task for any payments he makes to maintain medical and dental insurance for the number of weeks equal to twice the number of years employed by us. If Mr. Task voluntarily terminates his employment, we have agreed to pay him his base salary for six months following such termination.

     Under this agreement, Mr. Task has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Task also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchises and then commencing services for Mr. Task.

     Under this employment agreement, we have agreed that we will not exercise our right, under the stockholders' agreement dated April 1, 2000, to repurchase Mr. Task's shares of common stock in the event Mr. Task ceases to be an employee, consultant or board member of the company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is expressly forbidden by the DGCL, as it now exists or is later amended.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Our certificate of incorporation requires us to indemnify to the fullest extent authorized or permitted by the DGCL (as it existed at the time of the adoption of the certificate of incorporation, or, if the DGCL is later amended to permit broader indemnification, as so amended) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer employee or agent. We are only required to indemnify any person seeking indemnification in connection with an action initiated by that person if the action was authorized by the board of directors. The certificate of incorporation also provides that we must advance expenses to a director or officer in advance of the final disposition of the matter with respect to which the expenses are being advanced upon receipt of an undertaking, if the undertaking is required by the DGCL, by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by us. The certificate of incorporation further states that we may, by action of the board of directors, provide indemnification to our employees and agents with the same scope and effect as the provisions relating to directors and officers.

     The certificate of incorporation provides that these rights to indemnification and advancement of expenses are not exclusive of any other right that any person may have or acquire under any statute, any amendment to the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     We maintain directors and officers liability insurance.

                           RELATED PARTY TRANSACTIONS

OUR RESTRUCTURING

Distribution Prior to our Restructuring

     Immediately prior to our restructuring, which is described more fully under "Our Restructuring" elsewhere in this prospectus, we distributed stock of Student Advantage owned by us to our then existing stockholders and the minority interest holders of one of our limited liability company subsidiaries. The following table shows:

        - our executive officers and the beneficial owner of more than 5% of our voting stock that received stock of Student Advantage in this distribution;

        - the number of shares of Student Advantage stock received by these parties; and

        - the aggregate public market value of these shares as of the date of the distribution.

                                                                  SHARES OF
                                                                  STOCK OF
                                                                   STUDENT         AGGREGATE
EXECUTIVE OFFICER OR 5% STOCKHOLDER                               ADVANTAGE          VALUE
-----------------------------------                           -----------------    ----------
John S. Katzman.............................................       494,368         $4,944,000
Mark Chernis................................................         5,205             52,000
Bruce Task..................................................         8,832             88,000
Random House TPR, Inc. .....................................       147,425          1,474,000

Exchange of Stock of our Predecessor and its Subsidiaries for Stock of the Holding Company

     A number of our executive officers received shares of our common stock in our restructuring in exchange for their interests in our predecessor, and a beneficial owner of more than 5% of our voting stock received shares of our common stock in exchange for its minority interests in each of our limited liability company subsidiaries. The following table shows:

        - our executive officers and the beneficial owner of more than 5% of our voting stock that exchanged their ownership interests in our predecessor or its subsidiaries, as applicable, in exchange for shares of our common stock;

        - the number and class of shares of our common stock received by each party; and

        - the aggregate value of the shares of common stock received by each party, as of the date of the transaction.

                                                                          SHARES OF
                                                     SHARES OF             CLASS B
                                                      CLASS A            NON-VOTING
                                                      COMMON               COMMON           AGGREGATE
EXECUTIVE OFFICER OR 5% STOCKHOLDER                    STOCK                STOCK             VALUE
-----------------------------------              -----------------    -----------------    -----------
John S. Katzman................................     11,470,063             120,756*        $72,443,000
Mark Chernis...................................             --             120,756             755,000
Bruce Task.....................................             --             204,928           1,281,000
Random House TPR, Inc..........................      3,378,618                  --          21,116,000

---------------
* Represents shares that may be deemed to be beneficially owned by Mr. Katzman through his wife, which beneficial ownership Mr. Katzman disclaims, except to the extent of his pecuniary interest in these shares.

     At the time of our restructuring, we also entered into a stockholders' agreement with our then existing stockholders, including the executive officers listed above and Random House TPR, Inc., which grants them "piggyback" registration rights with respect to one company-initiated registration of our securities under the Securities Act. See "Description of Capital Stock" for more information about these registration rights.

Termination of PSU and SAR Plans

     In connection with our restructuring, we terminated our PSU and SAR plans and adopted our 2000 Stock Incentive Plan. A number of our executive officers and directors held PSUs and SARs. Each such person entered into a conversion agreement with us on April 18, 2000 under which they relinquished their rights to PSUs or SARs, in exchange for a combination of cash, shares of our Class B non-voting common stock, stock options under our new stock incentive plan and stock of Student Advantage. The following table shows:

        - each executive officer and director who relinquished rights in PSUs or SARs under those plans;

        - the consideration received by each person for relinquishing these rights; and

        - the aggregate value of the consideration received by each person.

                                          SHARES OF CLASS B              SHARES OF STOCK
EXECUTIVE OFFICER OR                         NON-VOTING        STOCK       OF STUDENT      AGGREGATE
DIRECTOR                        CASH        COMMON STOCK      OPTIONS       ADVANTAGE        VALUE
--------------------         ----------   -----------------   --------   ---------------   ----------
Mark Chernis...............  $2,168,967        385,000         328,028       15,111        $4,787,621
Stephen Quattrociocchi.....     836,667        148,000         138,634        5,809         1,880,645
Bruce Task.................     498,267        100,000          76,298        3,925         1,280,448
Linda Nessim-Rubin.........     335,650         64,620          60,120        2,536           809,253
Steven Hodas...............     291,838         53,001          37,186        2,080           634,014
Stephen Melvin.............     280,733         50,000         170,000        1,963           603,539
Evan Schnittman............     163,742         32,578          42,000        1,279           374,069
Richard Katzman............      36,542         25,000          30,000          726           196,604
Peter Taylor...............      20,829          4,999          40,000          196           118,702

     For purposes of calculating aggregate value in the above table we valued:

        - shares of our common stock at $6.25 per share;

        - options at the difference between the per share exercise price of the option and $6.25; and

        - shares of Student Advantage stock at $5.25 per share, which represents the public market price of this stock on the date of distribution.

     Concurrently with the termination of our PSU and SAR plans, we entered into new employment agreements with the executive officers listed in the above table. For a description of the terms of our employment agreements with Mark Chernis, Stephen Melvin, Stephen Quattrociocchi and Bruce Task, see
"Management -- Employment Agreements."

SALE OF SERIES A PREFERRED STOCK

     On April 18, 2000, we entered into a Series A preferred stock purchase agreement with SGC Partners II, LLC, Olympus Growth Fund III, L.P. and Olympus Executive Fund, L.P. Under the stock purchase agreement, we issued a total of 3,713,540 shares of our Series A preferred stock to these purchasers for an aggregate cash purchase price of approximately $27.0 million. SGC Partners II received 2,475,693 shares, Olympus Growth Fund III received 1,225,469 shares and Olympus Executive Fund received 12,378 shares. We also entered into an investors' rights agreement with these purchasers, providing them with the right to require us to register under the Securities Act common stock to be received by these purchasers upon conversion of their Series A preferred stock. See "Description of Capital Stock" for a more complete description of the rights of the holders of our Series A preferred stock.

     As a result of the above transaction, SGC Partners II and Olympus Growth Fund III, together with Olympus Executive Fund, became beneficial owners of more than 5% of our voting stock, on an as converted basis. Additionally, SGC Partners II became entitled to appoint one director to our board of directors. This right terminates upon the consummation of this offering. Currently, V. Frank Pottow serves as SGC Partners II's designated director. Mr. Pottow also serves as a Managing Director of SG Capital Partners, the general partner of SG Merchant Banking Fund L.P., which is the parent of SGC Partners II.

RELATIONSHIP WITH RANDOM HOUSE

     During each of 1997, 1998 and 1999, we derived revenue from a number of publication agreements with Random House. Random House, through its subsidiary Random House TPR, beneficially owns approximately 15% of our voting common stock, as of July 31, 2000. During these periods, we recognized revenue from Random House for aggregate royalties, marketing fees, advances, copy editing fees and other fees as follows:

   YEAR ENDED          YEAR ENDED          YEAR ENDED
DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999
-----------------   -----------------   -----------------
   $4,003,248          $2,917,467          $2,717,416

     We believe that our transactions with Random House were in our best interests and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

     Random House TPR is also entitled to appoint one director to our board of directors under the terms of our stockholders' agreement. This right terminates upon the completion of this offering. Currently, Richard Sarnoff serves as Random House TPR's designated director on our board. Mr. Sarnoff also serves as Executive Vice President and Chief Financial Officer of Random House.

OTHER TRANSACTIONS

     During 1997, John S. Katzman, our Chairman and Chief Executive Officer was indebted to us for miscellaneous advances. Interest on this debt was payable upon demand and accrued at approximately 7% in 1997. The largest outstanding balance was $306,591 on December 31, 1997. There is currently no outstanding balance.

     We are party to an employment agreement, dated April 10, 2000, with Steven Hodas, our Executive Vice President, Strategic Development, in which we agree to lend Mr. Hodas on a fully non-recourse basis up to an aggregate principal amount of $250,000 for a purchase of real estate. The loan will have a three-year term and will accrue interest at the lowest-available mortgage rate at the time of the loan. The loan will not require Mr. Hodas to pay principal or interest during the term of the loan and will be secured by shares of our common stock that he owns.

                             PRINCIPAL STOCKHOLDERS

     The following table shows information with respect to the beneficial ownership of our common stock as of July 31, 2000 and as adjusted to reflect the sale of the common stock offered by us in this offering, for:

     - each person known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of our executive officers named in the summary compensation table;
       and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined under the rules of the Commission and includes voting or investment power with respect to the securities.

     Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 2315 Broadway, New York, New York 10024. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of July 31, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 21,832,678 shares of common stock outstanding as of July 31, 2000 and shares of common stock outstanding after completion of this offering.

                                                                              PERCENTAGE
                                                                             BENEFICIALLY
                                                            SHARES OF            OWNED
                                                           COMMON STOCK   -------------------
                                                           BENEFICIALLY    BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                      OWNED       OFFERING   OFFERING
------------------------                                   ------------   --------   --------
John S. Katzman(1).......................................   11,590,819     52.91%
Random House TPR, Inc.(2)................................    3,378,618     15.42
  1540 Broadway
  New York, NY 10036
SGC Partners II, LLC(3)..................................    2,475,693     11.30
  1221 Avenue of the Americas
  New York, NY 10020
Entities affiliated with Olympus Growth Fund III,
  L.P.(4)................................................    1,237,847      5.65
  Metro Center
  One Station Place
  Stamford, CT 06902
Mark Chernis(5)..........................................      553,689      2.53
Bruce Task(6)............................................      336,695      1.54
Stephen Melvin(7)........................................       61,780         *
Stephen Quattrociocchi(8)................................      176,634         *
Richard Katzman(9).......................................       26,875         *
V. Frank Pottow..........................................           --        --
John C. Reid.............................................           --        --
Richard Sarnoff..........................................           --        --
Sheree T. Speakman.......................................           --        --
Howard A. Tullman........................................        7,500         *
All executive officers and directors as a group
  (15 persons)(10).......................................   12,928,315     58.83

---------------
 *  Less than one percent.

 (1) Includes 120,756 shares held by Mr. Katzman's wife. Mr. Katzman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 1,699,830 shares held by Katzman Business Holdings, L.P. and 170 shares held by Katzman Management, Inc. Katzman Management, Inc. is the general partner of Katzman Business Holdings, L.P. and is wholly owned by Mr. Katzman.

 (2)  Random House TPR, Inc. is a wholly-owned subsidiary of Random House, Inc.

 (3) SGC Partners II is a wholly-owned subsidiary of SG Merchant Banking Fund. The general partner of SG Merchant Banking Fund is SG Capital Partners. SG Cowen Securities Corporation, a wholly owned subsidiary of Societe Generale, is the managing member of SG Capital Partners. As a result of these relationships, SG Merchant Banking Fund, SG Capital Partners, SG Cowen Securities Corporation and Societe Generale may each be deemed to share beneficial ownership of these shares. Each of these entities disclaims beneficial ownership.

 (4) Represents 1,255,469 shares held by Olympus Growth Fund III and 12,378 shares held by Olympus Executive Fund. Olympus Growth Fund III and Olympus Executive Fund are Delaware limited partnerships principally engaged in making investments. OGP III, L.L.C., a Delaware limited liability company is the sole general partner of Olympus Growth Fund III, and OEF, L.P., a Delaware limited partnership, is the sole general partner of Olympus Executive Fund. The five members of OGP III are Robert S. Morris, Louis J. Mischianti, James A. Conroy, Paul A. Rubin and L. David Cardenas. The three general partners of OEF are RSM, L.L.C., LJM, L.L.C. and Conroy, L.L.C. Each of RSM, LJM and Conroy is a Delaware limited liability company. The majority owner of RSM is Robert S. Morris. The majority owner of LJM is Louis J. Mischianti. The majority owner of Conroy is James A. Conroy. As a result of these relationships, OGP III, OEF, RMS, LJM, Conroy, Robert S. Morris, Louis J. Mischianti, James A. Conroy, Paul A. Rubin and L. David Cardenas may each be deemed to share beneficial ownership of these shares. Each of these entities and individuals disclaims beneficial ownership.

 (5) Includes 46,778 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 2000.

 (6) Includes 31,767 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 2000.

 (7) Includes 10,625 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 2000.

 (8) Includes 28,634 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 2000.

 (9) Includes 1,875 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 2000.

(10) Includes 142,248 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, our amended and restated certificate
of incorporation will authorize the issuance of up to                shares of
common stock, par value $0.01 per share, and                shares of preferred
stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of July 31, 2000, 21,832,678 shares of common stock were outstanding, assuming the conversion of all preferred stock. As of July 31, 2000, we had 93 stockholders.

COMMON STOCK

     Upon the completion of this offering, all shares of Class B non-voting common stock will automatically convert into Class A common stock, which will be redesignated as common stock. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of The Princeton Review, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable.

PREFERRED STOCK

Series A Preferred Stock

     Upon the completion of this offering, all outstanding shares of Series A preferred stock will convert into shares of common stock. As of July 31, 2000, we had 3,748,548 shares of Series A preferred stock outstanding. Prior to the conversion of these shares into common stock, the holders of the Series A preferred stock are entitled to, among other substantial rights:

        - voting rights equivalent to the voting rights they would hold as if their holdings were converted to common stock at the then applicable conversion rate, other than the right to elect directors;

        - the right to designate one member of our board of directors;

        - distribution and liquidation preferences;

        - the option to convert to common stock at any time on a one-for-one basis, subject to anti-dilution adjustments;

        - automatic conversion upon the effective date of a qualified initial public offering on a one-for-one basis, subject to anti-dilution adjustments and the special provision described below;

        - anti-dilution protection;

        - covenants requiring their authorization of enumerated transactions;
          and

        - a mandatory redemption provision whereby any holder may give a redemption notice at any time after March 31, 2005 and cause us to redeem all or a portion of their shares within 90 days of receipt of the redemption notice, with the redemption price defined as the original purchase price multiplied by 1.9, which multiple is to be increased if we breach certain covenants contained in the investor rights agreement among us and the purchasers of the Series A preferred stock.

     In addition to the rights described above, in the event that the initial public offering price of our common stock in this offering is less than $13.1447 per share, representing 1.8079 times the purchase price of $7.2707 per share paid by holders of the Series A preferred stock, then instead of converting on a one-for-one basis upon the completion of this offering, the Series A preferred stock will convert into common stock upon the completion of this offering as follows:

        - first, the holders of Series A preferred stock will receive $27.0 million in common stock at the initial public offering price; and

        - second, and in addition to the payment described above, the holders of the Series A preferred stock will receive a number of shares of common stock equal to the number of shares of our common stock that could be purchased at the per share initial public offering price for a dollar amount equal to 15.66% multiplied by the amount obtained by subtracting $27.0 million from our total valuation immediately prior to this offering.

     The holders of Series A preferred stock are also entitled to demand and incidental registration rights.

Undesignated Preferred Stock

     Upon the completion of this offering, the board of directors will be authorized, subject to Delaware law, without stockholder approval, from time to
time, to issue up to an aggregate of                new shares of preferred
stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of July 31, 2000, there were outstanding warrants to purchase such number of shares of common stock as is obtained by dividing $1.2 million by the initial public offering price of our common stock in this offering. These warrants were issued in June 2000 in connection with the settlement of a lawsuit against the company. These warrants are exercisable for an 18-month period, beginning with the date of completion of this offering, at an exercise price equal to the initial public offering price of our common stock in this offering. The warrants may also be exercised without payment of the cash exercise price in the following two ways:

     - the holders may elect to receive the number of shares of common stock that may be purchased with the excess of the then market price of the shares subject to the warrant over the exercise price; or

     - for a period of 60 days immediately after the warrants become exercisable, the holders may elect to receive the cash value of the excess of the then market price of the shares subject to the warrant over the exercise price, provided that this cash payment may not exceed 50% of the exercise price multiplied by the number of shares with respect to which the warrant is being exercised.

REGISTRATION RIGHTS

     After completion of this offering, the holders of                shares of
our common stock will be entitled to registration rights. These rights include rights to require us to include their common stock in future registration statements we file with the Commission and, in some cases, demand registration rights. Some holders may also require us to register their common stock once we are eligible to use a short-form registration statement. However, holders of substantially all of these shares have agreed not to exercise their registration rights until 180 days after the date of this prospectus. Shares of common stock registered upon the exercise of demand registration rights would be freely tradable without restriction under the Securities Act immediately upon the effectiveness of that registration.

CHARTER AND BY-LAW PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     The authorization of undesignated preferred stock as described above under "Description of Capital Stock" makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

     Under Delaware law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of an interested stockholder, for three years following the time that stockholder became an interested stockholder unless:

     - the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is
                    .

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following this offering, the market price of our common stock could decline. These sales also could make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

     Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. As of July 31, 2000, we had 93 holders of common stock, after giving effect to the conversion of the preferred stock outstanding prior to this offering. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under
the Securities Act. As a result,                shares will be eligible for sale
in the public market as follows:

              ELIGIBILITY OF RESTRICTED SHARES
               FOR SALE IN THE PUBLIC MARKET
              --------------------------------
After 90 days from the date of this prospectus. ............
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)........................
At various times after 180 days from the date of this
  prospectus (subject, in some cases, to volume
  limitations)..............................................

LOCK-UP AGREEMENTS

     Substantially all of our stockholders including all of our executive officers and directors, who beneficially own an aggregate of shares of common stock, have agreed that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which
       will equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     After this offering, holders of an aggregate of                shares of
our common stock, or their transferees, will be entitled to rights with respect to the registration of those shares under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

     Shortly after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock incentive plan. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, dated as
of             , 2000, the underwriters named below, through their
representatives, Chase Securities Inc., U.S. Bancorp Piper Jaffray Inc. and First Union Securities, Inc. have severally agreed to purchase from us the following numbers of shares of common stock:

               UNDERWRITER                 NUMBER OF SHARES
-----------------------------------------  ----------------
Chase Securities Inc. ...................
U.S. Bancorp Piper Jaffray Inc...........
First Union Securities, Inc. ............
                                               --------
  Total..................................
                                               ========

     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $     per share to other dealers. After
the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discount was determined based on an arms' length negotiation between the representatives of the underwriters and us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                         PAID BY THE PRINCETON REVIEW
                                                        ------------------------------
                                                         NO EXERCISE     FULL EXERCISE
                                                        -------------    -------------
Per share.............................................     $                $
Total.................................................     $                $

     We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $          . The offering of
the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

     Substantially all of our stockholders holding in the aggregate shares of common stock, and including all of our executive officers and directors, have agreed that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options under our stock incentive plan, provided that, without the prior written consent of Chase Securities Inc., any additional options will not be exercisable during the 180-day period.

     At our request, the underwriters have reserved up to           shares of
common stock to be sold in this offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates, such as customers and suppliers, and persons related to, or affiliated with such persons. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

     Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

     Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered through this prospectus will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP, New York, New York. Selected legal matters in connection with this offering will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999 and for the years then ended, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements for the year ended December 31, 1997 included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Caras & Shulman, P.C., independent auditors, have audited the combined financial statements of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. at December 31, 1998 and 1999 and for the years then ended, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Caras & Shulman, P.C.'s report, given on their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     The Princeton Review, Inc., with the approval of its board of directors, on January 11, 1999 changed its independent auditors from Deloitte & Touche LLP to Ernst & Young LLP. Ernst & Young LLP's report on the financial statements of The Princeton Review, Inc. for the fiscal years ended December 31, 1999 and 1998, and the financial statements for the year ended December 31, 1997 reported on by Deloitte & Touche LLP that are included in this prospectus were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Deloitte & Touche LLP's appointment as independent auditors, there was no disagreement on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure which if not resolved to Deloitte & Touche LLP's satisfaction would have caused Deloitte & Touche LLP to make reference to the subject matter of disagreement in connection with Deloitte & Touche LLP's report on the financial statements for the year indicated above.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to The Princeton Review and our common stock, you should review the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected without charge at the Commission's principal office in Washington, D.C. and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

                         INDEX TO FINANCIAL STATEMENTS

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-2
Independent Auditors' Report................................  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Operations.......................  F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  and Redeemable Stock......................................  F-6
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

THE PRINCETON REVIEW OF NEW JERSEY, INC. AND THE PRINCETON
  REVIEW OF BOSTON, INC.
Independent Auditors' Report................................  F-30
Combined Balance Sheets.....................................  F-31
Combined Statements of Income...............................  F-32
Combined Statements of Changes in Stockholders' Equity......  F-33
Combined Statements of Cash Flows...........................  F-34
Notes to Combined Financial Statements......................  F-35

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
The Princeton Review, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of The Princeton Review, Inc. and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and redeemable stock and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Princeton Review, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

March 16, 2000, except for Note 15, as
  to which the date is May 30, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The Princeton Review, Inc. and Subsidiaries

     We have audited the accompanying consolidated statements of operations, stockholders' equity and redeemable stock and cash flows of The Princeton Review, Inc. and Subsidiaries (the "Company") for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of The Princeton Review, Inc. and Subsidiaries' operations and their cash flows for the year ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 5, 1998

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------     JUNE 30,
                                                                 1998           1999           2000
                                                              -----------    -----------    -----------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,518,976    $ 2,658,081    $15,490,273
  Accounts receivable, net of allowance of $670,451 in 1998,
    $720,183 in 1999 and $335,676 in 2000 (unaudited).......    1,563,792      4,397,020      3,816,673
  Account receivable -- related parties.....................    1,657,033      1,989,663      2,019,359
  Other receivables.........................................       80,517         34,960         73,544
  Other receivables -- related parties......................      253,015        398,082        328,602
  Inventories...............................................      576,926        773,963        528,343
  Prepaid expenses..........................................      179,882        303,854         91,788
  Securities, available for sale............................           --     34,833,656      5,813,537
  Other assets..............................................      772,453        333,146      2,446,344
                                                              -----------    -----------    -----------
    Total current assets....................................  $ 6,602,594    $45,722,425    $30,608,463
Furniture, fixtures and equipment, net......................    1,846,097      3,157,848      3,907,740
Franchise costs, net of accumulated amortization of $290,644 in 1998, $150,772 in 1999 and $162,070 in 2000
  (unaudited)...............................................      212,624        190,032        190,735
Territorial marketing rights, net of accumulated
  amortization of $395,681 in 1998, $506,105 in 1999 and
  $561,317 in 2000 (unaudited)..............................    1,812,730      1,702,306      1,647,094
Publishing rights, net of accumulated amortization of
  $245,900 in 1998, $318,900 in 1999 and $355,400 in 2000
  (unaudited)...............................................    1,515,100      1,442,100      1,405,600
Deferred income taxes.......................................      365,000        560,000      6,088,817
Investment in affiliates....................................           --             --      1,196,264
Other assets................................................    1,104,569        922,846        796,423
                                                              -----------    -----------    -----------
Total assets................................................  $13,458,714    $53,697,557    $45,841,136
                                                              ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 1,617,191    $ 2,150,917    $   935,236
  Accrued expenses and taxes payable........................    3,618,561      6,239,390      4,911,865
  Accrued expenses -- related parties.......................           --        223,750        149,125
  Line of credit............................................           --        700,000             --
  Current maturities of long-term debt......................      168,003        390,206        354,625
  Deferred income...........................................    1,480,420      2,463,687      4,581,681
  Book advances.............................................           --      1,962,743        930,367
  Book advances -- related parties..........................      716,766        675,000        492,500
  Deferred income taxes.....................................           --      1,461,000      1,902,460
                                                              -----------    -----------    -----------
    Total current liabilities...............................  $ 7,600,941    $16,266,693    $14,257,859
Long-term debt..............................................      264,476        538,051        538,353
Minority interest...........................................    2,527,219      3,112,299             --
Series A redeemable convertible preferred stock, $.01 par
  value; 5,000,000 shares authorized, none issued at
  December 31, 1998 and 1999, 3,748,548 issued and
  outstanding at June 30, 2000..............................           --             --     25,505,470
Class B redeemable non-voting common stock, $.01 par value;
  10,000,000 shares authorized, 1,082,119 issued and 995,514 outstanding at December 31, 1998 and 1999 and 3,235,449
  shares issued and outstanding at June 30, 2000............      256,932        256,932      6,989,054
Stockholders' equity (deficit):
Class A common stock, $.01 par value; 25,000,000 shares
  authorized, 11,302,274 issued and outstanding at December
  31, 1998 and 1999 and 14,848,681 shares issued and
  outstanding at June 30, 2000..............................      113,023        113,023        148,487
Additional paid-in capital..................................    7,649,265      7,649,265      4,567,252
Accumulated deficit.........................................   (4,750,544)    (7,334,326)    (9,544,759)
Accumulated other comprehensive income......................           --     33,298,218      3,379,420
                                                              -----------    -----------    -----------
                                                                3,011,744     33,726,180     (1,449,600)
Treasury stock, 86,605 shares of Class B common stock, at
  cost......................................................     (202,598)      (202,598)            --
                                                              -----------    -----------    -----------
Total stockholders' equity (deficit)........................    2,809,146     33,523,582     (1,449,600)
                                                              -----------    -----------    -----------
Total liabilities and stockholders' equity..................  $13,458,714    $53,697,557    $45,841,136
                                                              ===========    ===========    ===========

See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                            ---------------------------------------   -------------------------
                                               1997          1998          1999          1999          2000
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Revenue
  Instruction and Guidance................  $27,379,841   $28,322,062   $29,900,865   $13,711,419   $16,278,403
  Review.com..............................    5,133,837     4,464,169     5,289,095     1,847,410     1,950,377
  Homeroom.com............................           --       959,388     5,112,669     1,717,802     1,889,346
                                            -----------   -----------   -----------   -----------   -----------
    Total revenue.........................   32,513,678    33,745,619    40,302,629    17,276,631    20,118,126
                                            -----------   -----------   -----------   -----------   -----------
Cost of revenue
  Instruction and Guidance................   10,575,607     9,844,248     9,759,264     5,053,460     5,655,888
  Review.com..............................    2,716,686     1,672,093     1,469,445       236,964       574,723
  Homeroom.com............................           --       383,755     1,941,569       297,160       359,043
                                            -----------   -----------   -----------   -----------   -----------
    Total cost of revenue.................   13,292,293    11,900,096    13,170,278     5,587,584     6,589,654
                                            -----------   -----------   -----------   -----------   -----------
    Gross profit..........................   19,221,385    21,845,523    27,132,351    11,689,047    13,528,472
Operating expenses
  Selling, general and administrative.....   17,918,550    22,030,210    28,815,126    11,911,572    29,173,283
  Research and development................    1,012,653     1,173,730       878,165       263,611       370,594
                                            -----------   -----------   -----------   -----------   -----------
    Total operating expenses..............   18,931,203    23,203,940    29,693,291    12,175,183    29,543,877
                                            -----------   -----------   -----------   -----------   -----------
Operating income(loss) from continuing
  operations..............................      290,182    (1,358,417)   (2,560,940)     (486,136)  (16,015,405)
Gain on distribution/sale of securities
  and other assets........................      522,501       732,476     1,048,773            --     7,597,226
Interest expense..........................     (157,207)     (147,744)      (87,931)      (35,357)      (69,672)
Other income..............................       86,279        79,194        90,268        58,881       270,937
                                            -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing operations
  before minority interest, equity
  interest in operations of affiliates and
  (provision) benefit for income taxes....      741,755      (694,491)   (1,509,830)     (462,612)   (8,216,914)
Minority interests' share of income in
  subsidiaries............................     (472,702)     (505,102)     (585,080)      (40,145)      (50,129)
Equity interest in operations of
  affiliates..............................           --            --            --            --       196,264
                                            -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing operations
  before (provision) benefit for income
  taxes...................................      269,053    (1,199,593)   (2,094,910)     (502,757)   (8,070,779)
(Provision) benefit for income taxes......      188,340      (214,815)       50,932       (11,951)    5,860,346
                                            -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations..............................      457,393    (1,414,408)   (2,043,978)     (514,708)   (2,210,433)
Discontinued operations:
  Loss from operations of discontinued
    software division.....................   (1,846,237)     (643,947)           --            --            --
  Loss from operations of discontinued
    student loan division.................     (654,582)     (706,014)           --            --            --
  Income on disposal of discontinued
    software division.....................           --     4,873,810            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
Income (loss) from discontinued
  operations..............................   (2,500,819)    3,523,849            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
Net income (loss).........................  $(2,043,426)  $ 2,109,441   $(2,043,978)  $  (514,708)  $(2,210,433)
                                            ===========   ===========   ===========   ===========   ===========
Net income (loss) per share -- basic and
  diluted:
  Income (loss) from continuing
    operations............................         0.03         (0.12)        (0.17)        (0.04)        (0.15)
  Income (loss) from discontinued
    operations............................        (0.20)         0.29            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
Net income (loss) per share -- basic and
  diluted.................................  $     (0.17)  $      0.17   $     (0.17)  $     (0.04)  $     (0.15)
                                            ===========   ===========   ===========   ===========   ===========
Weighted average basic and diluted shares
  used in computing net income (loss) per
  share...................................   12,297,788    12,297,788    12,297,788    12,297,788    15,190,959
                                            ===========   ===========   ===========   ===========   ===========

See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND REDEEMABLE STOCK

                                               REDEEMABLE STOCK
                               ------------------------------------------------            STOCKHOLDERS' EQUITY (DEFICIT)
                                      SERIES A                  CLASS B           -------------------------------------------------

                                                                                      CAPITAL STOCK
                               REDEEMABLE CONVERTIBLE    REDEEMABLE NON-VOTING    ---------------------
                                   PREFERRED STOCK            COMMON STOCK        CLASS A COMMON STOCK    ADDITIONAL
                               -----------------------   ----------------------   ---------------------     PAID-IN     ACCUMULATED
                                SHARES       AMOUNT       SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL       DEFICIT
                               ---------   -----------   ---------   ----------   ----------   --------   -----------   -----------
Balance at December 31,
  1996.......................         --            --     995,514   $  256,932   11,302,274   $113,023   $ 7,649,265   $(4,426,812)
  Distributions to
    stockholders                                                                                                            (12,012)
  Net loss...................                                                                                            (2,043,426)
                               ---------   -----------   ---------   ----------   ----------   --------   -----------   -----------
Balance at December 31,
  1997.......................         --            --     995,514      256,932   11,302,274    113,023     7,649,265    (6,482,250)
  Distributions to
    stockholders.............         --            --          --           --           --         --            --      (377,735)
  Net income.................         --            --          --           --           --         --            --     2,109,441
                               ---------   -----------   ---------   ----------   ----------   --------   -----------   -----------
Balance at December 31,
  1998.......................         --            --     995,514      256,932   11,302,274    113,023     7,649,265    (4,750,544)
  Distributions to
    stockholders.............         --            --          --           --           --         --            --      (539,804)
  Comprehensive income
    Net loss.................         --            --          --           --           --         --            --    (2,043,978)
    Unrealized gain on
      securities, net of
      tax....................         --            --          --           --           --         --            --            --
  Comprehensive income.......         --            --          --           --           --         --            --            --
                               ---------   -----------   ---------   ----------   ----------   --------   -----------   -----------
Balance at December 31,
  1999.......................         --            --     995,514      256,932   11,302,274    113,023     7,649,265    (7,334,326)
Retirement of treasury stock
  (unaudited)................         --            --          --           --           --         --      (202,598)           --
Distributions to stockholders
  (unaudited)................         --            --          --           --           --         --      (338,991)           --
Distributions of securities,
  available for sale
  (unaudited)................         --            --          --           --           --         --    (7,427,556)           --
Issuance of Princeton Review
  Publishing LLC Units
  (unaudited)................         --            --          --           --           --         --     1,096,855            --
Minority interest
  (unaudited)................         --            --          --           --           --         --     3,162,428            --
Cancellation of stock
  appreciation rights
  (unaudited)................         --            --          --           --           --         --       715,990            --
Issuance of Series A
  redeemable convertible
  preferred stock
  (unaudited)................  3,748,548   $25,505,470          --           --           --         --       (95,982)           --
Issuance of Class B
  redeemable non-voting
  common stock (unaudited)...         --            --   2,239,935    6,732,122           --         --            --            --
Issuance of Class A common
  stock (unaudited)..........         --            --          --           --    3,546,407     35,464         7,841            --
Comprehensive income
  (unaudited)
  Net loss (unaudited).......         --            --          --           --           --         --            --    (2,210,433)
  Unrealized loss on
    securities, net of tax
    (unaudited)..............         --            --          --           --           --         --            --            --
Comprehensive income (loss)
  (unaudited)................         --            --          --           --           --         --            --            --
                               ---------   -----------   ---------   ----------   ----------   --------   -----------   -----------
Balance at June 30, 2000
  (unaudited)................  3,748,548   $25,505,470   3,235,449   $6,989,054   14,848,681   $148,487   $ 4,567,252   $(9,544,759)
                               =========   ===========   =========   ==========   ==========   ========   ===========   ===========


                                         STOCKHOLDERS' EQUITY (DEFICIT)
                               --------------------------------------------------
                                ACCUMULATED                             TOTAL
                                   OTHER         TREASURY STOCK     STOCKHOLDERS'
                               COMPREHENSIVE   ------------------      EQUITY
                               INCOME (LOSS)   SHARES    AMOUNT       (DEFICIT)
                               -------------   ------   ---------   -------------
Balance at December 31,
  1996.......................            --    86,605   $(202,598)  $  3,132,878
  Distributions to
    stockholders                                                         (12,012)
  Net loss...................                                         (2,043,426)
                               ------------    ------   ---------   ------------
Balance at December 31,
  1997.......................            --    86,605    (202,598)     1,077,440
  Distributions to
    stockholders.............            --        --          --       (377,735)
  Net income.................            --        --          --      2,109,441
                               ------------    ------   ---------   ------------
Balance at December 31,
  1998.......................            --    86,605    (202,598)     2,809,146
  Distributions to
    stockholders.............            --        --          --       (539,804)
  Comprehensive income
    Net loss.................            --        --          --     (2,043,978)
    Unrealized gain on
      securities, net of
      tax....................  $ 33,298,218        --          --     33,298,218
                                                                    ------------
  Comprehensive income.......            --        --          --     31,254,240
                               ------------    ------   ---------   ------------
Balance at December 31,
  1999.......................    33,298,218    86,605    (202,598)    33,523,582
Retirement of treasury stock
  (unaudited)................            --        --     202,598             --
Distributions to stockholders
  (unaudited)................            --        --          --       (338,991)
Distributions of securities,
  available for sale
  (unaudited)................            --        --          --     (7,427,556)
Issuance of Princeton Review
  Publishing LLC Units
  (unaudited)................            --        --          --      1,096,855
Minority interest
  (unaudited)................            --        --          --      3,162,428
Cancellation of stock
  appreciation rights
  (unaudited)................            --        --          --        715,990
Issuance of Series A
  redeemable convertible
  preferred stock
  (unaudited)................            --        --          --        (95,982)
Issuance of Class B
  redeemable non-voting
  common stock (unaudited)...            --        --          --             --
Issuance of Class A common
  stock (unaudited)..........            --        --          --         43,305
Comprehensive income
  (unaudited)
  Net loss (unaudited).......            --        --          --     (2,210,433)
  Unrealized loss on
    securities, net of tax
    (unaudited)..............   (29,918,798)       --          --    (29,918,798)
                                                                    ------------
Comprehensive income (loss)
  (unaudited)................            --        --          --    (32,129,231)
                               ------------    ------   ---------   ------------
Balance at June 30, 2000
  (unaudited)................  $  3,379,420    86,605          --   $ (1,449,600)
                               ============    ======   =========   ============

See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                             ---------------------------------------   --------------------------
                                                                1997          1998          1999          1999           2000
                                                             -----------   -----------   -----------   -----------   ------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
Net (loss) income..........................................  $(2,043,426)  $ 2,109,441   $(2,043,978)  $  (514,708)  $ (2,210,433)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation.............................................      470,156       630,589       900,939       562,927        403,053
  Amortization.............................................    1,010,224       696,833       660,448       245,563        607,877
  Bad debt expense.........................................           --       482,670       392,479       160,646         19,283
  Provision for uncollectable advertising fees.............           --       180,286       220,409            --             --
  Impairment loss..........................................           --         2,000            --            --             --
  Gain (loss) on sale of assets............................       33,859      (151,000)           --            --             --
  Gain on sale/distribution of securities..................     (522,501)     (583,476)   (1,048,773)           --     (7,427,556)
  Gain on sale of software division........................           --    (4,873,810)           --            --             --
  Compensation expense on PSU conversion...................           --            --            --            --      6,614,330
  Deferred income taxes....................................           --        30,000      (122,000)      (55,737)    (5,986,036)
  Deferred rent............................................           --            --       140,960            --             --
  Minority interests' share of income in subsidiaries......      472,702       505,102       585,080        40,145         50,129
  Equity interest in operations of affiliates..............           --            --            --            --       (196,264)
  Net change in operating assets and liabilities, including
    discontinued operations in 1997 and 1998:
    Accounts receivable....................................     (339,428)      103,987    (3,225,707)     (492,576)       561,064
    Accounts receivable -- related parties.................     (244,398)     (449,233)     (332,630)     (699,498)       (29,696)
    Other receivables......................................     (143,453)       71,467        45,557        41,424        (38,583)
    Other receivables -- related parties...................     (147,833)       33,303      (145,067)      (88,012)        69,480
    Inventories............................................      158,701        93,652      (197,037)     (122,124)       245,620
    Prepaid expenses.......................................      155,227       765,950      (123,972)      295,071        212,066
    Other assets...........................................     (526,526)      222,129       108,898      (702,979)    (2,023,068)
    Accounts payable.......................................     (318,901)      (21,655)      533,726      (510,957)    (1,215,681)
    Accrued expenses and taxes payable.....................    1,771,928      (853,408)    2,397,426      (150,843)      (532,189)
    Accrued expenses -- related parties....................           --            --       223,750            --        (74,625)
    Deferred income........................................       (9,670)     (875,178)      983,267     3,407,730      2,117,994
    Book advances..........................................      152,500      (335,551)    1,879,211      (252,370)    (1,032,376)
    Book advances -- related parties.......................     (302,250)     (314,516)       41,766       280,033       (182,500)
                                                             -----------   -----------   -----------   -----------   ------------
Net cash provided by (used in) operating activities........     (373,089)   (2,530,418)    1,874,752     1,443,735    (10,048,111)
                                                             -----------   -----------   -----------   -----------   ------------
Cash flows from investing activities:
  Purchase of furniture, fixtures and equipment............     (851,945)   (1,052,200)   (2,290,618)     (716,956)    (1,535,810)
  Investments in affiliates................................           --            --            --       (52,167)    (1,000,000)
  Proceeds from sale of assets.............................        8,000       151,000            --            --             --
  Proceeds from sale of securities.........................      505,000       625,000     1,049,965            --             --
  Proceeds from sale of software division..................           --     5,100,000            --            --             --
  Proceeds from repayment of note receivable...............       75,000       225,000            --            --             --
  Distribution from (purchase of) nonmarketable
    securities.............................................     (219,439)      215,245            --            --             --
  Proceeds (repayments) of stockholder loan................      (21,070)      303,494        82,443       400,000        (79,346)
  Investment in other assets...............................     (470,505)     (754,583)     (233,411)     (157,534)       (97,711)
                                                             -----------   -----------   -----------   -----------   ------------
Net cash provided by (used in) investing activities........     (974,959)    4,812,956    (1,391,621)     (526,657)    (2,712,867)
                                                             -----------   -----------   -----------   -----------   ------------
Cash flows from financing activities:
  Proceeds (repayment) of line of credit...................      500,000    (1,425,000)      700,000            --       (700,000)
  Proceeds (repayment) term loan, net......................      (55,414)       80,133       (35,258)      (18,298)       (18,298)
  Proceeds from capital leases, net of repayments..........       70,878       279,411       531,036        22,086        (16,981)
  Distributions to stockholders............................      (12,012)     (377,735)     (539,804)     (539,804)      (338,991)
  Proceeds from investment in Series A redeemable
    convertible preferred stock, net of offering costs.....           --            --            --            --     25,409,488
  Proceeds from sale of Class B redeemable non-voting
    common stock...........................................           --            --            --            --        161,097
  Issuance of Princeton Review Publishing, LLC units.......           --            --            --            --      1,096,855
                                                             -----------   -----------   -----------   -----------   ------------
Net cash provided by (used in) financing activities........      503,452    (1,443,191)      655,974      (536,016)    25,593,170
                                                             -----------   -----------   -----------   -----------   ------------
Net increase in cash and cash equivalents..................     (844,596)      839,347     1,139,105       381,062     12,832,192
Cash and cash equivalents, beginning of period.............    1,524,225       679,629     1,518,976     1,518,976      2,658,081
                                                             -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents, end of period...................  $   679,629   $ 1,518,976   $ 2,658,081   $ 1,900,038   $ 15,490,273
                                                             ===========   ===========   ===========   ===========   ============
Supplemental disclosures of cash flow information
Cash paid during the year for:
  Interest (includes $5,581 and $32,077 of interest paid
    related to discontinued operations in 1997 and 1998,
    respectively)..........................................  $   148,159   $   179,821   $    46,491   $    35,314   $     69,672
                                                             ===========   ===========   ===========   ===========   ============
  State and local income taxes.............................  $    82,678   $   147,013   $   123,908   $    39,834   $    112,115
                                                             ===========   ===========   ===========   ===========   ============

See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business

     The Princeton Review, Inc. and its wholly-owned subsidiaries, Princeton Review Management, LLC, Princeton Review Publishing, LLC (including its wholly-owned subsidiary, Apply Technology, LLC), Princeton Review Products, LLC and Princeton Review Operations, LLC (together, the "Company") are engaged in the business of providing courses that prepare students for college, graduate school and other admissions tests. The Company, through Princeton Review Operations, LLC, provides these courses in various locations throughout the United States and over the Internet. As of June 30, 2000, there were also 42 independent franchises throughout the United States and overseas through which these courses are conducted. The Company also sells support materials and equipment to its franchises, authors content for various books and software products published by third parties, and operates two Web sites providing education-related content.

     Effective March 31, 2000, the Company terminated its S corporation status in preparation for a restructuring (see Note 7).

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of The Princeton Review, Inc. and its wholly-owned subsidiaries. Prior to April 1, 2000, these subsidiaries were majority-owned. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of Presentation

     The unaudited interim financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

Cash and Cash Equivalents

     As of December 31, 1998 and 1999, and June 30, 2000, (unaudited) cash and cash equivalents consist of investments in securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, which have average maturities of 90 days or less at the date of purchase. Approximately 63%, 47% and 90% of the Company's cash and cash equivalents at December 31, 1998, 1999, and June 30, 2000 (unaudited), respectively, were on deposit at one financial institution.

Inventories

     Inventories consist of program support equipment, course materials and supplies. All inventories are valued at the lower of cost (first-in, first-out basis) or market.

Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets principally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or its estimated economic useful life.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Software Development

     Effective January 1, 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The rule specifies the different stages of software development and the related accounting guidance that accompanies each stage.

     Effective July 1, 2000, the Company will adopt Emerging Issues Task Force ("EITF") 00-2, Accounting for Website Development Costs. The adoption of this EITF is not expected to have a material effect on the Company's financial condition or results of operations.

     During the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 (unaudited), the Company expensed approximately $650,000, $630,000, and $260,000, respectively, of product development costs under SOP 98-1 that were incurred in the preliminary project stage. During the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited), the Company capitalized approximately $950,000 and $551,000, respectively, in application development costs under SOP 98-1. These capitalized costs are amortized using the straight-line method over the estimated useful life of the asset, ranging from 12 to 24 months.

Franchise Costs

     The cost of franchise rights purchased by the Company from third parties is amortized using the straight-line method over the remaining useful life of the franchise agreement.

Territorial Marketing Rights

     Territorial marketing rights represent rights contributed by unrelated franchise corporations to Princeton Review Publishing, LLC to allow the marketing of the Company's products on a contractually agreed-upon basis within the franchisee territories. These rights are being amortized on a straight-line basis over 20 years.

Publishing Rights

     Publishing rights consist of amounts paid in 1995 to certain co-authors to buy out their rights to future royalties. Such amounts are being amortized on a straight-line basis over 25 years.

Capitalized Course Costs

     Capitalized course costs consist of amounts paid to consultants or employees specifically hired for the development or substantial revision of courses and their related materials. Amortization of these capitalized course costs commences with the realization of course revenues. The amortization periods range from one to five years.

Investment in Affiliates

     The Company carries its investments in affiliate companies in which it exercises significant influence on the equity method of accounting. Ownership interests in such investments range from approximately 20% to 22%.

Deferred Income

     Deferred income primarily represents tuition that has not yet been earned. This tuition is applied to income ratably over the periods in which it is earned, generally the term of the program.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Deferred income also includes customer deposits which are refundable prior to commencement of the program.

Minority Interests

     In accounting for minority interests prior to April 1, 2000, the Company had recognized 100% of the losses in those subsidiaries where minority interests had been exhausted. In certain subsidiaries which were profitable, the minority interests' share of such profits had been credited to the minority interests.

     On April 1, 2000, as part of a corporate restructuring, all of the minority stockholders contributed their interests in the subsidiaries to the newly formed holding company for common stock. The minority interest liability on March 31, 2000 was reversed against additional paid-in capital (see Note 7).

Revenue Recognition

The Company recognizes revenue from the sale of products and services as follows:

     Course and Tutoring Income

     Tuition and tutoring fees are paid to the Company and recognized over the life of the course.

     Book, Software and Publication Income and Expenses

     The Company recognizes both book and publication income and expenses upon the completion and acceptance of manuscripts by the publisher. Until such time, all costs and revenues are deferred.

     Royalty Service Fees

     As consideration of the rights and entitlements granted under franchise agreements, the franchisees are required to pay to the Company a monthly royalty service fee equal to 8% of the franchise's gross receipts collected during the preceding month.

     Course Materials and Other Products

     The Company recognizes revenue from the sale of course materials and other products to the independently-owned franchises based upon shipment dates.

     Initial Franchise Fees

     Revenue from the initial sales of franchises is recognized when substantially all significant services to be provided by the Company, pursuant to the franchise agreement, have been performed and the franchise has commenced operations.

     Other Income

     Other income consists of miscellaneous fees for other services provided to third parties primarily for authoring questions, Internet-based marketing fees and advertising.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     The following table summarizes the Company's revenue and cost of revenue for the years ended December 31, 1997, 1998, 1999 and for the six months ended June 30, 1999 and 2000 (unaudited):

                                                                        BOOK, SOFTWARE
                          COURSE AND                       COURSE            AND          INITIAL
                           TUTORING       ROYALTY      MATERIALS AND     PUBLICATION     FRANCHISE
                            INCOME      SERVICE FEES   OTHER PRODUCTS       INCOME         FEES      OTHER INCOME      TOTAL
                          -----------   ------------   --------------   --------------   ---------   ------------   -----------
YEAR ENDED DECEMBER 31,
  1997
Revenue
  Instruction and
    Guidance............  $21,488,294    $2,775,560      $2,824,138               --     $209,500     $   82,349    $27,379,841
  Review.com............           --            --              --       $4,825,249           --        308,588      5,133,837
  Homeroom.com..........           --            --              --               --           --             --             --
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $21,488,294    $2,775,560      $2,824,138       $4,825,249     $209,500     $  390,937    $32,513,678
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
Cost of revenue
  Instruction and
    Guidance............  $ 6,838,091            --      $3,737,516               --           --             --    $10,575,607
  Review.com............           --            --              --       $2,716,686           --             --      2,716,686
  Homeroom.com..........           --            --              --               --           --             --             --
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $ 6,838,091            --      $3,737,516       $2,716,686           --             --    $13,292,293
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
YEAR ENDED DECEMBER 31,
  1998
Revenue
  Instruction and
    Guidance............  $22,831,566    $2,814,685      $2,283,153               --     $ 88,500     $  304,158    $28,322,062
  Review.com............           --            --              --       $3,323,816           --      1,140,353      4,464,169
  Homeroom.com..........           --            --              --          959,388           --             --        959,388
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $22,831,566    $2,814,685      $2,283,153       $4,283,204     $ 88,500     $1,444,511    $33,745,619
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
Cost of revenue
  Instruction and
    Guidance............  $ 6,775,177            --      $2,901,653               --           --     $  167,418    $ 9,844,248
  Review.com............           --            --              --       $1,041,358           --        630,735      1,672,093
  Homeroom.com..........           --            --              --          383,755           --             --        383,755
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $ 6,775,177            --      $2,901,653       $1,425,113           --     $  798,153    $11,900,096
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
YEAR ENDED DECEMBER 31,
  1999
Revenue
  Instruction and
    Guidance............  $23,502,632    $3,342,328      $2,419,819               --     $300,063     $  336,023    $29,900,865
  Review.com............           --            --              --       $3,369,287           --      1,919,808      5,289,095
  Homeroom.com..........           --            --              --        5,112,669           --             --      5,112,669
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $23,502,632    $3,342,328      $2,419,819       $8,481,956     $300,063     $2,255,831    $40,302,629
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
Cost of revenue
  Instruction and
    Guidance............  $ 7,383,333            --      $2,375,931               --           --             --    $ 9,759,264
  Review.com............           --            --              --       $  912,199           --     $  557,246      1,469,445
  Homeroom.com..........           --            --              --        1,742,389           --        199,180      1,941,569
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $ 7,383,333            --      $2,375,931       $2,654,588           --     $  756,426    $13,170,278
                          ===========    ==========      ==========       ==========     ========     ==========    ===========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                                                                        BOOK, SOFTWARE
                          COURSE AND                       COURSE            AND          INITIAL
                           TUTORING       ROYALTY      MATERIALS AND     PUBLICATION     FRANCHISE
                            INCOME      SERVICE FEES   OTHER PRODUCTS       INCOME         FEES      OTHER INCOME      TOTAL
                          -----------   ------------   --------------   --------------   ---------   ------------   -----------
SIX MONTHS ENDED JUNE
  30, 1999 (unaudited)
Revenue
  Instruction and
    Guidance............  $ 9,832,381    $1,716,103      $2,162,935               --           --             --    $13,711,419
  Review.com............           --            --              --       $1,222,645           --     $  624,765      1,847,410
  Homeroom.com..........           --            --              --        1,717,802           --             --      1,717,802
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $ 9,832,381    $1,716,103      $2,162,935       $2,940,447           --     $  624,765    $17,276,631
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
Cost of revenue
  Instruction and
    Guidance............  $ 3,683,737            --      $1,369,723               --           --             --    $ 5,053,460
  Review.com............           --            --              --       $  236,964           --             --        236,964
  Homeroom.com..........           --            --              --          297,160           --             --        297,160
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $ 3,683,737            --      $1,369,723       $  534,124           --             --    $ 5,587,584
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
SIX MONTHS ENDED JUNE
  30, 2000 (unaudited)
Revenue
  Instruction and
    Guidance............  $12,724,848    $1,784,309      $1,658,532               --           --     $  110,714    $16,278,403
  Review.com............           --            --              --       $1,319,519           --        630,858      1,950,377
  Homeroom.com..........           --            --              --        1,889,346           --             --      1,889,346
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $12,724,848    $1,784,309      $1,658,532       $3,208,865           --     $  741,572    $20,118,126
                          ===========    ==========      ==========       ==========     ========     ==========    ===========
Cost of revenue
  Instruction and
    Guidance............  $ 4,487,579            --      $1,168,309               --           --             --    $ 5,655,888
  Review.com............           --            --              --       $  574,723           --             --        574,723
  Homeroom.com..........           --            --              --          359,043           --             --        359,043
                          -----------    ----------      ----------       ----------     --------     ----------    -----------
  Total.................  $ 4,487,579            --      $1,168,309       $  933,766           --             --    $ 6,589,654
                          ===========    ==========      ==========       ==========     ========     ==========    ===========

Advertising and Promotion

     The majority of costs associated with advertising and promotion are expensed in the year incurred. Costs related to producing mailers and other pamphlets are expensed when mailed. Due to the seasonal nature of the business, all advertising costs related to mailers and pamphlets had been expensed by December 31, 1997, 1998, 1999 and June 30, 1999 and 2000 (unaudited), respectively. Total advertising and promotion expense was approximately $1,400,000, $2,000,000, $2,400,000, $807,000 and $2,200,000 for the years ended
December 31, 1997, 1998, 1999, and for the six months ended June 30, 1999 and 2000 (unaudited), respectively. Advertising and promotion expense in 1997 and 1998 included approximately $1,025,000 and $420,000, respectively, relating to discontinued operations.

Research and Development

     The Company incurred research and development costs of approximately $1,000,000, $1,200,000 and $878,000 during the years ended December 31, 1997,
1998 and 1999, respectively, and $263,000 and $370,000 for the six months ended June 30, 1999 and 2000 (unaudited), respectively. The

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Company has no significant obligations or contracts to perform research and development for others.

Use of Estimates

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates used include estimates for sales allowances, uncollectible accounts receivable and amortization lives assigned to intangible assets. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     For financial statement instruments including cash and cash equivalents, accounts receivable, other receivables and accounts payable, the carrying amount approximated fair value because of their short maturity. Securities, available for sale, are publicly traded and are stated at the last reported sales price on the day of the valuation. The fair values for loans with fixed rates are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar type loans.

Long-Lived Assets

     It is the Company's policy to review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be fully recoverable.

Income Taxes

     The Company accounts for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities.

Income (Loss) Per Share

     Basic and diluted net income (loss) per share information for all periods is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible securities. The diluted net income (loss) per share amount prior to April 1, 2000 equals basic net income (loss) per share because the Company had no common stock equivalents. The calculation of diluted net income (loss) per share excludes potential common shares if the effect is antidilutive.

     All share and per share data have been adjusted to reflect the corporate restructuring (see Note 7).

Reclassifications

     Certain 1997 and 1998 balances have been reclassified to conform with the current presentation.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

2. OTHER ASSETS

     Other assets (current) consist of the following at:

                                                                DECEMBER 31,
                                                            --------------------     JUNE 30,
                                                              1998        1999         2000
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
Deferred book costs.......................................  $178,820    $ 65,386    $  990,008
Due from advertising fund (see Note 8)*...................   351,083     168,797       829,941
Deferred taxes............................................   110,000          --            --
Other.....................................................   132,550      98,963       626,395
                                                            --------    --------    ----------
                                                            $772,453    $333,146    $2,446,344
                                                            ========    ========    ==========

---------------

* It was the opinion of management that the receivable from the advertising fund was not fully recoverable and, accordingly, this amount was written down to its net realizable value in 1999. In 1998, this amount was net of an allowance of $1,499,321. No allowance has been provided as of June 30, 2000 (unaudited).

     Other assets (noncurrent) consist of the following at:

                                                               DECEMBER 31,
                                                          ----------------------     JUNE 30,
                                                             1998         1999         2000
                                                          ----------    --------    -----------
                                                                                    (UNAUDITED)
Capitalized course costs, net of accumulated
  amortization of $731,034 in 1998, $1,083,646 in 1999
  and $1,197,743 in 2000 (unaudited) (see Note 1).......  $  787,181    $434,620    $  335,523
Investment in Student Advantage, Inc. (see Note 3)......      38,630          --            --
Security deposits.......................................     179,776     316,120       387,003
Other...................................................      98,982     172,106        73,897
                                                          ----------    --------    ----------
                                                          $1,104,569    $922,846    $  796,423
                                                          ==========    ========    ==========

3. INVESTMENT IN STUDENT ADVANTAGE, INC.

     Princeton Review Publishing, LLC had a minority interest in Student Advantage, L.L.C., a national college student membership organization. The investment was carried at cost of $425,000, adjusted for the Company's proportionate share of its undistributed earnings or losses. During 1997, the Company sold a portion of its investment for $630,000 of which $505,000 was received in 1997 and the remaining $125,000 was received in 1998. In 1997, the Company recognized a gain of approximately $523,000 on this transaction.

     In October 1998, Princeton Review Publishing, LLC's 981 membership units in Student Advantage, L.L.C. were converted into 1,450,587 shares of common stock and 134,597 shares of convertible preferred stock, convertible into 403,791 shares of common stock of the new company, Student Advantage, Inc. In November 1998, the Company, through the exercise of a put option in the amount of $625,000, reduced its investment in Student Advantage, Inc. The put option was granted to the Company in conjunction with a recapitalization and reorganization of Student Advantage, Inc. The transaction resulted in a gain of approximately $583,000 which was recognized in 1998. As of December 31, 1998, the Company's remaining ownership interest in Student Advantage, Inc. was 1,450,587 shares of common stock and 56,472 shares of preferred stock,

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES convertible into 169,416 shares of common stock. At December 31, 1998, the Company's investment was recorded at cost which approximated $40,000.

     In June 1999, Student Advantage, Inc. sold its shares of common stock in an initial public offering (Nasdaq symbol "STAD"). Under certain lockup agreements, the Company was restricted from selling its shares for a period of six months and then only in amounts using a formula based on average trading volumes. The closing stock price on December 31, 1999 was $22.19 per share. The Company has treated this investment as available for sale securities and has recorded an unrealized gain of approximately $34,800,000 in equity as a component of other comprehensive income. In December 1999, the Company sold 50,000 shares of common stock for approximately $1,000,000, reducing its ownership interest in Student Advantage, Inc. to 1,570,003 shares of common stock. The transaction resulted in a gain of approximately $1,000,000 in 1999.

     Effective March 31, 2000, in connection with the restructuring and sale of Series A preferred stock, the Company's board of directors approved the distribution of 742,876 shares of Student Advantage, Inc. stock to its stockholders and 32,168 shares to its employees. On March 31, 2000, the Company distributed the stock to the stockholders and realized a gain of approximately $7,429,000. On April 18, 2000, the Company distributed 32,168 shares to the employees and realized a gain of approximately $168,000. At June 30, 2000 (unaudited), the Company held 794,959 shares of Student Advantage, Inc. common stock valued at $7.313 per share.

4. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following at:

                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1998          1999          2000
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Computer equipment.............................  $1,838,269    $2,037,431    $2,318,663
Furniture, fixtures and equipment..............     685,604       738,367       884,219
Computer equipment under capital leases........     372,169     1,091,026     1,272,189
Automobiles....................................      20,503        20,503        42,277
Software.......................................     681,540     1,717,369     2,426,999
Leasehold improvements.........................     400,096       684,103       880,262
                                                 ----------    ----------    ----------
                                                  3,998,181     6,288,799     7,824,609
Less accumulated depreciation and amortization,
  including $45,594 in 1998, $337,299 in 1999
  and $515,929 in 2000 (unaudited) of
  accumulated deprecation for assets under
  capital leases...............................   2,152,084     3,130,951     3,916,869
                                                 ----------    ----------    ----------
                                                 $1,846,097    $3,157,848    $3,907,740
                                                 ==========    ==========    ==========

5. INVESTMENT IN AFFILIATES

     The Company has a 20% ownership interest in Student Monitor, LLC. As of June 30, 2000, the Company's investment in this company was approximately $260,000.

     In February 1999, the Company invested $5,000 for a 48% interest in Tutor.com, Inc., a startup company. Effective December 31, 1999, as a result of additional third party investments in Tutor.com, Inc. the Company's interest was reduced to 30%. In May 2000, after further third party investments and an additional $1,000,000 investment by the Company, the Company's ownership

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES interest was reduced to 22%. At December 31, 1999, and June 30, 2000 (unaudited), the investment was approximately $0 and $936,000, respectively.

6. LINE OF CREDIT AND LONG-TERM DEBT

Line of Credit

     In August 1999, the Company entered into a $1,500,000 line of credit with a bank to fund working capital requirements. Advances payable under this agreement are evidenced by promissory notes and are guaranteed by the majority stockholder of the Company. Advances bear interest at the prime rate plus 0.5% (10% at June 30, 2000). The line expires on September 30, 2000. As of June 30, 2000, there were no outstanding borrowings under the line of credit.

Long-term Debt

     Long-term debt consists of the following at:

                                                        DECEMBER 31,
                                                    --------------------     JUNE 30,
                                                      1998        1999         2000
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Capital lease obligations.........................  $350,289    $881,325     $864,344
Term loan.........................................    82,190      46,932       28,634
                                                    --------    --------     --------
                                                     432,479     928,257      892,978
Less current portion..............................   168,003     390,206      354,625
                                                    --------    --------     --------
                                                    $264,476    $538,051     $538,353
                                                    ========    ========     ========

Capital Lease Obligations

     At June 30, 2000 (unaudited), the Company has leased approximately $1,272,000 of computer equipment under capital leases all of which are included in fixed assets (see Note 4).

Capital Lease Obligations

     The following is a schedule of the future minimum capital lease obligation payments together with the present value of the minimum lease payments at December 31, 1999:

Year ending December 31,
  2000......................................................  $  402,233
  2001......................................................     367,686
  2002......................................................     277,526
                                                              ----------
Total.......................................................   1,047,445
Less amounts representing interest (effective rate ranges
  from 9% to 14%)...........................................     166,120
                                                              ----------
Present value of the minimum lease payments.................  $  881,325
                                                              ==========
Current portion of capital lease obligations................  $  343,274
Long-term portion of capital lease obligations..............     538,051
                                                              ----------
                                                              $  881,325
                                                              ==========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Term Loan

     In 1998, the Company entered into a promissory note for $120,000 as partial payment for the repurchase of an existing franchise. The amount is payable in monthly installments of approximately $3,800 including interest at 9% and expires in December 2000.

7. STOCKHOLDERS' EQUITY

Corporate Restructuring

     Effective March 31, 2000, a new holding company, TPR Holdings, Inc., a Delaware corporation was formed and was subsequently renamed The Princeton Review, Inc. The Company terminated its S corporation status effective March 31, 2000 (see Note 9).

     On April 1, 2000, the Class A common stock and Class B non-voting common stock of the predecessor company to TPR Holdings, Inc. were exchanged for a proportionate number of shares of either Class A common stock or Class B non-voting common stock of TPR Holdings, Inc. All of the members' interests held by minority interest holders in Princeton Review Management, LLC, Princeton Review Products, LLC, Princeton Review Publishing, LLC and Princeton Review Operations, LLC were exchanged for an agreed upon number of shares of either Class A common stock or Class B non-voting common stock of TPR Holdings, Inc.

     Holders of Class B non-voting common stock have the right to require the Company to repurchase their stock under certain circumstances (see Note 8).

     Persons who participated in various aspects of these restructuring transactions include a number of the Company's executive officers and directors and Random House TPR, Inc., a holder of approximately 15% of the Company's common stock.

Sale of Series A Preferred Stock

     On April 18, 2000, the Company sold 3,713,540 shares of Series A convertible preferred stock for $27,000,000. Prior to the conversion of their shares into common stock, the holders of the convertible preferred stock are entitled to, among other substantial rights, (1) voting rights equivalent to the voting rights they would hold as if their holdings were converted to common stock at the then applicable conversion rate, other than the right to elect directors; (2) the right to name one member of the Company's board of directors;
(3) distribution and liquidation preferences; (4) the option to convert to common stock at any time on a one-for-one basis, subject to anti-dilution adjustments; (5) automatic conversion upon the effective date of a qualified initial public offering on a one-for-one basis, subject to anti-dilution adjustments and the special provision described below; (6) anti-dilution protection; (7) covenants requiring convertible preferred stockholder authorization of transactions; and (8) a mandatory redemption provision whereby any holder of convertible preferred stock may give a redemption notice at any time after March 31, 2005 and cause the Company to redeem all or a portion of their shares within 90 days of receipt of the redemption notice, with the redemption price defined as the original purchase price multiplied by 1.9, which multiple is to be increased if the Company breaches certain covenants contained in the Investor Rights Agreement among the Company and the purchasers of the convertible preferred stock.

     In addition to the rights described above, in the event that the initial public offering price of the shares offered by the Company in its initial public offering is less than $13.1447 per share, representing 1.8079 times the purchase price of $7.2707 per share paid by holders of the Series A preferred stock, then, instead of converting on a one-for-one basis upon the completion of the

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Company's initial public offering, the Series A preferred stock will convert into common stock upon the completion of the offering in accordance with the following formula:

     - first, the holders of Series A preferred stock will receive $27,000,000 in common stock at the initial public offering price, and

     - second, and in addition to the payment described above, the holders of the Series A preferred stock will receive a number of shares of common stock equal to the number of shares of our common stock that could be purchased at the per share initial public offering price for a dollar amount equal to 15.66% multiplied by the amount obtained by subtracting $27,000,000 from the total valuation of the Company immediately prior to the initial public offering contemplated by this prospectus.

     The holders of convertible preferred stock are party to an Investor Rights Agreement which provides them with certain rights, including but not limited to, demand and incidental registration rights.

     In May 2000, the Company sold an additional 35,008 shares of Series A preferred stock for approximately $291,000 to third parties.

     The preferred shares are net of offering costs of approximately $1,919,000. These costs are being accreted to the redemption date.

8. COMMITMENTS AND CONTINGENCIES

Advertising Fund

     All domestic franchisees are required to pay a monthly advertising fee to the Company, for contribution to an advertising fund, equal to 2% of their franchises' gross receipts, as defined, for the preceding month. In accordance with the terms of the franchise agreement, the Company shall use all advertising fees it receives for the development, placement and distribution of regional and national consumer advertising, designed at its discretion to promote consumer demand for services and products available from the franchises.

     The Company is required to keep separate advertising fund accounting records and to maintain the advertising funds collected from the franchisees in a separate bank account. Accordingly, the account balances of the advertising fund are not included in the accompanying consolidated

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES financial statements. The related balances of the advertising fund as of December 31, 1998, December 31, 1999 and June 30, 2000 (unaudited) are as follows:

                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1998          1999          2000
                                                 -----------    ---------    -----------
                                                                             (UNAUDITED)
Advertising fund cash..........................  $    82,625    $  12,649     $ 431,857
Advertising fund receivables...................      163,269      154,149       181,225
Advertising fund other assets..................                    26,381        18,321
Advertising fund accounts payable* (including
  $1,850,404, $168,797, and $829,941 of
  liabilities due to the Company at December
  31, 1998, 1999 and June 30, 2000 (unaudited),
  respectively)................................   (2,012,991)    (175,089)     (880,025)
                                                 -----------    ---------     ---------
Advertising fund surplus (deficit).............  $(1,767,097)   $  18,090     $(248,622)
                                                 ===========    =========     =========

---------------
* Management of the Company has adopted a program to reduce the expenditures of the advertising fund as compared to amounts collected by the advertising fund in order to reduce the amounts owed by the advertising fund to the Company. In 1999, the Company wrote off $1,719,731 of amounts due from the advertising fund as uncollectible. At December 31, 1998, the Company had an allowance against this receivable of $1,499,321. The net receivable balances at December 31, 1998, 1999 and June 30, 2000 (unaudited) were $351,083, $168,797, and
  $829,941, respectively (see Note 2).

Office and Classroom Leases

     The Company has entered into various operating leases for its office and classroom site locations. Minimum rental commitments under these leases, which are in excess of one year as of December 31, 1999 are approximately as follows:

Year ending December 31,
  2001......................................................  $ 1,991,000
  2002......................................................    1,922,000
  2003......................................................    1,824,000
  2004......................................................    1,678,000
  2005......................................................    1,410,000
Thereafter..................................................    5,365,000
                                                              -----------
                                                              $14,190,000
                                                              ===========

     Rent expense for the years ended December 31, 1997, 1998, 1999 and for the six months ended June 30, 1999 and 2000 (unaudited) was approximately $2,619,000, $2,708,000, $3,095,000, $1,468,000 and $1,734,000, respectively.
These amounts include rent expense for the rental of space on a month-to-month basis, as well as those amounts incurred under operating leases for longer periods. Certain leases provide for early termination without penalty.

     The Company has been released from a portion of its rent obligation on certain premises which it is subleasing through 2004; however, in the event of default by the sublessee, it would remain liable for the balance of the rent obligation, which, at December 31, 1998, 1999 and June 30, 2000 (unaudited), aggregated approximately $630,000, $557,000 and $495,000, respectively.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Minimum Royalties

     In connection with an agreement dated October 28, 1996 relating to the purchase of specific assets of a test preparation business, the Company is contingently liable for certain future minimum royalty payments of approximately $100,000 at June 30, 2000 (unaudited).

Legal Matters

     The Company is party to various litigation matters in the ordinary course of its business which, in the opinion of management, will not result in a material loss to the Company.

     In June 1996, an author filed a lawsuit against the Company. On May 10, 2000, the lawsuit was settled and the Company paid the author $900,000 cash and issued warrants providing for the purchase of shares of the Company's common stock equal in value to $1,200,000 at the offering price of the Company's common stock to be sold in its initial public offering. In addition, the Company's royalty agreement with the author was amended. Under the amended royalty agreement, the publisher pays royalties directly to the author. Should royalties paid under the agreement be less than $200,000 per year through December 31, 2004, the Company is required to pay the difference. The $200,000 royalty payment is consistent with historical payments to the author under the original royalty agreement. At June 30, 2000, the Company accrued a $180,000 expense for the fair value of the warrants.

Publishing Contracts

     The Company has entered into several agreements with its publisher, Random House, Inc., which holds an approximate 15% ownership interest in the Company, that provide for book royalties to be paid once acceptance advances have been earned. Each agreement requires the completion and acceptance of manuscripts by the publisher for predetermined titles in order to release the final contractual advances (see Note 11).

     The Company has recorded $178,820, $65,386 and $990,008, in current deferred book costs at December 31, 1998, 1999 and June 30, 2000 (unaudited), respectively (see Note 2), for costs incurred to complete publications prior to acceptance of manuscripts by its publisher.

Co-authorship Agreements

     In connection with its publishing agreements, the Company has entered into various co-authorship agreements for the preparation of manuscripts. These agreements require payment of nonrecourse advances for services rendered at various established milestones. The Company's future contractual commitments under the co-authorship agreements for manuscripts not yet delivered as of December 31, 1998, 1999 and June 30, 2000 (unaudited) are $46,875, $57,543 and
$69,083, respectively. In addition, the co-authors are entitled to a percentage of the future royalties earned by the Company, which are first to be offset against such advances. The total costs incurred under these co-authorship agreements by the Company for advances and royalties was $311,067, $278,075 and $405,352 for the years ended December 31, 1997, 1998 and 1999, respectively, and $179,425 and $151,376 for the six months ended June 30, 1999 and 2000 (unaudited), respectively.

Class B Non-voting Common Stock

     In accordance with a stockholders' agreement dated April 1, 2000, stockholders of Class B non-voting common stock with a total ownership interest of 14.82% in the Company, have the right to require the Company to purchase all or a portion of their stock at the earlier of April 18, 2005 or the redemption by the Series A preferred stockholders of at least one-half of their shares. The

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES redemption is calculated at a price per share as determined in accordance with the agreement. This redemption price per share is initially $6.25, to be adjusted periodically by unanimous consent of a valuation committee or, if a fair market price cannot be agreed to by all committee members, then a price as determined by an independent appraiser. As of December 31, 1999, the redemption value of the Class B non-voting common stock was approximately $20,221,000.

     Upon the completion of an initial public offering of the Company's common stock, the repurchase right of the Class B stockholders described above terminates.

McGraw-Hill Agreement

     Effective September 1, 1998, Princeton Review Publishing, LLC entered into an agreement with Educational and Professional Publishing Group, a unit of The McGraw-Hill Companies, Inc. ("EPG"), whereby the Company will provide EPG with certain materials including workbooks to be used by EPG in conjunction with their textbooks. In addition, the Company will prepare and administer a "question pool" of test questions for grades 2-12. For these services, the Company will receive various fees from EPG. The Company recognized $959,388, $1,029,795, $509,797 and $607,763, for the years ended December 31, 1998, 1999 and the six months ended June 30, 1999 and 2000 (unaudited), respectively, in income for services provided to EPG.

9. INCOME TAXES

     Prior to April 1, 2000, the Company was an S corporation under the provisions of the Internal Revenue Code ("IRC"), which provides that in lieu of corporate income taxes, each stockholder is taxed on their proportionate share of the taxable income. The Princeton Review, Inc.'s operating companies were organized as limited liability companies, which provided that income taxes were the responsibility of the members and not the limited liability companies. Certain state and local jurisdictions in which the Company operates do not recognize S corporation or limited liability company status. Therefore, for periods prior to April 1, 2000 provision for certain state and local income taxes was provided, as applicable.

     Effective April 1, 2000, in connection with its restructuring, the Company converted to a C corporation and is now subject to federal, state and local income taxes. In connection with this conversion, the Company recorded a one time non-recurring benefit of approximately $899,000. Such benefit relates to the deferred tax assets and liabilities associated with the difference between the financial statements and tax basis of the assets and liabilities of the Company.

     The (provision) benefit for income taxes consists of the following:

                                                                                SIX MONTHS
                                                   YEARS ENDED DECEMBER 31,        ENDED
                                                   -------------------------     JUNE 30,
                                                      1998           1999          2000
                                                   -----------    ----------    -----------
                                                                                (UNAUDITED)
Current..........................................   $(184,815)     $(71,068)    $ (125,690)
Deferred.........................................     (30,000)      122,000      5,986,036
                                                    ---------      --------     ----------
                                                    $(214,815)     $ 50,932     $5,860,346
                                                    =========      ========     ==========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     Significant components of the Company's deferred tax assets and liabilities are as follows at:

                                                     DECEMBER 31,
                                              --------------------------     JUNE 30,
                                                 1998           1999           2000
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........  $   382,000    $   548,000    $ 6,328,000
  Advertising fund allowance................       86,000             --             --
  Allowance for doubtful accounts...........       18,000         18,000        138,000
  Stock appreciation rights.................       18,000         87,000        218,000
  Capitalized inventory costs...............        3,000          5,000         33,000
  Deferred rent.............................           --          4,000        103,000
  Accumulated depreciation..................           --             --        105,000
  Other.....................................        3,000         12,000        140,000
                                              -----------    -----------    -----------
     Total deferred tax assets..............      510,000        674,000      7,065,000
                                              -----------    -----------    -----------
Deferred tax liabilities:
  Unrealized gains..........................           --     (1,498,000)    (2,397,000)
  Software development costs................      (35,000)       (66,000)      (453,000)
  Accumulated amortization..................           --             --        (29,000)
  Other.....................................           --        (11,000)            --
                                              -----------    -----------    -----------
     Total deferred tax liabilities.........      (35,000)    (1,575,000)    (2,879,000)
                                              -----------    -----------    -----------
     Net deferred tax asset (liability).....  $   475,000    $  (901,000)   $ 4,186,000
                                              ===========    ===========    ===========

     The net deferred tax asset at December 31, 1998 is classified in the Company's consolidated balance sheet as current and noncurrent deferred tax assets of $110,000 and $365,000, respectively. The net deferred tax asset(liability) at December 31, 1999 and June 30, 2000 (unaudited) is classified in the Company's consolidated balance sheet as noncurrent deferred tax assets of approximately $560,000 and $6,088,000 respectively and current deferred tax liabilities of $1,461,000 and $1,902,000 respectively. The Company has a net operating loss carryforward of approximately $15,380,000 which expires in the year 2020, and other timing differences which will be available to offset regular taxable income during the carryback and carryforward periods. The Company believes that the related deferred tax benefit amount will more likely than not be recognized during these periods and, accordingly, no valuation allowance was deemed necessary.

     A reconciliation setting forth the differences between the effective tax rate of the Company for the six months ended June 30, 2000 and the U.S. federal statutory tax rate is as follows:

Pre-tax net loss..........................................  $2,744,065     34%
Effect of non-tax period..................................   1,525,454     19
Effect of minority interest and other permanent
  differences.............................................    (179,648)    (2)
Effect of state taxes.....................................     871,031     11
Effect of conversion to C corporation.....................     899,444     11
                                                            ----------    ---
                                                            $5,860,346     73%
                                                            ==========    ===

Pro Forma Income Tax Adjustments (unaudited)

     The Company existed as an S corporation until March 31, 2000. The pro forma provision (benefit) for income taxes represents the income tax provision (benefit) that would have been

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES reported had the Company been subject to federal, state and local income taxes as a C corporation during the year ended December 31, 1999. The pro forma income tax provision (benefit) consists of the following:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Current.....................................................      $  24,277
Deferred....................................................       (515,000)
                                                                  ---------
                                                                  $(490,723)
                                                                  =========

     Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's pro forma net deferred tax liability as of December 31, 1999 is as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Deferred tax assets:
  Net operating loss carryforward...........................  $  1,068,000
  Allowance for doubtful accounts...........................       288,000
  Stock appreciation rights.................................     1,041,000
  Capitalized inventory costs...............................        56,000
  Deferred rent.............................................        56,000
  Other.....................................................        55,000
                                                              ------------
     Total deferred tax assets..............................     2,564,000
                                                              ------------
Deferred tax liabilities:
  Unrealized gains..........................................   (13,918,000)
  Software development costs................................      (546,000)
  Other.....................................................       (93,000)
                                                              ------------
     Total deferred tax liabilities.........................   (14,557,000)
                                                              ------------
     Net deferred tax liability.............................  $(11,993,000)
                                                              ============

     A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and the U.S. federal statutory tax rate is as follows:

Pre-tax net loss..........................................  $(712,269)   (34)%
Effect of minority interest and permanent differences.....    274,572     13
Effect of state taxes.....................................    (53,026)    (3)
                                                            ---------    ---
                                                            $(490,723)   (24)%
                                                            =========    ===

10. EMPLOYEE BENEFITS AND CONTRACTS

Fully Insured Partial Funding Medical Plan

     The Company currently provides a fully insured partial funding medical plan for its employees. The Company is liable for medical claims submitted (after the deductible and any co-payment by the employee) up to the amount of $20,000 per employee. Any claims in excess of this amount are

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES covered by the insurance carrier. As of December 31, 1998 and 1999 and June 30, 2000 (unaudited), the Company had no significant unfunded claims.

Employment Agreements

     The Company has entered into amended employment agreements with executives which have provided for annual compensation to these individuals of $2,674,000 in 2000, $2,890,000 in 2001, $2,792,000 in 2002, $2,470,000 in 2003 and $550,000
in 2004. In addition, these employment agreements provide for bonuses (as defined in each agreement).

Retirement Plan

     The Company has a defined contribution plan (the "Plan") under Section 401(k) of the IRC which provides that eligible employees may make contributions subject to IRC limitations. Employees become eligible to participate in the Plan after one year of continuous full-time employment. Under the provisions of the Plan, contributions made by the Company are discretionary and are determined annually by the trustees of the Plan. The Company's contributions to the Plan for the years ended December 31, 1998 and 1999 were $65,927 and $71,982, respectively, and for the six months ended June 30, 1999, and 2000 (unaudited) were $34,336 and $52,224, respectively.

Stock Appreciation Rights Plan

     Through April 1, 2000, the Company maintained a Stock Appreciation Rights Plan (the "SAR Plan"). There were no issuances of units under the SAR Plan since 1996 as the Plan was augmented with a Phantom Stock Plan (see the Phantom Stock Plan note below) in June 1997. As of December 31, 1997, 1998 and 1999, there were 13,866, 12,215 and 10,723 phantom units vested, respectively. The Company determined the benchmark value assigned to the Units to be $32.87 per unit at December 31, 1997, $37.35 per unit at December 31, 1998 and $93.39 per unit as of December 31, 1999.

     The Company has recorded compensation expense of $64,320, $65,131 and $609,068 for the years ended December 31, 1997, 1998 and 1999 respectively, based on the appreciation of the benchmark and the change in the number of vested Phantom Units.

Phantom Stock Plan

     Effective June 1997, the Company augmented its SAR Plan with a Phantom Stock Plan. The total issuance under the Phantom Stock Plan at December 31, 1997 was 6,108 phantom stock units ("PSUs") (at an average price of $44.00 per unit) of which 3,722 were vested. In 1998, the Company awarded an additional 341 PSUs at an average price of $44.00 per unit. In addition, during 1998 employees purchased 2,137 PSUs at either $44.00 or $50.00 depending on the date of purchase. As of December 31, 1998, total issuances under the Phantom Stock Plan was 8,586 of which 6,961 were vested. In 1999, the Company awarded an additional 89,448 PSUs at a price of $50.00 per unit. In addition, during 1999 employees purchased 1,618 PSUs at either $50.00 or $90.00 depending on date of purchase. Total PSUs forfeited or paid out at December 31, 1999 was 672 (227 forfeited and 444 paid out). As of December 31, 1999 total issuances under the Phantom Stock Plan was 98,892 of which 18,480 were vested. Vesting rights of awarded PSUs is at the discretion of the Company's management at the time of the award. PSUs that are purchased by employees are fully vested when purchased. The Company determined the benchmark value assigned to the PSUs to be $50.00 per unit at December 31, 1998 and $125 per unit at December 31, 1999 and the Company has recorded compensation expense of $162,690, $18,443 and $1,879,292 for the years ended December 31, 1997,

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

1998 and 1999, respectively, based on the actual issue prices of the vested PSUs, the appreciation of the benchmark price and the change in the number of vested PSUs.

Termination of SAR and PSU Plans

     Effective April 1, 2000 the Company's SAR and PSU plans were terminated and replaced by a new stock incentive plan adopted by the Company. Under the Company's 2000 Stock Incentive Plan, 3,000,000 shares of Class B non-voting common stock are reserved for future issuance. As a result of the conversion of the SAR and PSU plans, holders of vested PSUs received stock in the Company and/or cash while holders of SARs and unvested PSUs received stock options to purchase common stock under the new stock incentive plan. The participants in these plans received a total of 1,084,132 shares of Class B non-voting common stock, options under our stock incentive plan exercisable for a total of 1,562,922 shares of Class B non-voting common stock and cash payments in the form of withholding taxes paid on behalf of the employees totaling approximately $5,600,000. Participants in the PSU and SAR plans also received on April 18, 2000 a total of 32,168 shares of common stock of Student Advantage, Inc. with a total public market value of approximately $168,000 on the date of distribution.

     In connection with the conversion of the SAR Plan to the new stock incentive plan, the Company reversed the related SAR Plan liability of $715,990. As a result of the conversion of the vested PSUs to shares of the Class B non-voting common stock, the Company recognized $11,694,000 in compensation expense as of June 30, 2000 (unaudited).

11. RELATED PARTIES

Publisher

     Random House, Inc., a holder of an approximate 15% interest in the Company is also the publisher and distributor of certain of the Company's products. The contracts signed with Random House, Inc. typically contain an advance upon signing with the balance due upon delivery of the completed manuscript. The Company has various publishing agreements with Random House, Inc. dating from 1997 which are not fully completed. During 1998 and 1999 the Company signed contracts with Random House, Inc. for 17 and 50 new books, respectively. The total advances received at the time of the contracts for these books were $370,000 and $562,500 for the six months ended June 30, 1999 and 2000 (unaudited) and $370,000 and $562,500 for the years ended December 31, 1998 and 1999, respectively, with the balances of $285,000, $562,500 and $0 due upon delivery of the completed manuscripts at December 31, 1998, 1999 and June 30, 2000 (unaudited).

     For the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 (unaudited) the Company earned $4,003,248, $2,917,467, $2,717,416, $1,085,458 and $1,336,088, respectively, for book and publication income from Random House, Inc. Total receivables at December 31, 1998, 1999 and June 30, 2000 (unaudited) include $1,074,602, $1,552,080 and
$1,453,734, respectively, due from Random House, Inc. for royalties, book advances, copy editing and marketing fees. In addition, Random House, Inc. has paid advances of $716,766, $675,000, and $492,500, respectively, to the Company for books that have not yet been completed as of December 31, 1998, 1999 and at June 30, 2000, which are deferred as book advances. At December 31, 1999 the Company had a liability to Random House, Inc. of $223,750 for advances previously received on uncompleted books that were cancelled in 1999. This liability was $149,125 at June 30, 2000 (unaudited).

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Franchisees

     As of May 31, 1995, the Company sold 17.6% of Princeton Review Publishing, LLC to certain franchisees (which was reduced to 13.9% pursuant to subsequent transactions and eliminated entirely on April 1, 2000 (see Note 7).

     For the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 (unaudited), respectively, the Company earned revenues from these franchisees for management services through royalties of approximately $2,462,641, $2,585,834, $2,460,111, $1,576,573 and $1,631,397,
respectively, and earned revenues of $2,253,926, $2,073,274, $2,214,936,
$1,298,000 and $1,586,000, respectively, through the sale of course materials. Included in accounts receivable at December 31, 1998, 1999 and June 30, 2000 (unaudited) was $796,253, $835,665 and $894,228, respectively, due from these franchisees.

12. DISCONTINUED OPERATIONS

Software Division

     On June 23, 1998, the Company sold its software division along with a 20-year exclusive license for the use of the Company's brand and test preparation content in disk-based educational and reference software products for $5,100,000 in cash and future royalties. The sale has been accounted for as a discontinued operation and resulted in a gain of approximately $4,900,000 which was recognized in 1998. As a result of the sale, net capitalized CD-ROM costs of approximately $230,000 were written off in 1998.

Student Loans Division

     Under a Trust Agreement dated April 30, 1997, Fleet National Bank, as trustee for Apply Technology, L.L.C. ("Borrower"), entered into an agreement whereby Borrower was granted an option from the Student Loan Marketing Association ("Lender") to request advances (as defined in the agreement) in an aggregate amount of up to $200,000,000. These advances were used by Borrower to finance loans made under Parts B and F of Title IV of the Higher Education Act of 1965, as amended from time to time, or any successor federal act, and all regulations and guidelines promulgated thereunder from time to time. During 1998, the Company decided to exit the student loan business and, in 1999, sold its student loan portfolio. This transaction was accounted for as a discontinued operation. As of December 31, 1998, total loan obligations outstanding to the Lender were $2,247,838 and were secured by student loan receivables of an equal amount. These amounts were netted for balance sheet purposes. No material costs were incurred and no material gains or losses were recognized as a result of exiting this business that required additional accrual at December 31, 1998 and there were no remaining balances associated with this division at December 31, 1999.

13. MAJOR CUSTOMERS

     One customer accounted for approximately 22%, 16% and 18% of gross accounts receivable as of December 31, 1998, 1999 and June 30, 2000 (unaudited), respectively. This customer, whose revenues are reported in the Review.com division, accounted for approximately 12% of the net sales of the Company for the year ended 1997. In addition, a second customer, whose revenues are reported in the Homeroom.com division, accounted for approximately 15%, 40% and 19% of gross accounts receivable at December 31, 1998, and 1999, and June 30, 2000 (unaudited), respectively and 12% of net sales for the year ended December 31, 1999.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

14. SEGMENT REPORTING

     The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating income is evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (see Note 1).

     The following segment results include the allocation of certain information technology costs, accounting services, executive management costs, office facilities expenses, human resources expenses and other shared services which are allocated based on consumption. Corporate consists of unallocated administrative support functions. The Company operates its business through three divisions. The majority of the Company's revenue is earned by the Instruction and Guidance division, which sells a range of services including test preparation, tutoring and academic counseling. Instruction and Guidance derives its revenue from company operated locations and from royalties from and product sales to independently-owned franchises. Review.com sells advertising and sponsorships, collects marketing fees from higher education institutions as well as earns income from developing content for books, software and other publications for third-party publishers. Finally, Homeroom.com recently launched an Internet-based subscription service for K-12 schools and parents. It currently earns fees from its content development work.

                                                                               FOR THE SIX MONTHS
                                    FOR THE YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                                 ---------------------------------------   --------------------------
BUSINESS SEGMENTS                   1997          1998          1999          1999           2000
-----------------                -----------   -----------   -----------   -----------   ------------
                                                                                  (UNAUDITED)
Revenue
  Instruction and Guidance.....  $27,379,841   $28,322,062   $29,900,865   $13,711,419   $ 16,278,403
  Review.com...................    5,133,837     4,464,169     5,289,095     1,847,410      1,950,377
  Homeroom.com.................           --       959,388     5,112,669     1,717,802      1,889,346
                                 -----------   -----------   -----------   -----------   ------------
     Total revenue.............  $32,513,678   $33,745,619   $40,302,629   $17,276,631   $ 20,118,126
                                 ===========   ===========   ===========   ===========   ============
Cost of revenue
  Instruction and Guidance.....  $10,575,607   $ 9,844,248   $ 9,759,264   $ 5,053,460   $  5,655,888
  Review.com...................    2,716,686     1,672,093     1,469,445       236,964        574,723
  Homeroom.com.................           --       383,755     1,941,569       297,160        359,043
                                 -----------   -----------   -----------   -----------   ------------
     Total cost of revenue.....  $13,292,293   $11,900,096   $13,170,278   $ 5,587,584   $  6,589,654
                                 ===========   ===========   ===========   ===========   ============
Selling, general and
  administrative expenses
  Instruction and Guidance.....  $12,344,711   $14,617,200   $15,549,146   $ 6,933,497   $ 12,533,519
  Review.com...................    4,149,042     5,270,285     5,816,566     2,569,265      5,607,475
  Homeroom.com.................           --       163,277     4,454,429     1,600,320      4,211,722
  Other corporate..............      453,903       909,965     1,437,607            --      6,093,577
  Depreciation and
     amortization*.............      970,874     1,069,483     1,557,378       808,490        726,990
                                 -----------   -----------   -----------   -----------   ------------
     Total selling, general and
       administrative
       expenses................   17,918,550    22,030,210    28,815,126    11,911,572     29,173,283

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                                                                               FOR THE SIX MONTHS
                                    FOR THE YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                                 ---------------------------------------   --------------------------
BUSINESS SEGMENTS                   1997          1998          1999          1999           2000
-----------------                -----------   -----------   -----------   -----------   ------------
                                                                                  (UNAUDITED)
  Instruction and Guidance --
     research and
     development...............    1,012,653     1,173,730       878,165       263,611        370,594
                                 -----------   -----------   -----------   -----------   ------------
     Total operating
       expenses................  $18,931,203   $23,203,940   $29,693,291   $12,175,183   $ 29,543,877
                                 ===========   ===========   ===========   ===========   ============
Operating income (loss) from
  continuing operations........  $   290,182   $(1,358,417)  $(2,560,940)  $  (486,136)  $(16,015,405)
                                 ===========   ===========   ===========   ===========   ============

                                                      DECEMBER 31,
                                        -----------------------------------------     JUNE 30,
                                           1997           1998           1999           2000
                                        -----------    -----------    -----------    -----------
Segment Assets
  Instruction and Guidance............  $ 5,026,658    $ 4,001,447    $ 4,476,311    $ 7,279,714
  Review.com..........................    5,708,241      5,599,444     41,163,451     13,298,494
  Homeroom.com........................           --        626,438      3,808,307      2,420,283
  Other Corporate.....................    2,495,468      3,231,385      4,249,488     22,842,645
                                        -----------    -----------    -----------    -----------
                                         13,230,367     13,458,714     53,697,557     45,841,136
  Discontinued Operations.............    1,650,105      2,247,838             --             --
                                        -----------    -----------    -----------    -----------
     Total Assets.....................  $14,880,472    $15,706,552    $53,697,557    $45,841,136
                                        ===========    ===========    ===========    ===========

* Approximately $100,000 of amortization for the year ended December 31, 1999 and $284,000 for the six months ended June 30, 2000 (unaudited) was directly allocated to Homeroom.com. The years 1997 and 1998 exclude depreciation and amortization on assets from discontinued operations.

15. SUBSEQUENT EVENTS

     As more fully described in Notes 1, 3, 7 and 8, effective April 1, 2000, the Company completed its restructuring. Holders of Class B non-voting common stock have the right to require the Company to repurchase their stock under certain circumstances.

     The Company, in conjunction with the aforementioned restructuring, distributed shares of Student Advantage, Inc. stock to stockholders and employees (see Note 3).

     As more fully described in Note 7, on April 18, 2000, the Company sold shares of Series A preferred stock.

     As more fully described in Note 10, effective April 1, 2000, the Company's Stock Appreciation Rights and Phantom Stock plans were discontinued and replaced by a new stock incentive plan.

     As more fully described in Note 5, in May 2000, the Company increased its investment in Tutor.com.

     As more fully described in Note 8, in May 2000, the Company settled a lawsuit.

     On May 30, 2000, the Company entered into an option agreement to acquire the assets comprising the businesses of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. Each of these entities provides test preparation courses under The Princeton Review name pursuant to one or more franchise agreements with us.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     Under this agreement, the Company has the option to acquire the operations of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. for a total purchase price of approximately $12,500,000, subject to adjustment in accordance with the purchase agreement. If the Company exercises this option, it will be required to purchase the operations of both of these entities. This option becomes effective upon the completion of an initial public offering of the Company's common stock and remains in effect until December 31, 2000. If the Company exercises the option, the Company must sign a definitive purchase agreement within 30 days of exercise and consummate the purchase within 90 days of exercise. The option agreement also restricts the Company, subject to a number of limited exceptions, from consummating the acquisition of any entity holding a Princeton Review franchise for Los Angeles, California, Denver, Colorado, Westport, Connecticut or the State of Texas, for one year from the date of the agreement, unless the Company completes the acquisition contemplated by the agreement.

     If the Company exercises its option to purchase these operations, 75% of the purchase price will be payable in cash at the time of closing and 25% of the purchase price is to be paid by delivery of a convertible promissory note. The promissory note will be payable in 20 equal quarterly installments beginning with the 17th calendar quarter following the closing date of the acquisition and will bear interest at the rate of 8.25% per year. The promissory note will be convertible into common stock of the Company at the price per share at which shares of common stock are sold to the public in the public offering for a period of 60 days, beginning on the first anniversary date of the closing of the acquisition. During this period, the holder of the note may convert 100% or any percentage between 0% and 33% of the unpaid principal amount due under the note into common stock.

     For the year ended December 31, 1999, Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. had combined revenue of approximately $10,300,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The Princeton Review of New Jersey, Inc. and
The Princeton Review of Boston, Inc.
Princeton, NJ

     We have audited the accompanying combined balance sheets of The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. as of December 31, 1998 and 1999 and the related combined statements of income, combined statements of changes in stockholders' equity and combined statements of cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. as of December 31, 1998 and 1999, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ CARAS & SHULMAN, P.C.
---------------------------------------------------
CARAS & SHULMAN, PC
Certified Public Accountants

May 18, 2000

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                            COMBINED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                           ----------------------------      JUNE 30,
                                                               1998            1999            2000
                                                           ------------    ------------    ------------
                                                                                           (UNAUDITED)
ASSETS
Current assets
  Cash (Note 1)..........................................   $  979,182      $1,020,142      $2,384,708
  Investments (Note 2)...................................           --              --         516,774
  Prepaid expenses.......................................       81,410         226,463          80,007
  Due from affiliates (Note 5)...........................       30,152         114,541         155,918
  Due from officer (Note 5)..............................        8,611         400,496              --
  Due from landlord......................................           --          15,711          17,721
  Employee advances......................................        3,640           3,366              --
                                                            ----------      ----------      ----------
     Total current assets................................    1,102,995       1,780,719       3,155,128
                                                            ----------      ----------      ----------
Fixed assets (Note 1)
  Furniture and equipment................................      250,304         290,348         305,165
  Motor vehicle..........................................      107,304         104,548         104,548
  Leasehold improvements.................................       14,903          27,903          27,903
                                                            ----------      ----------      ----------
     Total fixed assets..................................      372,511         422,799         437,616
     Less accumulated depreciation (Note 3)..............      150,024         202,734         233,093
                                                            ----------      ----------      ----------
     Net fixed assets....................................      222,487         220,065         204,523
                                                            ----------      ----------      ----------
Other assets
Investments, available for sale (Note 2).................           --              --         159,825
  Security deposits......................................       24,660          24,660          31,660
  Franchise fees, net of accumulated amortization (Note
     1)..................................................      169,294         150,484         141,079
  USMLE course, net of accumulated amortization (Note
     1)..................................................       41,219          37,958          36,329
  Goodwill, net of accumulated amortization (Note 1).....          574             503             468
                                                            ----------      ----------      ----------
     Total other assets..................................      235,747         213,605         369,361
                                                            ----------      ----------      ----------
Total assets.............................................   $1,561,229      $2,214,389      $3,729,012
                                                            ==========      ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.......................................   $   92,084      $   84,086      $    7,058
  Accrued payroll........................................           --          80,361              --
  Accrued expenses.......................................       18,074          74,363         190,040
  Employee benefits......................................        1,928          51,409          28,144
  Due to officer (Note 5)................................           --              --           3,555
  Deferred revenues (Note 1).............................      724,954         992,849       1,649,859
  Deposits...............................................        9,595              --              --
  Corporate income taxes payable.........................          243          11,124           4,074
  Other current liabilities..............................          344             164              --
                                                            ----------      ----------      ----------
     Total current liabilities...........................      847,222       1,294,356       1,882,730
                                                            ----------      ----------      ----------
Stockholders' equity
  Common stock, no par value, authorized, issued and
     outstanding 503 shares..............................        1,202           1,203           1,203
  Additional paid-in capital.............................      647,780         674,579         674,579
  Cumulative comprehensive income (Note 2)...............           --              --         159,825
  Retained earnings......................................       65,025         244,251       1,010,675
                                                            ----------      ----------      ----------
     Total stockholders' equity..........................      714,007         920,033       1,846,282
                                                            ----------      ----------      ----------
     Total liabilities and stockholders' equity..........   $1,561,229      $2,214,389      $3,729,012
                                                            ==========      ==========      ==========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                         COMBINED STATEMENTS OF INCOME
                             FOR THE PERIODS ENDED

                                                 DECEMBER 31,                   JUNE 30,
                                           -------------------------    ------------------------
                                              1998          1999           1999          2000
                                           ----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
Revenue..................................  $9,010,582    $10,344,757    $4,649,471    $5,151,232
Cost of services provided................   4,463,210      4,958,756     2,356,335     2,424,863
                                           ----------    -----------    ----------    ----------
Gross profit.............................   4,547,372      5,386,001     2,293,136     2,726,369
Total operating expenses.................   3,565,075      3,748,488     1,696,266     1,887,307
                                           ----------    -----------    ----------    ----------
Income from operations...................     982,297      1,637,513       596,870       839,062
Other income (expense)
  Interest income........................      32,120         55,999        14,978        29,913
  Miscellaneous income...................       8,015          2,736         2,608        11,049
  Bad debt...............................     (10,508)       (51,832)       (4,752)        4,203
  Loss on sale of fixed asset............          --         (5,816)       (5,816)           --
                                           ----------    -----------    ----------    ----------
Income before profit sharing plan........   1,011,924      1,638,600       603,888       884,227
Profit sharing plan (Note 7).............      39,476         50,548        21,747        23,653
                                           ----------    -----------    ----------    ----------
Income before income tax expense.........     972,448      1,588,052       582,141       860,574
Income tax expense (Note 1)..............      16,497         18,418         8,782        14,950
                                           ----------    -----------    ----------    ----------
Net Income...............................  $  955,951    $ 1,569,634    $  573,359    $  845,624
                                           ==========    ===========    ==========    ==========

     If all of the Company's operations had been subject to income taxes, net income would have been as follows (unaudited):

Historical income before taxes.........   $  972,448     $ 1,588,052     $  582,141     $  860,574
Provision for taxes....................      388,000         633,000        225,100        339,300
                                          ----------     -----------     ----------     ----------
Pro forma net income...................   $  584,448     $   955,052     $  357,041     $  521,274
                                          ==========     ===========     ==========     ==========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
               AND THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                 COMMON STOCK     ADDITIONAL                  CUMULATIVE
                                ---------------     PAID-IN      RETAINED    COMPREHENSIVE
                                SHARES   AMOUNT     CAPITAL      EARNINGS       INCOME          TOTAL
                                ------   ------   -----------   ----------   -------------   -----------
Balance, December 31, 1997....     501   $1,201   $   628,901   $ (108,171)          --      $   521,931
Net income....................      --      --             --      955,951           --          955,951
Stockholder distributions.....      --      --             --     (782,755)          --         (782,755)
Common stock issuance.........       1       1         18,879           --           --           18,880
                                ------   ------   -----------   ----------     --------      -----------
Balance, December 31, 1998....     502   1,202        647,780       65,025           --          714,007
Net income....................      --      --      1,569,634           --           --        1,569,634
Stockholder distributions.....      --      --     (1,390,408)          --           --       (1,390,408)
Common stock issuance.........       1       1         26,799           --           --           26,800
                                ------   ------   -----------   ----------     --------      -----------
Balance, December 31, 1999....     503   1,203        674,579      244,251           --          920,033
Net income (unaudited)........      --      --             --      845,624           --          845,624
Stockholder distributions
  (unaudited).................      --      --             --      (79,200)          --          (79,200)
Unrealized holding gains
  arising during period
  (unaudited).................      --      --             --           --     $159,825          159,825
                                ------   ------   -----------   ----------     --------      -----------
Balance, June 30, 2000
  (unaudited).................     503   $1,203   $   674,579   $1,010,675     $159,825      $ 1,846,282
                                ======   ======   ===========   ==========     ========      ===========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             FOR THE PERIODS ENDED

                                                 DECEMBER 31,                   JUNE 30,
                                          --------------------------    ------------------------
                                             1998           1999           1999          2000
                                          -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
Cash provided by (used for) operating
  activities
  Net income............................  $   955,951    $ 1,569,634    $  573,359    $  845,624
  Items not affecting cash
     Depreciation and amortization......       68,128         78,936        39,888        41,428
     Loss on sale of fixed assets.......           --          5,816         5,816            --
     Bad debt...........................        1,546             18         4,752        (4,204)
  Changes in current assets and
     liabilities
     Other current assets...............      167,766       (168,821)        2,016       149,267
     Other current liabilities..........      182,351        455,449       546,979       587,569
                                          -----------    -----------    ----------    ----------
Cash provided by operating activities...    1,375,742      1,941,032     1,172,810     1,619,684
                                          -----------    -----------    ----------    ----------
Cash provided by (used for) investing
  activities
  Cash paid for investments.............           --             --            --      (516,774)
  Acquisition of fixed assets...........     (115,667)       (60,188)      (48,170)      (14,818)
  Advances to affiliates................       10,818        (84,391)      (54,238)      (41,377)
  Deposits..............................        6,882             --            --        (7,000)
                                          -----------    -----------    ----------    ----------
Cash used for investing activities......      (97,967)      (144,579)     (102,408)     (579,969)
                                          -----------    -----------    ----------    ----------
Cash provided by (used for) financing
  activities
  Officer loans.........................       (2,954)      (391,885)      (29,952)      404,051
  Stockholder distributions.............     (782,755)    (1,390,408)     (128,200)      (79,200)
  Common stock issuance.................            1              1            --            --
  Additional paid-in capital............       18,879         26,799            --            --
                                          -----------    -----------    ----------    ----------
Cash provided by (used for) financing
  activities............................     (766,829)    (1,755,493)     (158,152)      324,851
                                          -----------    -----------    ----------    ----------
Increase in cash........................      510,946         40,960       912,250     1,364,566
Cash, beginning of period...............      468,236        979,182       979,182     1,020,142
                                          -----------    -----------    ----------    ----------
Cash, end of period.....................  $   979,182    $ 1,020,142    $1,891,432    $2,384,708
                                          ===========    ===========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999
                 JUNE 30, 1999 (UNAUDITED) AND 2000 (UNAUDITED)

NOTE 1 -- ACCOUNTING POLICIES

     A summary of the significant accounting policies applied on a consistent basis by The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. (the "Companies") in the preparation of the accompanying combined financial statements is set forth below:

          Nature of Operations -- the Companies provide test preparation review courses to individuals in the New Jersey and Boston area who are pursuing entrance into a college or university.

          Use of Estimates -- the preparation of combined financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the combined financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

          Cash and Cash Equivalents -- the Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

          The Companies maintain cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Companies' accounts at these institutions may, at times, exceed the federally insured limits. The Companies have not experienced any losses in such accounts.

          Investments -- investments in which the Companies have less than a 20% interest are carried at cost adjusted for the Companies' proportionate share of their undistributed earnings and losses.

          The Companies' securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet date in current assets, with the change in fair value during the period included in earnings.

          Securities investments that the Companies have the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost in investments and other assets. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available for sale securities are recorded at fair value in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

          Deferred Revenue -- the Companies recognize tuition revenue collected from students at the time the courses are conducted.

          Fixed Assets -- all fixed assets are stated at cost. Major additions and improvements are charged to the property accounts; while replacements, maintenance or repairs that do not improve or extend the life of the respective assets are expensed in the year incurred. Fully depreciated assets are retained in property and equipment until they are removed from service. Fully depreciated assets as of December 31, 1998 and 1999, were approximately $59,000 and $61,700, respectively. Fully depreciated assets as of June 30, 1999 (unaudited) were $61,700.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          Realization of Long-Lived Assets -- in March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. It is the Companies' policy to review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be fully recoverable.

          Depreciation -- depreciation is computed by the straight-line method. The estimated useful life of each class of assets is as follows:

        ASSETS                                          LIFE IN YEARS
        ------                                          -------------
        Furniture and equipment.......................         5-7
        Motor vehicles................................           5
        Leasehold improvements........................     31.5-39

          For the years ended December 31, 1998 and 1999, depreciation expense totaled $45,987 and $56,795, respectively. For the six months ended June 30, 1999 and 2000, depreciation expense totaled $28,819 and $30,359, respectively.

          Unamortized Costs -- the Companies are amortizing the cost of an USMLE course over the life of the agreement. Amortization expense charged to operations for the years ended December 31, 1998 and 1999, was $3,260 each year. Amortization expense charged to operations for the six months ended June 30, 1999 and 2000, was $1,629 each period (unaudited).

          Franchise Fees -- the Companies are amortizing the cost of franchising fees over the life of the agreements. Amortization expense charged to operations for the years ended December 31, 1998 and 1999, totaled $18,810 each year. Amortization expense charged to operations for the six months ended June 30, 1999 and 2000 totaled $9,405 each period (unaudited).

          Goodwill -- the Companies are amortizing the cost of goodwill over a 14-year period. Amortization expense charged to operations for the years ended December 31, 1998 and 1999, totaled $71 each year. Amortization expense charged to operations for the six months ended June 30, 1999 and 2000 totaled $35 each period (unaudited).

          Income Taxes -- effective January 1, 1988, the Companies elected to be taxed as Subchapter S corporations under Section 1362 of the Internal Revenue Code. As a result of this election, the Companies are no longer subject to corporate level income taxes, and the future obligation for income taxes are the responsibility of the shareholders. The Companies are responsible for certain state excise taxes and income taxes when revenue exceeds specified levels.

          For the years ended December 31, 1998 and 1999, a provision was recorded for state taxes totaling $16,497 and $18,418, respectively. For the six months ended June 30, 1999 and 2000, a provision was recorded for state taxes totaling $8,782 and $14,950, respectively.

NOTE 2 -- INVESTMENTS

     The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. had minority interests in Princeton Review Publishing, LLC, a publisher of books and software products. The investment was carried at cost, adjusted for the Companies' proportionate share of its undistributed earnings or losses. At December 31, 1998 and 1999, there was no cost or accumulated earnings associated with this investment. At June 30, 2000 (unaudited), The Princeton Review of

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

New Jersey, Inc. and The Princeton Review of Boston, Inc. purchased an additional 131.83 units in Princeton Review Publishing, LLC, respectively, for a total cost of $516,774.

     Investments in securities are summarized as follows at June 30 (unaudited):

                                                  GROSS         GROSS
                                                UNREALIZED    UNREALIZED      FAIR
                                                   GAIN          LOSS        VALUE
                                                ----------    ----------    --------
Available-for-sale Securities:
  2000 Mutual Funds...........................   $159,825         --        $159,825
                                                 ========        ===        ========

     Other comprehensive income for the six months ended June 30, 2000 (unaudited), includes an unrealized holding gain on available-for-sale securities of $159,825. The before-tax and after-tax amount of unrealized holding gains included in accumulated comprehensive income is as follows, for the six months ended June 30 (unaudited):

                                                   BEFORE     TAX EXPENSE     AFTER
2000                                                TAX        (NOTE 1)        TAX
----                                              --------    -----------    --------
Unrealized holding gains........................  $159,825         --        $159,825
                                                  ========        ===        ========

NOTE 3 -- ACCUMULATED DEPRECIATION

     Breakdown of accumulated depreciation by each asset class was as follows:

                                                      DECEMBER 31,
                                                  --------------------     JUNE 30,
                                                    1998        1999         2000
                                                  --------    --------    -----------
                                                                          (UNAUDITED)
Furniture and equipment.........................  $100,373    $146,726     $171,872
Motor vehicles..................................    45,479      51,207       56,024
Leasehold improvements..........................     4,172       4,801        5,197
                                                  --------    --------     --------
Total...........................................  $150,024    $202,734     $233,093
                                                  ========    ========     ========

NOTE 4 -- LEASING ARRANGEMENTS

  Operating Leases

     The Companies lease certain operating facilities and vehicles under terms of operating leases expiring in years through 2007. For the years ended December 31, 1998 and 1999, lease expenses under terms of these operating leases totaled $172,970 and $194,234, respectively. For the six months ended June 30, 1999 and 2000 (unaudited), operating leases totaled $97,027 and $112,471, respectively.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under noncancellable operating leases, by year and in aggregate, are as follows:

               YEAR ENDING                               SIX MONTHS ENDED
              DECEMBER 31,                                   JUNE 30,
              ------------                               ----------------
                                                            (UNAUDITED)
2000.........................  $  197,297    2001.........................  $  234,078
2001.........................     210,844    2002.........................     243,970
2002.........................     198,131    2003.........................     216,085
2003.........................     168,934    2004.........................     180,770
2004 and thereafter..........     417,285    2005 and thereafter..........     505,181
                               ----------                                   ----------
Total future minimum lease
  payments...................  $1,192,491                                   $1,380,084
                               ==========                                   ==========

NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Companies entered into several related party transactions with other franchisees, parties that share common ownership and management. The advances are payable on demand and do not carry a stated interest rate.

     Due from affiliates consisted of the following:

                                                      DECEMBER 31,
                                                   -------------------     JUNE 30,
                                                    1998        1999         2000
                                                   -------    --------    -----------
                                                                          (UNAUDITED)
Princeton Review of Hawaii.......................  $ 7,948    $ 49,442     $ 77,900
Princeton Review of Quebec.......................   19,874      65,099       78,018
                                                   -------    --------     --------
Total............................................  $27,822    $114,541     $155,918
                                                   =======    ========     ========

     In addition, the Companies entered into a related party transaction with an entity that shares common ownership and management, Everbare, Inc. The advances are payable on demand and carry no stated interest rate. As of December 31, 1998, advances due from this entity totaled $2,330.

     Fees of $12,500 and $13,500 from The Princeton Review of Hawaii and The Princeton Review of Quebec were recorded for management services in December 31, 1998 and 1999, respectively. Fees of $4,250 and $10,000 from The Princeton Review of Hawaii and The Princeton Review of Quebec were recorded for management services in June 30, 1999 and 2000 (unaudited), respectively.

     Due from (to) officers consisted of the following:

                                                      DECEMBER 31,
                                                   -------------------     JUNE 30,
                                                    1998        1999         2000
                                                   -------    --------    -----------
                                                                          (UNAUDITED)
Rob Cohen........................................  $ 3,585    $429,241     $  1,741
Matt Rosenthal...................................    5,026     (28,745)      (5,296)
                                                   -------    --------     --------
Total............................................  $ 8,611    $400,496     $ (3,555)
                                                   =======    ========     ========

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- STOCKHOLDERS' EQUITY

     As of December 31, 1998, 0.80 shares of common stock were issued to an employee of the Companies. Total issue price of the stock was $18,880.

     As of December 31, 1999, 1 share of common stock was issued to an employee of the Companies. Total issue price of the stock was $26,800.

NOTE 7 -- PROFIT SHARING PLAN

     The Companies maintain a profit sharing plan covering substantially all employees. The amount of contribution is discretionary and is limited by aggregate compensation of participants during the year. For the years ended December 31, 1998 and 1999, the profit sharing contribution totaled $39,476 and $50,548, respectively. For the six months ended June 30, 1999 and 2000 (unaudited), the profit sharing contribution totaled $21,747 and $23,653, respectively.

NOTE 8 -- RETAINED EARNINGS

     The Companies elected to be treated as Subchapter S corporations as of January 1, 1988. Shareholders account for their share of income on their applicable individual income tax returns.

     Retained earnings was comprised of the following:

                                                      DECEMBER 31,
                                                -------------------------    JUNE 30,
                                                   1998          1999          2000
                                                -----------   -----------   -----------
                                                                            (UNAUDITED)
C corporation deficit.........................  $   (19,482)  $   (19,482)  $  (19,482)
                                                -----------   -----------   ----------
S corporation
Accumulated adjustments, beginning............      (88,689)       84,507      263,733
  Net income..................................      955,951     1,569,634      845,624
  Stockholder distributions...................     (782,755)   (1,390,408)     (79,200)
                                                -----------   -----------   ----------
Accumulated adjustments, ending...............       84,507       263,733    1,030,157
                                                -----------   -----------   ----------
Total retained earnings.......................  $    65,025   $   244,251   $1,010,675
                                                ===========   ===========   ==========

NOTE 9 -- SUPPLEMENTAL DISCLOSURE ON CASH FLOW INFORMATION

     The Companies made the following payments for income taxes:

                                                        DECEMBER 31,         JUNE 30,
                                                      ----------------   ----------------
                                                       1998      1999     1999     2000
                                                      -------   ------   ------   -------
                                                                           (UNAUDITED)
Income Taxes........................................  $36,176   $7,504   $1,757   $10,876
                                                      =======   ======   ======   =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               SHARES

                                   [TPR LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                   CHASE H&Q

                           U.S. BANCORP PIPER JAFFRAY
                          FIRST UNION SECURITIES, INC.

                            ------------------------
                                            , 2000

                            ------------------------

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until             , 2000, all dealers that buy, sell or trade in our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

     The following table sets forth the expenses payable by The Princeton Review in connection with this offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                             AMOUNT
-----------------                                             -------
SEC Registration Fee........................................  $17,160
NASD Filing Fee.............................................    7,000
Nasdaq National Market Listing Fee..........................
Accounting Fees and Expenses................................
Legal Fees and Expenses.....................................
Printing Expenses...........................................
Blue Sky Qualification Fees and Expenses....................
Transfer Agent's Fee........................................
Miscellaneous...............................................
     Total..................................................

---------------
(1) The amounts set forth above, except for the SEC, NASD and Nasdaq National Market Listing fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

     The Princeton Review's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is expressly forbidden by the DGCL, as it now exists or is later amended.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent of the corporation. The statue provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Princeton Review's certificate of incorporation requires The Princeton Review to indemnify to the fullest extent authorized or permitted by the DGCL (as it existed at the time of the adoption of the certificate of incorporation, or, if the DGCL is later amended to permit broader indemnification, as so amended) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he is or was a director or officer of The Princeton Review, or is or was serving at the request of The Princeton Review as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer employee or agent, or in any other capacity while serving as a director, officer employee or agent. The Princeton Review is only required to indemnify any such person seeking indemnification in connection with an action initiated by such person if such action was authorized by the board of directors. The certificate of incorporation also provides that The Princeton Review must advance expenses to a director of officer in advance of the final disposition of the matter with respect to which such expenses are being advanced upon receipt of an undertaking, if such undertaking is required by the DGCL, by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by The Princeton Review. The certificate of incorporation further states that The Princeton Review may, by action of the board of directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing provisions relating to directors and officers.

     The certificate of incorporation provides that the rights to indemnification and advancement of expenses conferred by it are not exclusive of any other right that any person may have or acquire under any statute, any amendment to the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     The Princeton Review maintains directors and officers liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a description of the sale of unregistered securities for the last three years:

     (1) On June 2, 2000, we issued two warrants in connection with the settlement of a lawsuit against us. The warrants are exercisable for such number of shares of our common stock as is obtained by dividing $1.2 million by the initial public offering price of our common stock, at an exercise price equal to the initial public offering price of our common stock.

     (2) On April 27, 2000, we sold 35,008 shares of Series A preferred stock to three accredited investors at a purchase price of $7.27 per share, which was paid in cash.

     (3) On April 18, 2000, we sold 3,713,540 shares of Series A preferred stock to three accredited investors at a purchase price of $7.27 per share, which was paid in cash.

     (4) Since April 1, 2000, we have issued a total of 1,084,132 shares of Class B non-voting common stock to 65 employees and one of our directors in connection with their giving up certain rights under our previously existing Phantom Stock and Stock Appreciation Rights Plans. For purposes of these transactions, we valued our stock at $6.25 per share.

     (5) Since April 1, 2000, we have granted options to our employees and directors exercisable for a total of 1,734,429 shares of our Class B non-voting common stock, at exercise prices ranging from $1.46 to $6.25 per share.

     (6) On April 1, 2000, we issued a total of 14,848,681 shares of our Class A common stock and 2,151,317 shares of our Class B non-voting common stock to 22 accredited investors in connection with the consummation of our corporate restructuring. These shares were issued in exchange for equity interests in our predecessor and our LLC subsidiaries. For purposes of these transactions, we valued our stock at $6.25 per share.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated under Section 4(2) of the Securities Act, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the Securities and appropriate legends were affixed to the instruments representing the securities issued in these transactions. All recipients had adequate access, through their relationships with The Princeton Review, to information about the company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of Underwriting Agreement.
 2.1     Conversion and Contribution Agreement, dated as of March 31,
         2000, by and among The Princeton Review, Inc., the
         Non-Voting Members of Princeton Review Publishing LLC, John
         S. Katzman and TPR Holdings, Inc.
 2.2     RH Contribution Agreement, dated as of March 31, 2000, by
         and among Random House TPR, Inc., Random House, Inc., The
         Princeton Review, Inc., John S. Katzman, and TPR Holdings,
         Inc.
 2.3     TPR Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., each of the persons
         listed on Schedule I attached to the agreement and TPR
         Holdings, Inc.
 2.4     Option Agreement, dated as of May 30, 2000, by and among
         Princeton Review Operations, LLC, Princeton Review of
         Boston, Inc. and Princeton Review of New Jersey, Inc.
 3.1     Restated Articles of Incorporation.
 3.2*    Form of Amended and Restated Certificate of Incorporation,
         to be filed prior to the closing of the offering made under this Registration Statement.
 3.3     By-laws.
 4.1*    Form of Specimen Common Stock Certificate.
 5.1*    Opinion of Patterson, Belknap, Webb & Tyler LLP as to the
         validity of the securities being offered.
10.1     Stockholders Agreement, dated as of April 1, 2000, by and
         among The Princeton Review, Inc., and its stockholders.
10.2     Stock Purchase Agreement, dated April 18, 2000, by and among
         The Princeton Review, Inc., SG Capital Partners LLC, Olympus
         Growth Fund III, L.P. and Olympus Executive Fund, L.P.
10.3     Joinder Agreement, dated April 18, 2000, to the Stockholders
         Agreement dated April 1, 2000, among stockholders of The
         Princeton Review, Inc.
10.4     Investor Rights Agreement, dated April 18, 2000, by and
         among The Princeton Review, Inc., SG Capital Partners LLC,
         Olympus Growth Fund III, L.P. and Olympus Executive Fund,
         L.P.
10.5     The Princeton Review, Inc. 2000 Stock Incentive Plan, March
         2000.
10.6     Form of Incentive Stock Option Agreement.
10.7     Letter Agreement, dated August 17, 1999, by and between
         Princeton Review Operations, LLC and The Chase Manhattan
         Bank.
10.8     Master Service Agreement, dated June 16, 1999, by and
         between Frontier Global Center and The Princeton Review,
         Inc.
10.9     Addendum to Master Service Agreement, dated June 18, 1999.
10.10    Software Purchase Agreement, dated as of June 23, 1998, by and between Learning Company Properties and Princeton Review
         Publishing, LLC.
10.11    The Princeton Review Executive Compensation Policy
         Statement.
10.12    Office Lease, dated as of April 23, 1992, as amended, by and between The Princeton Review, Inc. and 2316 Broadway Realty
         Co.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.13    Amendment to Office Lease, dated December 9, 1993.
10.14    Second Amendment to Office Lease, dated February 6, 1995.
10.15    Third Amendment to Office Lease, dated April 2, 1996.
10.16    Fourth Amendment to Office Lease, dated July 10, 1998.
10.17    Employment Agreement, dated as of August 7, 2000, by and
         between The Princeton Review, Inc. and John S. Katzman.
10.18    Employment Agreement, dated as of April 27, 2000, by and
         between The Princeton Review, Inc. and Mark Chernis.
10.19    Employment Agreement, dated as of April 1, 2000, by and
         between The Princeton Review, Inc. and Stephen Melvin.
10.20    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Stephen
         Quattrociocchi.
10.21    Employment Agreement, dated as of April 18, 2000, by and
         between The Princeton Review, Inc. and Evan Schnittman.
10.22    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Linda Nessim-Rubin.
10.23    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Bruce Task.
10.24    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Steven Hodas.
10.25    Employment Agreement, dated as of April 28, 2000, by and
         between The Princeton Review, Inc. and Peter Taylor.
10.26    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Mark Chernis.
10.27    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Steve Hodas.
10.28    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Richard Katzman.
10.29    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Steve Melvin.
10.30    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Linda Nessim-Rubin.
10.31    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Stephen Quattrociocchi.
10.32    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Evan Schnittman.
10.33    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Peter Taylor.
10.34    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Bruce Task.
10.35    Office Lease by and between The Rector, Church-Wardens and
         Vestrymen of Trinity Church in the City of New York, as
         Landlord, and Princeton Review Publishing, LLC, as Tenant.
16.1     Letter re: change in certifying accountant.
21.1     Subsidiaries of the Registrant.
23.1*    Consent of Patterson, Belknap, Webb & Tyler LLP (included in
         Exhibit 5.1 hereto).
23.2     Consent of Deloitte & Touche LLP.
23.3     Consent of Ernst & Young LLP.
23.4     Consent of Caras & Shulman, PC.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
24.1     Powers of Attorney (included on the signature pages hereto).
27.1     Financial Data Schedule.
27.2     Financial Data Schedule.

---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The Princeton Review, Inc. pursuant to the foregoing provisions, or otherwise, The Princeton Review, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by The Princeton Review, Inc. of expenses incurred or paid by a director, officer, or a controlling person of The Princeton Review, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Princeton Review, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes that:

          a. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by The Princeton Review, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          b. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Princeton Review, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 15, 2000.

                                          THE PRINCETON REVIEW, INC.

                                          By: /s/    JOHN S. KATZMAN
                                            ------------------------------------
                                              Name:  John S. Katzman
                                              Title:   Chairman and Chief
                                                       Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints each of John S. Katzman, Mark Chernis and Stephen Melvin, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any other registration statement and any and all amendments thereto for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                /s/ JOHN S. KATZMAN                  Chairman and Chief Executive       August 15, 2000
---------------------------------------------------    Officer (Principal Executive
                  John S. Katzman                      Officer)

                /s/ STEPHEN MELVIN                   Chief Financial Officer            August 15, 2000
---------------------------------------------------    (Principal Financial and
                  Stephen Melvin                       Accounting Officer)

                /s/ RICHARD KATZMAN                  Director                           August 8, 2000
---------------------------------------------------
                  Richard Katzman

                /s/ V. FRANK POTTOW                  Director                           August 15, 2000
---------------------------------------------------
                  V. Frank Pottow

                 /s/ JOHN C. REID                    Director                           August 3, 2000
---------------------------------------------------
                   John C. Reid

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                /s/ RICHARD SARNOFF                  Director                           August 10, 2000
---------------------------------------------------
                  Richard Sarnoff

              /s/ SHEREE T. SPEAKMAN                 Director                           August 7, 2000
---------------------------------------------------
                Sheree T. Speakman

               /s/ HOWARD A. TULLMAN                 Director                           August 4, 2000
---------------------------------------------------
                 Howard A. Tullman

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
 1.1*    Form of Underwriting Agreement..............................
 2.1     Conversion and Contribution Agreement, dated as of March 31,
         2000, by and among The Princeton Review, Inc., the
         Non-Voting Members of Princeton Review Publishing LLC, John
         S. Katzman and TPR Holdings, Inc. ..........................
 2.2     RH Contribution Agreement, dated as of March 31, 2000, by
         and among Random House TPR, Inc., Random House, Inc., The
         Princeton Review, Inc., John S. Katzman, and TPR Holdings,
         Inc. .......................................................
 2.3     TPR Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., each of the persons
         listed on Schedule I attached to the agreement and TPR
         Holdings, Inc. .............................................
 2.4     Option Agreement, dated as of May 30, 2000, by and among
         Princeton Review Operations, LLC, Princeton Review of
         Boston, Inc. and Princeton Review of New Jersey, Inc. ......
 3.1     Restated Articles of Incorporation. ........................
 3.2*    Form of Amended and Restated Certificate of Incorporation,
         to be filed prior to the closing of the offering made under this Registration Statement. ...............................
 3.3     By-laws. ...................................................
 4.1*    Form of Specimen Common Stock Certificate. .................
 5.1*    Opinion of Patterson, Belknap, Webb & Tyler LLP as to the
         validity of the securities being offered. ..................
10.1     Stockholders Agreement, dated as of April 1, 2000, by and
         among The Princeton Review, Inc., and its stockholders. ....
10.2     Stock Purchase Agreement, dated April 18, 2000, by and among
         The Princeton Review, Inc., SG Capital Partners LLC, Olympus
         Growth Fund III, L.P. and Olympus Executive Fund, L.P. .....
10.3     Joinder Agreement, dated April 18, 2000, to the Stockholders
         Agreement dated April 1, 2000, among stockholders of The
         Princeton Review, Inc. .....................................
10.4     Investor Rights Agreement, dated April 18, 2000, by and
         among The Princeton Review, Inc., SG Capital Partners LLC,
         Olympus Growth Fund III, L.P. and Olympus Executive Fund,
         L.P. .......................................................
10.5     The Princeton Review, Inc. 2000 Stock Incentive Plan, March
         2000. ......................................................
10.6     Form of Stock Option Agreement. ............................
10.7     Letter Agreement, dated August 17, 1999, by and between
         Princeton Review Operations, LLC and The Chase Manhattan
         Bank. ......................................................
10.8     Master Service Agreement, dated June 16, 1999, by and
         between Frontier Global Center and The Princeton Review,
         Inc. .......................................................
10.9     Addendum to Master Service Agreement, dated June 18,
         1999. ......................................................
10.10    Software Purchase Agreement, dated as of June 23, 1998, by and between Learning Company Properties and Princeton Review
         Publishing, LLC. ...........................................
10.11    The Princeton Review Executive Compensation Policy
         Statement. .................................................
10.12    Office Lease, dated as of April 23, 1992, as amended, by and between The Princeton Review, Inc. and 2316 Broadway Realty
         Co. ........................................................
10.13    Amendment to Office Lease, dated December 9, 1993. .........
10.14    Second Amendment to Office Lease, dated February 6, 1995....
10.15    Third Amendment to Office Lease, dated April 2, 1996. ......
10.16    Fourth Amendment to Office Lease, dated July 10, 1998. .....
10.17    Employment Agreement, dated as of August 7, 2000, by and
         between The Princeton Review, Inc. and John S. Katzman. ....
10.18    Employment Agreement, dated as of April 27, 2000, by and
         between The Princeton Review, Inc. and Mark Chernis. .......

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
10.19    Employment Agreement, dated as of April 1, 2000, by and
         between The Princeton Review, Inc. and Stephen Melvin. .....
10.20    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Stephen
         Quattrociocchi. ............................................
10.21    Employment Agreement, dated as of April 18, 2000, by and
         between The Princeton Review, Inc. and Evan Schnittman. ....
10.22    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Linda
         Nessim-Rubin. ..............................................
10.23    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Bruce Task. .........
10.24    Employment Agreement, dated as of April 10, 2000, by and
         between The Princeton Review, Inc. and Steven Hodas. .......
10.25    Employment Agreement, dated as of April 28, 2000, by and
         between The Princeton Review, Inc. and Peter Taylor. .......
10.26    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Mark Chernis. ...............
10.27    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Steven Hodas. ...............
10.28    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Richard Katzman. ............
10.29    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Steve Melvin. ...............
10.30    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Linda Nessim-Rubin. .........
10.31    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Stephen Quattrociocchi. .....
10.32    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Evan Schnittman. ............
10.33    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Peter Taylor. ...............
10.34    Conversion Agreement, dated April 18, 2000, by and between
         The Princeton Review, Inc. and Bruce Task. .................
10.35    Office Lease, by and between The Rector, Church-Wardens and
         Vestrymen of Trinity Church in the City of New York, as
         Landlord, and Princeton Review Publishing, LLC, as
         Tenant. ....................................................
16.1     Letter re: change in certifying accountant. ................
21.1     Subsidiaries of the Registrant. ............................
23.1*    Consent of Patterson, Belknap, Webb & Tyler LLP (included in
         Exhibit 5.1 hereto). .......................................
23.2     Consent of Deloitte & Touche LLP. ..........................
23.3     Consent of Ernst & Young LLP. ..............................
23.4     Consent of Caras & Shulman, PC. ............................
24.1     Powers of Attorney (included on the signature pages
         hereto). ...................................................
27.1     Financial Data Schedule.....................................
27.2     Financial Data Schedule.....................................

---------------
* To be filed by amendment.